Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267936

PROSPECTUS

RUMBLE INC.

8,050,000 Shares of Class A Common Stock Underlying Warrants
333,568,989 Shares of Class A Common Stock by the Selling Holders
550,000 Warrants to Purchase Class A Common Stock by the Selling Holders

This prospectus relates to (a) the issuance by us of up to 8,050,000 shares of our common stock, par value $0.0001 per share (“Class A Common Stock”), upon the exercise of warrants, each exercisable for one share of Class A Common Stock at a price of $11.50 per share (“Warrants”) and (b) the resale from time to time by the selling securityholders named in this prospectus (each a “Selling Holder” and collectively, the “Selling Holders”) of (i) up to 333,568,989 shares of Class A Common Stock, consisting of 333,018,989 shares of Class A Common Stock and 550,000 shares of Class A Common Stock issuable upon the exercise of Warrants and (ii) 550,000 Warrants. With respect to the 333,568,989 shares of Class A Common Stock held by the Selling Holders, we are registering the resale of (i) 8,300,000 shares of Class A Common Stock that were issued on a private placement basis at a price of $10.00 per share in the PIPE Investment in connection with our Business Combination pursuant to customary registration rights that we granted to our PIPE Investors, (ii) 227,891,189 shares of Class A Common Stock that were previously issued and registered on Form S-4 in connection with our Business Combination (as well as the resale of 86,752,800 shares underlying options to be registered on Form S-8) pursuant to the Registration Rights Agreement (as further described herein), which provides for, among other things, customary resale underwritten demand and related “piggyback rights” for certain Selling Holders and which shares of Class A Common Stock (including those shares of Class A Common Stock underlying options) were received by existing shareholders of Rumble Canada (as defined below) in exchange for their securities in Rumble Canada as part of the consummation of the Business Combination, (iii) 10,075,000 shares of Class A Common Stock held by the Sponsor and its related parties pursuant to the Registration Rights Agreement and/or certain registration rights granted in connection with CF VI’s initial public offering, which are comprised of (A) 1,875,000 shares of Class A Common Stock issued to the Sponsor pursuant to the Forward Purchase Contract at an effective price of $8.00 per share, (B) 7,500,000 shares of Class A Common Stock issued to the Sponsor and former independent directors of CF VI in exchange for the 7,500,000 shares of Class B Common Stock issued to them in connection with the formation of CF VI at a price of $0.003 per share, and (C) 700,000 shares of Class A Common Stock issued to the Sponsor in connection with a private placement at a price of $10.00 per share, and (iv) 550,000 shares of Class A Common Stock issuable upon the exercise of Warrants at an exercise price of $11.50 per Warrant.

As described above, the Selling Holders acquired the shares of Class A Common Stock covered by this prospectus at prices ranging from $0.003 per share to $10.00 per share of Class A Common Stock. By comparison, the offering price to public shareholders in the CF VI initial public offering was $10.00 per unit, which consisted of one share and one-fourth of one Warrant. Consequently, certain Selling Holders may realize a positive rate of return on the sale of their shares covered by this prospectus even if the market price per share of Class A Common Stock is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment. For example, a Selling Holder who sells 1,000,000 shares of Class A Common Stock (which it originally acquired as “founder shares” for $0.003 per share) at a price per share of $7.41 (the closing price of the Class A Common Stock on May 20, 2024) will earn a realized profit of $7,407,000, while a public stockholder who sells the same number of shares of Class A Common Stock (which it originally acquired for $10.00 per share in the initial public offering) will realize a loss of $2,590,000.

This prospectus provides you with a general description of such securities and the general manner in which the Selling Holders may offer or sell the securities. More specific terms of any securities that the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

On September 16, 2022, we consummated the business combination (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of December 1, 2021 (as amended, the “BCA”), by and between CF Acquisition Corp. VI, a Delaware corporation (“CF VI”), and Rumble Inc., a corporation formed under the laws of the Province of Ontario, Canada (“Rumble Canada”). In connection with the consummation of the Business Combination, CF VI changed its name from CF Acquisition Corp. VI to Rumble Inc. and Rumble Canada changed its name from Rumble Inc. to Rumble Canada Inc.

We will bear all costs, expenses and fees in connection with the registration of the securities offered pursuant to this prospectus and will not receive any proceeds from the sale of the securities offered pursuant to this prospectus. The Selling Holders will bear all commissions and discounts, if any, attributable to their sales of the securities offered pursuant to this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Class A Common Stock and Warrants are listed on The Nasdaq Global Market under the symbols “RUM” and “RUMBW”, respectively. On May 20, 2024, the closing sale prices of our Class A Common Stock and Warrants were $7.41 and $1.79, respectively. We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our Class A Common Stock and Warrants involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 24, 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Holders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale of the securities offered pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants offered hereby (to the extent such Warrants are exercised for cash).

Neither we nor the Selling Holders (as defined below) have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Holders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or an additional post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

On September 16, 2022, we consummated the business combination (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of December 1, 2021 (as amended, the “BCA”), by and between CF Acquisition Corp. VI, a Delaware corporation (“CF VI”), and Rumble Inc., a corporation formed under the laws of the Province of Ontario, Canada (“Rumble Canada”). In connection with the consummation of the Business Combination, CF VI changed its name from CF Acquisition Corp. VI to Rumble Inc. and Rumble Canada changed its name from Rumble Inc. to Rumble Canada Inc. In connection with the Business Combination, we filed a definitive proxy statement/prospectus with the SEC on August 12, 2022 (the “Proxy Statement/Prospectus”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Proxy Statement/Prospectus.

Unless the section herein specifies otherwise, references to the “Company,” “we,” “us” or “our” are to, (a) prior to the closing of the Business Combination, either (i) CF VI or (ii) Rumble Canada, as the context may require, and (b) following the closing of the Business Combination, Rumble Inc., a Delaware corporation. Unless the section herein specifies otherwise, references to “Rumble” are to (x) prior to the closing of the Business Combination, Rumble Canada and (y) following the closing of the Business Combination, Rumble Inc., a Delaware corporation. References to “ExchangeCo” are to 1000045728 Ontario Inc., a corporation formed under the laws of the Province of Ontario, Canada, and an indirect, wholly owned subsidiary of Rumble, and references to “ExchangeCo Shares” are to the exchangeable shares of ExchangeCo.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot provide assurance that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Investors should read statements that contain these words carefully because they:

•        discuss future expectations;

•        contain projects of future results of operations or financial condition; or

•        state other “forward-looking” information.

We believe it is important to communicate our expectations to our securityholders. However, there may be events in the future that management is not able to predict accurately or over which we have no control. The risk factors and cautionary language contained in this prospectus provide examples of risks, uncertainties, and events that may cause actual results to differ materially from the expectations described in such forward-looking statements, including among other things:

•        our ability to grow and manage future growth profitably over time, maintain relationships with customers, compete within our industry and retain key employees;

•        the possibility that we may be adversely impacted by economic, business, and/or competitive factors;

•        our limited operating history makes it difficult to evaluate our business and prospects;

•        our recent and rapid growth may not be indicative of future performance;

•        we may not continue to grow or maintain our active user base, and may not be able to achieve or maintain profitability;

•        risks relating to our ability to attract new advertisers, or the potential loss of existing advertisers or the reduction of or failure by existing advertisers to maintain or increase their advertising budgets;

•        our recently launched cloud business may not achieve success, and, as a result, our business, financial condition and results of operations could be adversely affected;

•        negative media campaigns may adversely impact our financial performance, results of operations, and relationships with our business partners, including content creators and advertisers;

•        spam activity, including inauthentic and fraudulent user activity, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators;

•        we collect, store, and process large amounts of user video content and personal information of our users and subscribers. If our security measures are breached, our sites and applications may be perceived as not being secure, traffic and advertisers may curtail or stop viewing our content or using our services, our business and operating results could be harmed, and we could face governmental investigations and legal claims from users and subscribers;

•        we may fail to comply with applicable privacy laws;

•        we are subject to cybersecurity risks and interruptions or failures in our information technology systems and as we grow and gain recognition, we will likely need to expend additional resources to enhance our protection from such risks. Notwithstanding our efforts, a cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss;

•        we may be found to have infringed on the intellectual property of others, which could expose us to substantial losses or restrict our operations;

•        we may face liability for hosting a variety of tortious or unlawful materials uploaded by third parties, notwithstanding the liability protections of Section 230 of the Communications Decency Act of 1996 (“Section 230”);

•        we may face negative publicity for removing, or declining to remove, certain content, regardless of whether such content violated any law;

•        paid endorsements by our content creators may expose us to regulatory risk, liability, and compliance costs, and, as a result, may adversely affect our business, financial condition and results of operations;

•        our traffic growth, engagement, and monetization depend upon effective operation within and compatibility with operating systems, networks, devices, web browsers and standards, including mobile operating systems, networks, and standards that we do not control;

•        our business depends on continued and unimpeded access to our content and services on the internet. If we or those who engage with our content experience disruptions in internet service, or if internet service providers are able to block, degrade or charge for access to our content and services, we could incur additional expenses and the loss of traffic and advertisers;

•        we face significant market competition, and if we are unable to compete effectively with our competitors for traffic and advertising spend, our business and operating results could be harmed;

•        we rely on data from third parties to calculate certain of our performance metrics. Real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business;

•        changes to our existing content and services could fail to attract traffic and advertisers or fail to generate revenue;

•        we derive the majority of our revenue from advertising. The failure to attract new advertisers, the loss of existing advertisers, or the reduction of or failure by existing advertisers to maintain or increase their advertising budgets would adversely affect our business;

•        we depend on third-party vendors, including internet service providers, advertising networks, and data centers, to provide core services;

•        hosting and delivery costs may increase unexpectedly;

•        we have offered and intend to continue to offer incentives, including economic incentives, to content creators to join our platform, and these arrangements may involve fixed payment obligations that are not contingent on actual revenue or performance metrics generated by the applicable content creator but rather are based on our modeled financial projections for that creator, which if not satisfied may adversely impact our financial performance, results of operations and liquidity;

•        we may be unable to develop or maintain effective internal controls;

•        potential diversion of management’s attention and consumption of resources as a result of acquisitions of other companies and success in integrating and otherwise achieving the benefits of recent and potential acquisitions;

•        we may fail to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

•        changes in tax rates, changes in tax treatment of companies engaged in e-commerce, the adoption of new tax legislation, or exposure to additional tax liabilities may adversely impact our financial results;

•        compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in certain jurisdictions in which we operate, or industry practices may adversely affect our business; and

•        other risks and uncertainties indicated in this prospectus, including those under “Risk Factors” herein, and other filings that we have made or will make with the SEC.

Forward-looking statements are based on information available as of the date of this prospectus and involve a number of judgments and assumptions, known and unknown risks and uncertainties and other factors, many of which are outside the control of Rumble and its management team. Accordingly, forward-looking statements should not be relied upon as representing Rumble’s views as of any subsequent date. Rumble does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

Before you invest in our securities, you should be aware that the occurrence of one or more of the events described in the “Risk Factors” section and elsewhere in this prospectus may adversely affect us.

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SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the heading “Risk Factors.”

Company Overview

Unless the section herein specifies otherwise, references to the “Company,” “we,” “us” or “our” are to, (a) prior to the closing of the Business Combination, either (i) CF VI or (ii) Rumble Canada, as the context may require, and (b) following the closing of the Business Combination, Rumble Inc., a Delaware corporation. Unless the section herein specifies otherwise, references to “Rumble” are to (x) prior to the closing of the Business Combination, Rumble Canada and (y) following the closing of the Business Combination, Rumble Inc., a Delaware corporation.

Our Story

Rumble was founded in 2013, when the concept of ‘preferencing’ on the internet was simple — it was big vs. small. At that time, it was clear that the incumbent social video platforms were beginning to preference large creators, influencers, and brands, while leaving the small creator behind and thus, creating a market opportunity. At that time, Rumble was founded based on the premise of providing small creators with the tools and distribution that they needed to succeed.

Fast forward to 2020, when a new, and much more nuanced world of ‘preferencing’ was evolving online, which included sophisticated algorithms used by the incumbents for amplification and censorship. In contrast, Rumble never moved the goal posts on its content policies. This consistency and transparency, along with tailwinds from the 2020 U.S. election season, led to dramatic growth in Rumble’s user base from 1.2 million monthly active users (“MAUs”) in Q2 2020 to 21 million MAUs in Q4 2020.

Soon after this, the preferencing and censorship enforced by the incumbent social platforms continued to expand into many other areas of content, including but not limited to the crypto-finance community and pop culture. As a result, more creators and their audiences found a new home on Rumble. These have included top creators, such as Dan Bongino, Russell Brand, Kim Iversen, Dave Rubin, Kimberly Guilfoyle, Glenn Greenwald, Matt Kohrs, and Dana White, just to name a few. As a result, our user base has more than tripled in three years, growing from 21 million MAUs (UA) in Q4 2020 to 67 million MAUs (GA4) in Q4 2023.

During this period of accelerated growth, Rumble announced a business combination with CF VI, a special purpose acquisition company, on December 1, 2021. The Business Combination was successfully completed on September 16, 2022, and our Class A Common Stock began trading on Nasdaq under the symbol RUM. The Business Combination and related PIPE investment provided Rumble with gross proceeds of approximately $400 million, prior to transaction expenses. This capital infusion has helped Rumble compete with its big tech and other incumbent competitors. Ultimately, 99.9% of CF VI shareholders elected not to redeem their shares, which we believe was a strong expression of support for Rumble’s mission, its growth story to date and its future potential.

With this capital in place, Rumble set out to execute on a growth strategy with the following four key tenets: 1) invest in content to grow and diversify the content library and user base; 2) build Rumble Advertising Center, an in-house advertising marketplace and network; 3) create the infrastructure to support the Rumble video platform and future Rumble Cloud go-to-market needs; and 4) hire across the organization to support domestic and future international growth. Today, Rumble is a high-growth video and cloud services provider on a mission to protect the free and open internet.

For further information about our two segments (Rumble Services and Rumble Cloud), please see the section entitled “Business.” For further discussion of our key performance indicators, including definitions and explanations of the ways that management uses these metrics in managing the performance of the business, please refer to the section titled “Key Business Metrics” under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Human Capital

We believe that our employees are our most significant resource. As of December 31, 2023, we had 158 full-time employees, of whom 37 were based in Canada and 121 were based in the United States. None of our employees are covered by collective bargaining agreements. We believe we have good relationships with our employees. Our human capital resources objectives include identifying, recruiting, retaining, incentivizing, and integrating our existing and additional employees. The principal purposes of our equity incentive programs are to attract, retain, and motivate key employees and directors through the granting of stock-based compensation awards.

Government Regulation

We are subject to domestic and foreign laws that affect companies conducting business on the internet generally, including laws relating to the liability of providers of online services for their operations and the activities of their users.

Because we host user-uploaded content, we may be subject to laws concerning such content. In the U.S., we rely, to a significant degree, on laws that limit the liability of online providers for user-uploaded content, including the Digital Millennium Copyright Act of 1998 (“DMCA”) and Section 230. Countries outside the U.S. generally do not provide as robust protections for online providers and may instead regulate such entities to a higher degree. For example, in certain countries, online providers may be liable for hosting certain types of content or may be required to remove such content within a short period of time upon notice. As we expand internationally, we or our customers may also be subject to additional laws that regulate streaming services or online platforms.

Because we receive, store and use a substantial amount of information received from or generated by our users, we are also impacted by laws and regulations governing privacy and data security in the U.S. and worldwide. Examples of such regimes include Section 5 of the Federal Trade Commission Act, the EU’s General Data Protection Regulation (GDPR), and the California Consumer Privacy Act (CCPA). These laws generally regulate the collection, storage, transfer and use of personal information.

Because our platform facilitates online payments, including subscription fees and tipping, we are subject to a variety of laws governing online transactions, payment card transactions and the automatic renewal of online agreements. In the U.S., these matters are regulated by, among other things, the federal Restore Online Shoppers Confidence Act (ROSCA) and various state laws.

As a U.S.-based company with Canadian operations, we are subject to a variety of Canadian laws governing our foreign operations, as well as Canadian and U.S. laws that restrict trade and certain practices.

Intellectual Property

Our intellectual property includes trademarks, such as RUMBLE in the United States and Canada, pending international applications to register the trademark RUMBLE, and several pending U.S. trademark applications, including applications for LOCALS, RUMBLE CLOUD, RUMBLE STUDIO, and RAC; the domain names rumble.com and locals.com; copyrights in our source code, website, apps and creative assets; a pending patent application for technology related to Rumble Studio; and trade secrets. In addition, our platforms are powered by a proprietary technology platform.

We rely on, and expect to continue to rely on, a combination of work for hire, assignment, and confidentiality agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, trade dress, domain name, copyright, and trade secret laws to protect our brands, proprietary technology, and other intellectual property rights. We intend to continue to file additional applications with respect to our intellectual property rights.

Acquisitions

In October 2021, we bolstered our value proposition for content creators by acquiring Locals, a solution for (1) creators looking to monetize their content through subscription, and (2) for users to gain access to premium content from their favorite content creators. The acquisition was designed to accelerate our subscription revenue model and brought approximately 86,000 subscribers to our platform. Prior to our acquisition of Locals, we did not offer a consumer-facing subscription service.

In May 2023, we acquired Callin, a San Francisco-based podcasting and live streaming platform founded by technology entrepreneur and investor David Sacks. Callin’s technology laid the foundation for Rumble Studio, which was launched in Q1 2024.

In October 2023, we acquired North River Project Inc., an entity created to develop what became RAC, an advertising technology solution, specifically for Rumble. RAC includes an advertising marketplace and network between advertisers bidding and publishers selling display and video advertisement as well as advertisers bidding on creator sponsorships. RAC continues to be enhanced and represents a significant milestone in Rumble’s monetization efforts.

Business Combination

As previously announced, on December 1, 2021, CF VI, and Rumble Canada entered into the Business Combination. On September 16, 2022, CF VI and Rumble Canada consummated the business combination contemplated by the BCA. In connection with the consummation of the Business Combination, CF VI changed its name from CF Acquisition Corp. VI to Rumble Inc. and Rumble Canada changed its name from Rumble Inc. to Rumble Canada Inc.

Facilities

We are headquartered in Longboat Key, Florida, and maintain offices in both the United States and Canada. A number of our U.S. employees work remotely. All of our facilities are leased. We believe that our current facilities are adequate to meet our current needs. We intend to procure additional space in the future as we continue to add employees and expand geographically. We also believe that, if we require additional space, we will be able to lease additional facilities on commercially reasonable terms.

Corporate Information

Rumble Inc. is a Delaware corporation. Our principal executive offices are located at 444 Gulf of Mexico Drive, Longboat Key, Florida, 34228, and our telephone number is (941) 210-0196. Our principal website address is https://rumble.com. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:

•        presenting only two years of audited financial statements and only two years of selected financial data;

•        an exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002(the “Sarbanes-Oxley Act”);

•        reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements, and registration statements; and

•        exemptions from the requirements of holding nonbinding advisory votes on executive compensation or golden parachute arrangements.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards, and therefore, we will not be subject to the same new or revised accounting standards at the same time as other public companies that are not emerging growth companies or those that have opted out of using such extended transition period, which may make comparison of our financial statements with such other public companies more difficult. We may take advantage of these reporting exemptions until we no longer qualify as an emerging growth company or, with respect to adoption of certain new or revised accounting standards, until we irrevocably elect to opt out of using the extended transition period.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of the CF VI initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these reduced reporting burdens.

Controlled Company Exemption

Chris Pavlovski, our CEO and Chairman, owns approximately 85% of our outstanding voting power for the election of directors. As a result, we are a “controlled company” within the meaning of applicable Nasdaq rules and, consequently, qualify for exemptions from certain corporate governance requirements. Our stockholders do not have the same protections afforded to stockholders of companies that are subject to such requirements. Please see the section entitled “Management — Controlled Company”.

Risk Factor Summary

The following summarizes risks and uncertainties that could adversely affect our business, cash flows, financial condition and results of operations. You should read this summary together with the detailed description of each risk factor contained in the “Risk Factors” section of this prospectus. Such risks and uncertainties include, but are not limited to:

•        weakened global economic conditions, including the effects of heightened inflation, may affect our business and operating results;

•        our limited operating history makes it difficult to evaluate our business and prospects;

•        we may not continue to grow or maintain our active user base, and may not be able to achieve or maintain profitability;

•        we may fail to maintain adequate operational and financial resources;

•        we may be unsuccessful in attracting new users to our mobile and connected TV offerings;

•        our traffic growth, engagement, and monetization depend upon effective operation within and compatibility with operating systems, networks, devices, web browsers and standards, including mobile operating systems, networks, and standards that we do not control;

•        our business depends on continued and unimpeded access to our content and services on the internet. If we or those who engage with our content experience disruptions in internet service, or if internet service providers are able to block, degrade or charge for access to our content and services, we could incur additional expenses and the loss of traffic and advertisers;

•        we face significant market competition, and if we are unable to compete effectively with our competitors for traffic and advertising spend, our business and operating results could be harmed;

•        we rely on data from third parties to calculate certain of our performance metrics. Real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business;

•        changes to our existing content and services could fail to attract traffic and advertisers or fail to generate revenue;

•        we derive the majority of our revenue from advertising. The failure to attract new advertisers, the loss of existing advertisers, or the reduction of or failure by existing advertisers to maintain or increase their advertising budgets may adversely affect our business and operating results;

•        we may not be able to maintain relationships with existing publishers through the Rumble Advertising Center (RAC) and may fail to attract new publishers to our network;

•        we depend on third-party vendors, including internet service providers, advertising networks, and data centers, to provide core services;

•        new technologies have been developed that are able to block certain online advertisements or impair our ability to deliver advertising, which could harm our operating results;

•        if our users do not continue to contribute content or their contributions are not perceived as valuable to other users, we may experience a decline in user growth, retention, and engagement on Rumble, Locals or RAC, which could result in the loss of advertisers and revenue;

•        we have offered and intend to continue to offer incentives, including economic incentives, to content creators to join our platform, and these arrangements may involve fixed payment obligations that are not contingent on actual revenue or performance metrics generated by the applicable content creator but rather are based on our modeled financial projections for that creator, which if not satisfied may adversely impact our financial performance, results of operations and liquidity;

•        we are subject to cybersecurity risks and interruptions or failures in our information technology systems and as we grow and gain recognition, we will likely need to expend additional resources to enhance our protection from such risks. Notwithstanding our efforts, a cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss;

•        spam activity, including inauthentic and fraudulent user activity, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators and may negatively impact our reputation;

•        our recently launched cloud business may not achieve success, and, as a result, our business, financial condition and results of operations could be adversely affected;

•        negative media campaigns may adversely impact our financial performance, results of operations, and relationships with our business partners, including content creators and advertisers;

•        our management team has limited experience managing a public company;

•        we collect, store, and process large amounts of user video content and personal information of our users and subscribers. If our security measures are breached, our sites and applications may be perceived as not being secure, traffic and advertisers may curtail or stop viewing our content or using our services, our business and operating results could be harmed, and we could face legal claims from users and subscribers;

•        we may fail to comply with applicable privacy laws;

•        we may be found to have infringed on the intellectual property of others, which could expose us to substantial losses or restrict our operations;

•        we may face liability for hosting a variety of tortious or unlawful materials uploaded by third parties, notwithstanding the liability protections of Section 230;

•        the incentives that we offer to certain content creators may lead to liability based on the actions of those creators;

•        changes in tax rates, changes in tax treatment of companies engaged in e-commerce, the adoption of new U.S. or international tax legislation, or exposure to additional tax liabilities may adversely impact our financial results;

•        compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in certain jurisdictions in which we operate, or industry practices may adversely affect our business and operating results;

•        we may become subject to newly enacted laws and regulations that restrict content on the internet;

•        paid endorsements by our content creators may expose us to regulatory risk, liability, and compliance costs, and, as a result, may adversely affect our business, financial condition and results of operations;

•        we may face negative publicity for removing, or declining to remove, certain content, regardless of whether such content violated any law;

•        our Chief Executive Officer (“CEO”) has control over key decision making as a result of his control of a majority of the voting power of our outstanding capital stock;

•        our CEO may be incentivized to focus on the short-term share price as a result of his interest in shares placed in escrow and subject to forfeiture pursuant to the terms of the BCA;

•        we have incurred and will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations; and

•        substantial future sales of our Class A Common Stock by our stockholders, including the selling holders named in this prospectus, could cause the market price of our Class A Common Stock to decline.

THE OFFERING

Issuer	Rumble Inc.
Shares of Class A Common Stock offered by us	8,050,000 shares of Class A Common Stock that are issuable upon the exercise of 8,050,000 Warrants by the holders thereof.
Shares of Class A Common Stock offered by the Selling Holders

Up to 333,568,989 shares of Class A Common Stock, consisting of 333,018,989 shares of Class A Common Stock and 550,000 shares of Class A Common Stock issuable upon the exercise of Warrants. The 333,568,989 shares which are being offered for resale pursuant to this prospectus include 86,752,800 shares underlying options.

Warrants offered by the Selling Holders	550,000 Warrants.
Exercise Price of Warrants	$11.50 per share, subject to adjustment as described herein.
Shares of Class A Common Stock Outstanding

280,280,298 shares of Class A Common Stock were issued and outstanding (inclusive of all shares of Class A Common Stock issuable upon exchange of ExchangeCo Shares, and which also includes shares of Class A Common Stock and ExchangeCo Shares placed in escrow pursuant to the terms of the BCA) as of December 31, 2023. For purposes of the foregoing calculation, the issued and outstanding Class A Common Stock includes a grant to Chris Pavlovski, Rumble’s Chief Executive Officer and Chairman, of RSUs covering 1,100,000 shares of Class A Common Stock (with one-third of such RSUs having vested on September 16, 2023).

Use of Proceeds

We will not receive any proceeds from the sale of the securities offered pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants offered hereby (to the extent such Warrants are exercised for cash). We intend to use any such proceeds for general corporate purposes, although we believe we can fund our operations with cash on hand.

Liquidity

This offering involves the potential sale of up to 341,068,989 shares of our Class A Common Stock, which represents approximately 90.9% of our total outstanding shares of Class A Common Stock on a fully diluted basis (inclusive of all shares of Class A Common Stock issuable upon exchange of ExchangeCo Shares, and which also includes shares of Class A Common Stock and ExchangeCo Shares placed in escrow pursuant to the terms of the BCA). Once the registration statement that includes this prospectus is effective and during such time as it remains effective, the Selling Holders will be permitted to sell the shares registered hereby. The resale, or anticipated or potential resale, of a substantial number of shares of our Class A Common Stock may have a material negative impact on the market price of our Class A Common Stock and could make it more difficult for our shareholders to sell their shares of Class A Common Stock at such times and at such prices as they deem desirable.

Market for our Securities

Our Class A Common Stock and Warrants are currently traded on The Nasdaq Global Market under the symbols “RUM” and “RUMBW”, respectively. On May 20, 2024, the closing prices of our Class A Common Stock and Warrants were $7.41 per share and $1.79 per Warrant, respectively.

Risk Factors	Investing in our Class A Common Stock and Warrants involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” beginning on page 8 of this prospectus.

RISK FACTORS

An investment in the securities offered pursuant to this prospectus involves a high degree of risk. You should carefully consider the following risk factors, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” together with all of the other information included in this prospectus or any accompanying prospectus supplement, before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect our ability to realize the anticipated benefits of the Business Combination, and may have an adverse effect on our business, cash flows, financial condition and results of operations. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, cash flows, financial condition and results of operations. The following discussion should be read in conjunction with our condensed consolidated financial statements and our notes to the consolidated financial statements, which are included elsewhere in this prospectus.

Risks Relating to Our Business

Weakened global economic conditions, including the effects of heightened inflation, may affect our business and operating results.

Our overall performance depends in part on worldwide economic conditions. Global financial developments and downturns seemingly unrelated to us or our industry may negatively affect us. The U.S. and other key international economies have been affected from time to time by falling demand for a variety of goods and services, restricted credit, reduced liquidity, reduced corporate profitability, weak economic growth, volatility in credit, equity and foreign exchange markets, bankruptcies, inflation and overall uncertainty with respect to the economy. Weak economic conditions or the perception thereof, or significant uncertainty regarding the stability of financial markets related to stock market volatility, inflation, recession, changes in governmental fiscal, monetary and tax policies, among others, could adversely impact our business and operating results.

High inflation rates in the U.S. and globally may result in reduced consumer confidence and discretionary spending, decreased demand by advertisers for our products and services, increases in our labor and other operating costs, constrained credit and liquidity, reduced government spending and volatility in financial markets. The Federal Open Market Committee of the Federal Reserve has raised, may again raise, or may delay lowering the target federal funds rate in response to concerns over inflation risk. Higher than typical interest rates impact the cost of any borrowing that we may make from time to time and could impact our ability to access the capital markets. Higher than typical interest rates, especially if coupled with reduced government spending and volatility in financial markets, may have the effect of further increasing economic uncertainty and heightening these risks. In an inflationary environment, we may be unable to increase our revenues at or above the rate at which our costs increase, which could negatively impact our operating margins and could have a material adverse effect on our business and operating results. In such an environment, in which we also face significant competition from larger and well-capitalized competitors, we may experience rising costs to secure the services of top content creators. We also may experience lower than expected advertising sales, reduced demand for our cloud services offerings, and potential adverse impacts on our competitive position if there is a decrease in consumer spending.

Our limited operating history makes it difficult to evaluate our business and prospects.

We have a limited operating history, which makes it difficult to evaluate our businesses and prospects or forecast our future results. We are subject to the same risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•        our ability to maintain and grow traffic, content uploads, and engagement;

•        changes made to social media and other platforms, or changes in the patterns of use of those channels by users;

•        our ability to attract and retain advertisers in a particular period;

•        the number of ads shown to our traffic;

•        the pricing of our advertising products;

•        the diversification and growth of revenue sources beyond current advertising products;

•        the development and introduction of new content, products, or services by us or our competitors;

•        increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

•        our reliance on key vendor relationships, including our relationship with Cosmic Inc. and Kosmik Development Skopje doo (“Cosmic”) to provide content moderation and software development services, and dependence on a small number of customer relationships;

•        legislation in Canada, the European Union, or other jurisdictions that forces us to change our content moderation policies and practices or make our platforms unavailable in those jurisdictions;

•        the relative interest shown by the public with respect to news and politics, including fluctuations in such interest before, during and after the traditional U.S. election cycle;

•        the relative popularity with users of the sports leagues, media and political commentators, social media influencers and other personalities with which or with whom we have exclusive contractual arrangements or are otherwise prominently featured on our platform;

•        our ability to maintain gross margins and operating margins; and

•        system failures or breaches of security or privacy.

We may not continue to grow or maintain our active user base, may not be able to achieve or maintain profitability and may not be able to scale our systems, technology, or infrastructure effectively or grow our business at the same or similar rate as other comparable companies.

The growth of our user base, as measured by our current key performance metrics, including monthly active users (MAUs), may not be sustainable and should not be considered indicative of future levels of active viewers and future performance. In addition, we may not realize sufficient revenue to achieve or, if achieved, maintain profitability. As we grow our business, our revenue growth rates may slow or reverse in future periods due to several reasons, which may include slowing demand for our services, increasing competition, a decrease in the growth of our overall market, an inability to scale our systems, technology or infrastructure effectively, and the failure to capitalize on growth opportunities or the maturation of our business. We may incur losses in the future for several reasons, including insufficient growth in the level of engagement, a failure to retain our existing level of engagement, increasing competition, the failure to continue to attract content creators with large followings, the payment of fixed payment obligations to content creators who join our platform that turn out to be unprofitable over the term of the applicable contract as a result of actual performance that does not meet our original modeled financial projections for that creator, the unavailability of certain popular content creators for extended periods of time due to personal or other reasons, as well as other risks described in these “Risk Factors,” and we may encounter unforeseen expenses, difficulties, complications and delays and other unknown factors. We expect to continue to make investments in the development and expansion of our business, which may not result in increased or sufficient revenue or growth, including relative to other comparable companies, as a result of which we may not be able to achieve or maintain profitability.

If we fail to maintain adequate operational and financial resources, particularly if we continue to grow rapidly, we may be unable to execute our business plan or maintain high levels of service and customer satisfaction.

We have experienced, and expect to continue to experience, rapid growth, which has placed, and may continue to place, significant demands on our management and our operational and financial resources. Our organizational structure is becoming more complex as we scale our operational, financial, and management controls, as well as our reporting systems and procedures, and expand internationally. As we continue to grow, we face challenges of integrating, developing, training, and motivating a rapidly growing employee base in our various offices in multiple jurisdictions and navigating a complex multinational regulatory landscape. If we fail to manage our anticipated growth and change in a manner that preserves the functionality of our platforms and solutions, the quality of our products and services may suffer, which could negatively affect our brand and reputation and harm our ability to attract customers.

To manage growth in our operations and personnel, we will need to continue to grow and improve our operational, financial, and management controls and our reporting systems and procedures. We will require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas. Our expansion has placed, and our expected future growth will continue to place, a significant strain on our management, customer experience, research and development, sales and marketing, administrative, financial, and other resources.

We anticipate that significant additional investments will be required to scale our operations and increase productivity, to address the needs of our customers, to further develop and enhance our products and services, including our cloud services business, to expand into new geographic areas and to scale with our overall growth. If additional investments are required due to significant growth, this will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term.

Users are increasingly using mobile devices and connected TV apps to access content within digital media and adjacent businesses, and if we are unsuccessful in attracting new users to our mobile and connected TV offerings and expanding the capabilities of our content and other offerings with respect to our mobile and connected TV platforms, our business and operating results could be adversely affected.

Our future success depends in part on the continued growth in the use of our mobile apps and platforms by our users. The use of mobile technology may not continue to grow at historical rates, users may not continue to use mobile technology to access digital media and adjacent businesses, and monetization rates for content on mobile devices and connected TV apps may be lower than monetization rates on traditional desktop platforms. Further, mobile devices may not be accepted as a viable long-term platform for several reasons, including actual or perceived lack of security of information and possible disruptions of service or connectivity. In addition, traffic on our mobile platforms may not continue to grow if we do not continue to innovate and introduce enhanced products on such platforms, or if users believe that our competitors offer superior mobile products. The growth of traffic on our mobile products may also slow or decline if our mobile applications are no longer compatible with operating systems such as iOS, Android, Windows or the devices they support. If use of our mobile platforms does not continue to grow, our business and operating results could be adversely affected.

Our traffic growth, engagement, and monetization depend upon effective operation within and compatibility with operating systems, networks, devices, web browsers and standards, including mobile operating systems, networks, and standards that we do not control.

We make our content available across a variety of operating systems and through websites. We are dependent on the compatibility of our content with popular devices, streaming tools, desktop and mobile operating systems, connected TV systems, web browsers that we do not control, such as Mac OS, Windows, Android, iOS, Chrome and Firefox, and mobile application stores, such as Apple’s App Store and the Google Play Store. Any changes in such systems, devices or web browsers that degrade the functionality of our content or give preferential treatment to competitive content could adversely affect usage of our content.

A significant portion of our traffic accesses our content and services through mobile devices and, as a result, our ability to grow traffic, engagement and advertising revenue is increasingly dependent on our ability to generate revenue from content viewed and engaged with on mobile devices. A key element of our strategy is focusing on mobile apps and connected TV apps, and we expect to continue to devote significant resources to the creation and support of developing new and innovative mobile and connected TV products, services and apps. We are dependent on the interoperability of our content and our apps with popular mobile operating systems, streaming tools, networks and standards that we do not control, such as the Android and iOS operating systems. We also depend on the availability of the Rumble app on mobile app stores, such as Apple’s App Store and the Google Play Store, and if our access to such stores is limited or terminated, regardless of the legitimacy of the stated reasons, our ability to reach users through our mobile app will be negatively impacted. We may not be successful in maintaining or developing relationships with key participants in the mobile and connected TV industries or in developing content that operates effectively with these technologies, systems, tools, networks, or standards. Any changes in such systems, or changes in our relationships with mobile operating system partners, handset and connected TV manufacturers, or mobile carriers, or in their terms of service or policies that reduce or eliminate our ability to distribute and monetize our content, impair access to our content by blocking access through mobile devices, make it hard to readily discover, install, update or access our content and apps on mobile devices and connected TVs, limit the effectiveness of advertisements, give preferential treatment to competitive, or their own, content or apps, limit our ability to measure the effectiveness of branded content, or charge fees related to the distribution of our content or apps could adversely affect the consumption and monetization of our content on mobile devices. Additionally our operating expenses will increase if the number of platforms for which we develop our product expands. In the event that it is more difficult to access our content or use our apps and services, particularly on mobile devices and connected TVs, or if our users choose not to access our content or use our apps on their mobile devices and connected TVs or choose to use mobile products or connected TVs that do not offer access to our content or our apps, or if the preferences of our traffic require us to increase the number of platforms on which our product is made available to our traffic, our traffic growth, engagement, ad targeting and monetization could be harmed and our business and operating results could be adversely affected.

Our business depends on continued and unimpeded access to our content and services on the internet. If we or those who engage with our content experience disruptions in internet service, or if internet service providers are able to block, degrade or charge for access to our content and services, we could incur additional expenses and the loss of traffic and advertisers.

Our products and services depend on the ability of users to access our content and services on the internet. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers. Laws or regulations that adversely affect the growth, popularity or use of the internet, including changes to laws or regulations impacting internet neutrality, could decrease the demand for our products or offerings, increase our operating costs, require us to alter the manner in which we conduct our business and/or otherwise adversely affect our business. We could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business. For example, paid prioritization could enable internet service providers, or ISPs, to impose higher fees and otherwise adversely impact our business. Internationally, government regulation concerning the internet, and in particular, network neutrality, may be developing or may not exist at all. Within such an environment, without network neutrality regulations, we could experience discriminatory or anti-competitive practices that could impede both our and our customers’ domestic and international growth, increase our costs or adversely affect our business.

We rely on data from third parties to calculate certain of our performance metrics. Real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

We track certain performance metrics, such as our MAUs, based on data from third parties. While these numbers are based on what we believe to be reasonable calculations for the applicable periods of measurement, our third-party providers periodically encounter difficulties in providing accurate data for such metrics as a result of a variety of factors, including human and software errors. We expect these challenges may continue to occur, and potentially to increase as our engagement grows. There are also inherent challenges in measuring usage across our large user base. For example, as further described in our “Key Business Metrics” section, there is a potential for minor overlap in our usage data due to users who access Rumble’s content through the web, our mobile apps, and connected TVs in a given measurement period.

Third parties on which we rely for certain of our key metrics may make changes or improvements to their tools and methodologies. For example, starting July 1, 2023, Universal Analytics (UA), Google’s analytics platform on which we historically relied for calculating MAUs using company-set parameters, was phased out by Google and ceased processing data. At that time, Google Analytics 4 (GA4) succeeded UA as Google’s next-generation analytics platform, which we used to determine MAUs since the third quarter of 2023 and which we expect to continue to use to determine MAUs in future periods. Although Google has disclosed certain information regarding the transition to GA4, Google does not currently make available sufficient information relating to its new GA4 algorithm for us to determine the full effect of the switch from UA to GA4 on our reported MAUs. Because Google has publicly stated that metrics in UA may be more or less similar to metrics in GA4, and that it is not unusual for there to be apparent discrepancies between the two systems, we are unable to determine whether the transition from UA to GA4 has had a positive or negative effect, or the magnitude of such effect, if any, on our reported MAUs. It is therefore possible that MAUs that we reported based on the UA methodology for periods prior to July 1, 2023, cannot be meaningfully compared to MAUs based on the GA4 methodology in subsequent periods.

In addition, we rely on third-party service providers to measure our bandwidth consumption, which currently forms the basis for our estimated MWPM. Starting in the second half of the third quarter of 2023, we began moving from third-party service providers’ content delivery networks (“CDNs”) to our own proprietary CDN. Based on preliminary testing, our own CDN indicates less bandwidth consumption than one of our service providers’ CDNs for comparable user activity. Because we calculate estimated MWPM by converting bandwidth consumption into minutes watched, consumption measured through our own CDN yields a lower estimated MWPM than when measured through that service provider’s CDN.

Changes to these tools and methodologies could cause inconsistency between current data and previously reported data, which could raise questions about the usefulness of our reported metrics or make it more difficult for investors to accurately assess our performance over time. If our users, advertisers, partners and stockholders do not perceive our metrics to be accurate representations, or if we discover material inaccuracies in our metrics, our reputation may be damaged, resulting in material harm to our business, results of operations, and financial condition.

We face significant market competition, and if we are unable to compete effectively with our competitors for traffic and advertising spend, our business and operating results could be harmed.

Competition for traffic and engagement with our content, products and services is intense. We compete against many companies to attract and engage traffic, including companies that have greater financial resources and larger user bases, and companies that offer a variety of internet and mobile device-based content, products and services. As a result, our competitors may acquire and engage traffic at the expense of the growth or engagement of our traffic, which would negatively affect our business. We believe that our ability to compete effectively for traffic depends upon many factors both within and beyond our control, including:

•        the popularity, usefulness and reliability of our content compared to that of our competitors;

•        the timing and market acceptance of our content;

•        the continued expansion and adoption of our content;

•        our ability, and the ability of our competitors, to develop new content and enhancements to existing content;

•        our ability, and the ability of our competitors, to attract, develop and retain influencers and creative talent;

•        the frequency, relative prominence and appeal of the advertising displayed by us or our competitors;

•        public perceptions about the predominance of certain political viewpoints on our platform, regardless of whether those perceptions are accurate;

•        changes mandated by, or that we elect to make to address, legislation, regulatory constraints or litigation, including settlements and consent decrees, some of which may have a disproportionate impact on us;

•        our ability to attract, retain and motivate talented employees;

•        the costs of developing and procuring new content, relative to those of our competitors;

•        acquisitions or consolidation within our industry, which may result in more formidable competitors; and

•        our reputation and brand strength relative to our competitors.

We also face significant competition for advertiser spend. We compete against online and mobile businesses and traditional media outlets, such as television, radio and print, for advertising budgets. In determining whether to buy advertising, our advertisers will consider the demand for our content, demographics of our traffic, advertising rates, results observed by advertisers, and alternative advertising options. The increasing number of digital media options available, through social networking tools and news aggregation websites, has expanded consumer choice significantly, resulting in traffic fragmentation and increased competition for advertising. In addition, some of our larger competitors have substantially broader content, product or service offerings and leverage their relationships based on other products or services to gain additional share of advertising budgets. We will need to continue to innovate and improve the monetization capabilities of our websites and our mobile products in order to remain competitive. We believe that our ability to compete effectively for advertiser spend depends upon many factors both within and beyond our control, including:

•        the size and composition of our user base relative to those of our competitors;

•        our ad targeting capabilities, and those of our competitors;

•        our ability, and the ability of our competitors, to adapt our respective models to the increasing power and significance of influencers to the advertising community;

•        the timing and market acceptance of our advertising content and advertising products, and those of our competitors;

•        our marketing and selling efforts, and those of our competitors;

•        public perceptions about the predominance of certain political viewpoints on our platform, regardless of whether those perceptions are accurate;

•        the pricing for our advertising products and services relative to those of our competitors;

•        the return our advertisers receive from our advertising products and services, and those of our competitors; and

•        our reputation and the strength of our brand relative to our competitors.

Our cloud services business competes primarily with large, diversified technology companies that focus on large enterprise customers and provide cloud computing as a component of the suite of services and products that they offer, as well as smaller, niche cloud service providers. Many of our competitors and potential competitors, particularly the larger competitors, have substantial competitive advantages compared to us, including: greater name recognition and longer operating histories; greater resources, including larger sales and marketing and customer support budgets; the ability to bundle products together; larger and more mature intellectual property portfolios; greater resources to make acquisitions and greater resources for technical assistance and customer support. Competitors to our cloud services business may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, and customer requirements. An existing competitor or a potential competitor could introduce new technology that reduces demand for our products and platform capabilities. In addition, some of our actual and potential competitors have been acquired by other larger enterprises and have made or may make acquisitions or may enter into partnerships or other strategic relationships that may provide more comprehensive offerings than they individually had offered or achieve greater economies of scale than we are able to achieve.

Changes to our existing content and services could fail to attract traffic and advertisers or fail to generate revenue.

We may introduce significant changes to our existing content. The success of our new content depends substantially on consumer tastes and preferences that change in often unpredictable ways. If this new content fails to engage traffic and advertisers, we may fail to generate sufficient revenue or operating profit to justify our investments, and our business and operating results could be adversely affected. In addition, we may launch (and incur expenses in connection with) strategic initiatives from time to time, which do not directly generate revenue but which we believe will enhance our attractiveness to traffic and advertisers. In the future, we may invest in new content, products, services, and initiatives to generate revenue, but there is no guarantee these approaches will be successful or that the costs associated with these efforts will not exceed the revenue generated. If our strategic initiatives do not enhance our ability to monetize our existing content or enable us to develop new approaches to monetization, we may not be able to maintain or grow our revenue or recover any associated development costs and our operating results could be adversely affected.

We derive the majority of our revenue from advertising. The failure to attract new advertisers, the loss of existing advertisers, or the reduction of or failure by existing advertisers to maintain or increase their advertising budgets may adversely affect our business and operating results.

For the years ended December 31, 2023 and 2022, advertising revenue represents 74% and 79% of total revenue. In addition, a substantial portion of our revenue is derived one advertiser accounting for approximately 46% and 45% of our revenue for the years ended December 31, 2023 and 2022, respectively. As is common in our industry, our advertisers do not have long-term advertising commitments with us. In addition, many of our advertisers purchase advertising services through one of several large advertising agency holding companies. Our revenue could be harmed by the loss of, or a deterioration in our relationship with, any of our largest advertisers or with any advertising agencies or the holding companies that control them. Advertising agencies and potential new advertisers may view our advertising products and services as experimental and unproven, and we may need to devote additional time and resources to educate them about our products and services. Advertisers may cease doing business with us, or they may reduce the prices they are willing to pay to advertise with us, if we do not deliver ads in an effective manner, or if they do not believe that their investment in advertising with us will generate a competitive return relative to alternatives, including online, mobile, and traditional advertising platforms. Any of the foregoing developments may adversely affect our business and operating results.

We may not be able to maintain relationships with existing publishers through RAC and may fail to attract new publishers to our network.

Through our RAC marketplace, we provide advertising inventory, including host-read advertisements, to third-party publisher websites in exchange for a portion of the revenues generated by such advertisements. Our business and operating results may be adversely affected if we do not deliver ads in an effective manner, if publishers do not believe that advertisements served through RAC generate a competitive return relative to alternative advertising networks, if we are unable to deliver sufficient advertising inventory to publishers, or if our advertising marketplace technology becomes outmoded or outdated. If our relationship with third-party publishers terminates for any reason, or if the commercial terms of our relationships are changed or do not continue to be renewed on favorable terms, we would need to secure and integrate new publishers, which could negatively impact our revenues and profitability.

We depend on third-party vendors, including internet service providers and data centers, to provide core services.

Although we are building our own technical infrastructure, we depend on third-party vendors, including internet service providers and data centers to, among other things, provide customer support, develop software, host videos uploaded by our users, transcode videos (compressing a video file and converting it into a standard format optimized for streaming), stream videos to viewers, support our cloud services offerings, and process payments. These vendors provide certain critical services to our technical infrastructure that are time-consuming and costly for us to develop independently. Outages in those services would materially affect our video services and our ability to provide cloud services. Outages may expose us to having to offer credits to subscribers, loss of subscribers, and reputational damage. We are unlikely to be able to fully offset these losses with any credits we might receive from our vendors.

Technologies that enable blocking of certain online advertisements, or that otherwise impair our ability to deliver advertising, could harm our operating results.

Newly developed technologies could block or obscure the display of or targeting of our content. For example, in June 2020, Apple announced plans to require applications using its mobile operating systems to obtain an end-user’s permission to track them or access their device’s advertising identifier for advertising and advertising measurement purposes, as well as other restrictions that could adversely affect our ability to deliver advertising, which could harm our operating results. Additionally, some providers of consumer mobile devices and web browsers have implemented, or announced plans to implement, means to make it easier for internet users to prevent the placement of cookies or to block other tracking technologies, which could, if widely adopted, result in the use of third-party cookies and other methods of online tracking becoming significantly less effective and have a significant impact on our ability to monetize our user base.

Our ability to generate revenue depends on the development and availability of tools to accurately measure the effectiveness of advertisements on our platform.

Most advertisers rely on tools that measure the effectiveness of their ad campaigns or that verify viewability of their ads on a platform in order to allocate their advertising spend among various formats and platforms. If we are unable to measure the effectiveness of advertising on our platform or we are unable to convince advertisers that our platform should be part of a larger advertising budget, our ability to increase the demand and pricing of our advertising products and maintain or scale our advertising revenue may be limited. Our tools may be less developed than those of other platforms with which we compete for advertising spend, in particular relative to those platforms that collect more personal information than we do. Therefore, our ability to develop and offer tools that accurately measure the effectiveness of a campaign or verify ad viewability on our platform will be critical to our ability to attract new advertisers and retain, and increase spend from, our existing advertisers.

Developing and improving these tools may require significant time and resources and additional investment, and in some cases we rely on third parties to provide data and the technology needed to provide certain measurement or verification data to our advertisers. If we cannot continue to develop and improve our advertising tools in a timely and cost-effective fashion, or if such tools are unreliable, difficult to use, or otherwise unsatisfactory to our advertisers, or if the measurement or verification results are inconsistent with our advertisers’ goals, our advertising revenue could be negatively impacted, which in turn could adversely affect our business and operating results.

Our cloud services business relies on a small number of key third-party service providers and a small number of customer relationships, the disruption of which could harm our operating results.

As we continue to build our recently launched cloud services offerings, we have entered into agreements with certain third-party service providers. The success of our future business activities in the cloud services space may depend upon such existing third-party providers, some of whom may compete with us in other lines of business. If our existing third-party service agreements terminate for any reason, or if the commercial terms of such agreements are changed or do not continue to be renewed on favorable terms, we would need to enter into new third-party service agreements, which could negatively impact our revenues, ability to attract future cloud services customers, public reputation, and profitability.

In addition, our initial cloud service offerings revolve around a small number of customer relationships. If we fail to deliver our product to the desired specifications of these initial customers, or if these initial customers terminate their cloud services agreements for any reason, future customers may doubt our ability to offer cloud services, which would negatively impact our revenues, public reputation, and profitability.

The loss of key personnel, or failure to attract and retain other highly qualified personnel in the future, could harm our business.

Our success depends upon our ability to attract and retain our senior officers and to attract and retain additional qualified personnel in the future. The loss of services of members of our senior management team and the uncertain transition of new members of our senior management team may strain our ability to execute our strategic initiatives, or make it more difficult to retain customers, attract or maintain our capital support, or meet other needs of our business. We may incur significant costs to attract and retain qualified personnel, and we may lose new employees to our competitors before we realize the benefit of our investment in recruiting them. If we fail to attract new personnel or if we suffer increases in costs or business operations interruptions as a result of a labor dispute, or fail to retain and motivate our current personnel, we might not be able to operate our business effectively or efficiently, serve our customers properly or maintain the quality of our content and services. We do not maintain key person life insurance policies with respect to our employees.

If our users do not continue to contribute content or their contributions are not perceived as valuable to other users, we may experience a decline in user growth, retention, and engagement on Rumble, Locals or RAC, which could result in the loss of advertisers and revenue.

Our success depends on our ability to provide Rumble users with engaging content, which in part depends on the content contributed by our users. If users, including influential users, do not continue to contribute engaging content to Rumble, our user growth, retention, and engagement may decline. That, in turn, may impair our ability to maintain good relationships with our advertisers or to attract new advertisers, which may seriously harm our business and operating results.

The loss of a material portion of our existing content creators, or our failure to recruit new content creators, may materially harm our business and results of operations.

We rely on our existing content creators, and on the recruiting of new content creators. The loss of a material portion of our existing content creators could result in material harm to our business and results of operations. In the recent past, our ability to recruit and maintain content creators may have been in part due to trends in American politics, where certain commentators have sought a neutral internet platform. A change in such trends, including possible changes to competing platforms’ moderation policies that make those platforms more hospitable to a diverse range of viewpoints, could result in the loss of existing content creators or a failure to recruit new content creators, which may materially harm our business and results of operations. Additionally, as we expand into international markets, we may fail to recruit new content creators in those markets, limiting our appeal to international audiences.

We have offered and intend to continue to offer incentives, including economic incentives, to content creators to join our platform, and these arrangements may involve fixed payment obligations that are not contingent on actual revenue or performance metrics generated by the applicable content creator but rather are based on our modeled financial projections for that creator, which if not satisfied may adversely impact our financial performance, results of operations and liquidity.

Our user base and user engagement growth are directly driven by the content available on our platform. We have and continue to expect to acquire content by providing economic incentives, including minimum guaranteed earnings, to a limited number of content creators, including sports leagues. These incentives have included and may continue to include equity grants and cash payments. This content acquisition strategy is intended to allow us to enter key content verticals and secure top content creators in those verticals before we have full monetization capabilities in place. Our present focus is to grow users and usage consumption and experiment with monetization levers, which may not maximize profitability in the immediate term, but which we believe positions our business for the long term. As of December 31, 2023, we had entered into programming and content agreements with a minimum contractual cash commitment of $106 million. In addition to the minimum contractual cash commitments, we have programming and content agreements that have variable cost arrangements. These future costs are dependent upon many factors and are difficult to anticipate, however, these costs may be substantial. To the extent our revenue and/or user growth assumptions associated with any such creator do not meet our expectations, our financial performance, results of operations and liquidity may be negative impacted, since a failure to achieve these expectations is not expected to reduce our fixed payment obligations to any such creator.

In addition, when these programming and content agreements expire, content creators may choose to leave the Rumble video platform in favor of competing platforms, especially if competing platforms offer superior monetization opportunities. The loss of a material portion of our existing content creators could result in reductions to our user base and material harm to our business and results of operations.

We have made, and may in the future make, acquisitions, and such acquisitions could disrupt our operations, and may have an adverse effect on our operating results.

In order to expand our business, we have made acquisitions and may continue making similar acquisitions and possibly larger acquisitions as part of our growth strategy. The success of our future growth strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. Acquisitions are inherently risky, and any acquisitions we complete may not be successful. Our past acquisitions and any mergers and acquisitions that we may undertake in the future involve numerous risks, including, but not limited to, the following:

•        difficulties in integrating and managing the operations, personnel, systems, technologies, and products of the companies we acquire;

•        diversion of our management’s attention from normal daily operations of our business;

•        our inability to maintain the key business relationships and the reputations of the acquired businesses;

•        uncertainty of entry into markets in which we have limited or no prior experience;

•        costs related to acquired operations and continuing support and development of acquired products;

•        businesses that we acquire may have greater-than-expected liabilities for which we become responsible;

•        potential impairment of goodwill and intangible assets related to the acquired businesses;

•        adverse tax consequences associated with acquisitions;

•        changes accounting for our acquisitions under U.S. generally accepted accounting principles (“U.S. GAAP”), including arrangements that we assume from an acquisition;

•        potential negative perceptions of our acquisitions by customers, financial markets or investors;

•        failure to obtain required approvals from governmental authorities under antitrust laws on a timely basis, if at all, which could, among other things, delay or prevent us from completing a transaction, or otherwise restrict our ability to realize the expected goals of an acquisition;

•        potential loss of key employees of the companies we acquire;

•        potential security vulnerabilities in acquired products that expose us to additional security risks or delay our ability to integrate the product into our service offerings;

•        difficulties in applying security standards for acquired technology consistent with our other services;

•        ineffective or inadequate controls, procedures and policies at the acquired company;

•        inadequate protection of acquired intellectual property rights; and

•        potential failure to achieve the expected benefits on a timely basis or at all.

Additionally, acquisitions or asset purchases made entirely or partially for cash may reduce our cash reserves or require us to obtain financing. We may seek to obtain additional cash to fund an acquisition by selling equity or debt securities. We may be unable to secure the equity or debt funding necessary to finance future acquisitions on terms that are acceptable to us. If we finance acquisitions by issuing equity or convertible debt securities, our existing stockholders will experience ownership dilution. The occurrence of any of these risks could have a material adverse effect on our business, results of operations, financial condition or cash flows, particularly in the case of a larger acquisition or substantially concurrent acquisitions.

We are subject to cybersecurity risks and interruptions or failures in our information technology systems. Notwithstanding our efforts, a cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss.

We rely on sophisticated information technology systems and infrastructure to support our business. At the same time, cyber incidents, including deliberate attacks, are prevalent and have increased globally in recent years. It is possible that new, escalated or ongoing military conflicts, including the ongoing Russia-Ukraine war and Israel-Hamas war, could result in increased cyber-attacks or cybersecurity incidents by state actors or others. Our technologies, systems and networks and those of our vendors, suppliers and other business partners may become the target of cyberattacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption of business operations. In addition, certain cyber incidents, such as surveillance or vulnerabilities in widely used open source software, may remain undetected for an extended period. Our systems for protecting against cybersecurity risks may not be sufficient. Like most major social media platforms, Rumble is routinely targeted by cyberattacks that can result in interruptions to our services. We have observed an increase in such attacks as our reach expands and we expect these attacks to continue in the future. As the sophistication of cyber incidents continues to evolve, we are and will likely continue to be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. Additionally, any of these systems may be susceptible to outages due to fire, floods, power loss, telecommunications failures, usage errors by employees, computer viruses, cyber-attacks or other security breaches or similar events. The failure of any of our information technology systems may cause disruptions in our operations, which could adversely affect our revenues and profitability, and lead to claims related to the disruption of our services from users of the Rumble platform, advertisers, and customers of our cloud services.

Spam activity, including inauthentic and fraudulent user activity, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators and may negatively impact our reputation.

Like other major social media platforms, spam activity, including inauthentic and fraudulent user activity, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators, including reporting of MAUs by Google Analytics, our third-party analytics provider. We also use paid advertising in order to attract users to our platform; however, we cannot be certain that all or substantially all activity that results from such advertising is genuine. Real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business. We continually seek to improve our ability to estimate the total number of spam-generated users and eliminate them from the calculation of our MAUs; however, we will not succeed in identifying and removing all spam.

Our recently launched cloud services business may not achieve success, and, as a result, our business, financial condition and results of operations could be adversely affected.

Our recent expansion into the cloud service business may not be successful and involves various risks relating to this business that may negatively affect our operating results, including:

•        our ability to derive an optimal pricing model that enables us to derive sufficient value from our customers while attracting new customers and retaining existing customers;

•        our reliance on third-party providers for data center space and colocation services and on public cloud providers to prevent service disruptions;

•        the intense competition that we face, including from companies with longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we have;

•        our ability to attract and retain highly qualified personnel, particularly software and cloud engineers and sales and customer experience personnel;

•        the possibility that we may be unable to maintain and improve our platform performance, especially during peak usage times;

•        the possibility that we may underestimate or overestimate our data center capacity requirements and our capital expenditures on data centers, servers and equipment;

•        our exposure to possible liability and harm to our reputation if the security of our cloud is breached, resulting in the exposure of our customers’ data, including personal information, to cyber criminals and other nefarious actors;

•        the possibility that we may be unable to maintain the compatibility of our platform with third-party applications that our customers use in their businesses; and

•        our ability to respond to rapid technological changes with new solutions and services offerings.

The occurrence of any of these factors, or our inability to successfully mitigate the results of the associated impact, could also damage our reputation, negatively impact our relationship with our customers, and otherwise materially harm our business, results of operations, and financial condition.

Negative media campaigns may adversely impact our financial performance, results of operations, and relationships with our business partners, including content creators and advertisers.

Our commitment to diversity of opinion and refusal to censor content on our platforms has in the past resulted and is likely to continue to result in malicious media campaigns directed against us. For example, our refusal to the request made by a member of the U.K. Parliament in 2023 to demonetize the channel of a specific content creator has led us to be subjected to negative publicity by certain news organizations that are considered to be reputable by some segments of the population. Media campaigns against us may be intended to interfere with our relationships with streaming partners and advertisers.

We expect that the proliferation of alternative media, including on our platform, will continue to be viewed as a growing competitive threat by established news organizations, and may result in an escalation, both in frequency and intensity, of negative publicity campaigns against us and our creators. Such campaigns, even if groundless in nature, may result in negative public perception and damage to relationships with our business partners, including content creators and advertisers, which may negatively impact our operating results.

Our management team has limited experience managing a public company, which exposes us to additional risks, including the risk that we cannot enhance, maintain, and adhere to our internal controls and procedures.

Some members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations, and financial condition.

Additionally, as a public company, we are subject to significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company, and we are still in the process of generating a mature system of internal controls and integration across business systems. Inability to establish or maintain appropriate internal financial reporting controls and procedures may result in material misstatements in our consolidated financial statements and failure to meet our reporting obligations on a timely basis, causing harm to our operating results.

Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, which may result in a breach of the covenants under existing or future financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm continue to report a material weakness in our internal controls over financial reporting. This could materially adversely affect us and lead to a decline in the market price of our securities.

Risks Related to the Legal and Regulatory Environment in Which We Operate

We collect, store, and process large amounts of user video content and personal information of our users and subscribers. If our security measures are breached, our sites and applications may be perceived as not being secure, traffic and advertisers may curtail or stop viewing our content or using our services, our business and operating results could be harmed, and we could face legal claims from users and subscribers.

We collect, store, and process large amounts of video content (including videos that are not intended for public consumption) and personal information of our users and subscribers. We also share such information, where appropriate, with third parties that help us operate our business. Despite our efforts, we may fail to properly secure our systems and our user and subscriber data. This could be caused by technical issues (bugs), obsolete technology, human error or internal or external malfeasance, undiscovered vulnerabilities, and could lead to unauthorized disclosure of data, unauthorized changes or data losses. For example, we routinely receive reports from security researchers regarding potential vulnerabilities in our applications. We also rely on open-source software for various functions, which may contain undiscovered security flaws and create additional technical vulnerabilities. In addition, despite our ongoing and additional investments in cybersecurity, such improvements and review may not identify abuses of our platforms and misuse of user data. The existence of such vulnerabilities, if undetected or detected but not remediated, could result in unauthorized access to our systems or the data of our users.

A data breach could expose us to regulatory actions and litigation. Depending on the circumstances, we may be required to disclose a suspected breach to regulators, affected individuals, and the public. This could lead to regulatory actions, including the possibility of fines, class action or traditional litigation by affected individuals, reputational harm, costly investigation and remedial efforts, the triggering of indemnification obligations under data-protection agreements with subscribers, vendors, and partners, higher premiums for cybersecurity insurance and other insurance policies, and the inability to obtain cybersecurity insurance or other forms of insurance. We do not presently have cybersecurity insurance to compensate for any losses that may result from any breach of security, and given industry trends generally, we expect that any such cybersecurity insurance coverage will be difficult to obtain in the future on acceptable terms. As a result, our results of operations or financial condition may be materially adversely affected if we experience a cybersecurity-related loss.

We may fail to comply with applicable privacy laws.

We are subject to data privacy and security laws and regulations that apply to the collection, transmission, storage, use, processing, destruction, retention and security of personal information, including additional laws or regulations relating to health information. Our current privacy policies and practices, which are publicly available at rumble.com/s/privacy, are designed to comply with privacy and data protection laws in the United States and Canada. These policies and practices inform users how we handle personal information and, as permitted by law, allow users to change or delete the personal information in their user accounts. The legislative and regulatory landscape for privacy and data protection continues to evolve in jurisdictions worldwide, and these laws may at times be conflicting. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our practices, and our efforts to comply with the evolving data protection rules may be unsuccessful. We must devote significant resources to understanding and complying with this changing landscape. Failure to comply with federal, state, provincial and international laws regarding privacy and security of personal information could expose us to penalties under such laws, orders requiring that we change our practices, claims for damages or other liabilities, regulatory investigations and enforcement action (including fines and criminal prosecution of employees), litigation, significant costs for remediation, and damage to our reputation and loss of goodwill, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Even if we have not violated these laws, government investigations and private lawsuits into these issues typically require the expenditure of significant resources and generate negative publicity, which could have a material adverse effect on our business, financial condition, results of operations and prospects. Additionally, if we are unable to properly protect the privacy and security of personal information, including protected health information, we could be found to have breached our contracts with certain third parties.

There are numerous U.S. and Canadian federal, state, and provincial laws and regulations related to the privacy and security of personal information. Determining whether protected information has been handled in compliance with applicable privacy standards and our contractual obligations can be complex and may be subject to changing interpretation. If we fail to comply with applicable privacy laws, we could face civil and criminal penalties. Failing to take appropriate steps to keep consumers’ personal information secure can also constitute unfair acts or practices in or affecting commerce and be construed as a violation of Section 5(a) of the Federal Trade Commission Act (the “FTCA”), 15 U.S.C. § 45(a). The Federal Trade Commission (the “FTC”) expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. In addition, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations that threaten the privacy of state residents. We cannot be sure how these regulations will be interpreted, enforced or applied to our operations. In addition to the risks associated with enforcement activities and potential contractual liabilities, our ongoing efforts to comply with evolving laws and regulations at the federal and state level may be costly and require ongoing modifications to our policies, procedures and systems.

Internationally, laws, regulations and standards in many jurisdictions apply broadly to the collection, transmission, storage, use, processing, destruction, retention and security of personal information. For example, in the European Union, the collection, transmission, storage, use, processing, destruction, retention and security of personal data is governed by the provisions of the General Data Protection Regulation (“GDPR”) in addition to other applicable laws and regulations. The GDPR, together with national legislation, regulations and guidelines of the European Union Member States governing the collection, transmission, storage, use, processing, destruction, retention and security of personal data, impose strict obligations with respect to, and restrictions on, the collection, use, retention, protection, disclosure, transfer and processing of personal data. The GDPR also imposes strict rules on the transfer of personal data to countries outside the European Union that are not deemed to have protections for personal information, including the United States. The GDPR authorizes fines for certain violations of up to 4% of the total global annual turnover of the preceding financial year or €20 million, whichever is greater. Such fines are in addition to any civil litigation claims by data subjects. Separately, Brexit has led and could also lead to legislative and regulatory changes and may increase our compliance costs and expose us to two parallel regulatory regimes, each of which authorizes similar fines and other potentially divergent enforcement actions for certain violations. Other jurisdictions outside the European Union are similarly introducing or enhancing privacy and data security laws, rules and regulations, which could increase our compliance costs and the risks associated with noncompliance. We cannot guarantee that we are, or will be, in compliance with all applicable U.S., Canadian, or other international regulations as they are enforced now or as they evolve.

We operate across many domestic and international markets which may subject us to cybersecurity, privacy, data security, data protection, and online content laws with uncertain interpretations.

International laws and regulations relating to cybersecurity, privacy, data security, data protection, and online content often are more restrictive than those in the United States. There is no harmonized approach to these laws and regulations globally. Consequently, as we expand internationally from Canada and the United States, we increase our risk of non-compliance with applicable foreign data protection and online content laws, including laws that expose us to civil or criminal penalties in certain jurisdictions for our content moderation decisions. We may need to change and limit the way we use personal information in operating our business and may have difficulty maintaining a single operating model that is compliant. In addition, various federal, state, provincial, and foreign legislative and regulatory bodies, or self-regulatory organizations may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding cybersecurity, privacy, data security, data protection and online content. Aspects of such laws can be unclear, resulting in further uncertainty and potentially requiring us to modify our data practices and policies and to incur substantial additional costs and expenses in an effort to comply. In addition, such laws may have potentially conflicting requirements that would make compliance challenging.

Inadequate technical and legal intellectual property protections could prevent us from defending or securing our proprietary technology and intellectual property.

Our success is dependent, in part, upon protecting our proprietary information and technology. We may be unsuccessful in adequately protecting our intellectual property. No assurance can be given that confidentiality, non-disclosure, or invention assignment agreements with employees, consultants, or other parties will not be breached and will otherwise be effective in controlling access to and distribution of our platform or solutions, or certain aspects of our platform or solutions, and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our platform or solutions. Additionally, certain unauthorized use of our intellectual property may go undetected, or we may face legal or practical barriers to enforcing our legal rights even where unauthorized use is detected.

Current law may not provide for adequate protection of our platform or data. In addition, legal standards relating to the validity, enforceability, and scope of protection of proprietary rights in internet-related businesses are uncertain and evolving, and changes in these standards may adversely impact the viability or value of our proprietary rights. Some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our platform, or certain aspects of our platform, or our data may be unenforceable under the laws of certain jurisdictions. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent we expand our international activities, our exposure to unauthorized copying and use of our data or certain aspects of our platform, or our data may increase. Competitors, foreign governments, foreign government-backed actors, criminals, or other third parties may gain unauthorized access to our proprietary information and technology. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our technology and intellectual property.

To protect our intellectual property rights, we will be required to spend significant resources to monitor and protect these rights, and we may or may not be able to detect infringement by our customers or third parties. Litigation has been and may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our platform or solutions, impair the functionality of our platform or solutions, delay introductions of new features, integrations, and capabilities, result in our substituting inferior or more costly technologies into our platform or solutions, or injure our reputation. In addition, we may be required to license additional technology from third parties to develop and market new features, integrations, and capabilities, and we cannot be certain that we could license that technology on commercially reasonable terms or at all, and our inability to license this technology could harm our ability to compete.

We may be found to have infringed on the intellectual property of others, which could expose us to substantial losses or restrict our operations.

We expect to be subject to legal claims that we have infringed the intellectual property rights of others. To date, we have not fully evaluated the extent to which other parties may bring claims that our technology, including our use of open source software, infringes on the intellectual property rights of others. The availability of damages and royalties and the potential for injunctive relief have increased the costs associated with litigating and settling patent infringement claims. Any claims, whether or not meritorious, could require us to spend significant time, money, and other resources in litigation, pay damages and royalties, develop new intellectual property, modify, design around, or discontinue existing products, services, or features, or acquire licenses to the intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms or at all. As a result, intellectual property claims against us could have a material adverse effect on our business, prospects, financial condition, operating results and cash flows.

We may face liability for hosting content that allegedly infringes on third-party copyright laws.

If content providers do not have sufficient rights to the video content or other material that they upload or make available to Rumble, or if such video content or other material infringes or is alleged to infringe the intellectual property rights of third parties, we could be subject to claims from those third parties, which could adversely affect our business, results of operations and financial condition. Although our content policies prohibit users from submitting infringing content to Rumble, and require users to indemnify Rumble for claims related to the violations of the rights of third parties arising from the submission of content to Rumble (including with respect to infringements of intellectual property rights), we do not verify that content providers own or have rights to all of the video content or other material that they upload or make available. As a result, we may face potential liability for copyright or other intellectual property infringement, or other claims. Litigation to defend these claims could be costly and have an adverse effect on our business, results of operations and financial condition. We can provide no assurance that we are adequately insured to cover claims related to user content or that our indemnification provisions will be adequate to mitigate all liability that may be imposed on us as a result of claims related to user content.

We may face liability for hosting a variety of tortious or unlawful materials uploaded by third parties, notwithstanding the liability protections of Section 230. In certain circumstances, we may also voluntarily suspend access to our services indefinitely in certain jurisdictions in order to uphold our commitment to diversity of opinion.

In the United States, Section 230 generally limits our liability for hosting tortious and otherwise illegal content. The immunities conferred by Section 230 could be narrowed or eliminated through amendment, regulatory action or judicial interpretation. In 2018, Congress amended Section 230 to remove immunities for content that promotes or facilitates sex trafficking and prostitution. In 2020, various members of Congress introduced bills to further limit Section 230, and a petition was filed by a Department of Commerce entity with the Federal Communications Commission to commence a rulemaking to further limit Section 230. Additionally, judicial decisions, including by the U.S. Supreme Court as well as lower courts, may limit or alter the protections offered by Section 230.

Laws like Section 230 generally do not exist outside of the United States, and some countries have enacted laws that require online content providers to remove certain pieces of content within short time frames. If we fail to comply with such laws, we could be subject to prosecution or regulatory proceedings, or we may choose voluntarily to suspend access to our services indefinitely in the applicable jurisdiction in order to uphold our commitment to diversity of opinion, as we did in France beginning in November 2022 and in Brazil beginning in December 2023. These and any similar future suspensions may limit our user and revenue growth, which in turn may adversely affect our business and operating results. In addition, some countries may decide to ban our service based upon a single piece of content.

We may also face liability when we remove content and accounts that we believe are violating our terms of service. While Rumble believes that Section 230 allows us to restrict or remove certain categories of content, our protections may not always end a lawsuit at an early stage, potentially resulting in costly and time-consuming litigation.

The incentives that we offer to certain content creators may lead to liability based on the actions of those creators.

Our goal is to attract even more top creators to our platform, further accelerating our platform’s growth, and we have offered and intend to continue to offer incentives, including economic incentives, to content creators to join our platform, even while the content creators maintain sole editorial control over the content they produce. These incentives have included and may continue to include equity grants or cash payments, including arrangements under which we may agree to pay fixed compensation to a content creator (in certain cases, for multiple years) irrespective of whether the actual revenue or user growth generated by the applicable content creator on our platform meets our original modeled financial projections for that creator.

While we believe that the incentives we offer to certain content creators do not alter our liability protections under Section 230, it is possible that future judicial interpretations of the statute will lead to liability for tortious or unlawful materials uploaded to Rumble by those content creators.

In addition, as part of the incentives we offer to certain content creators, Rumble has the right to sell host-read advertisements. As part of these advertisements, the content creator offers a paid endorsement of various products or services. Although we follow FTC guidelines regarding endorsements and require our creators to do the same, we could face liability if creators fail to follow those guidelines or otherwise engage in misleading or deceptive advertising.

User-generated content could affect the quality of our services and deter current or potential users from using our platforms, and we may face negative publicity for removing, or declining to remove, certain content, regardless of whether such content violated any law.

Individuals and groups may upload controversial content to our platform. Removing or failing to remove such content may result in negative publicity, which could harm our efforts to attract and retain users and subscribers. We have also faced criticism from users and subscribers for removing content and terminating accounts in compliance with the DMCA. Further, we must continually manage and monitor our content and detect content that violates our terms of service. This content moderation service is provided by Cosmic, a key vendor, and we would experience a significant disruption if Cosmic were no longer able or willing to offer us that service. If a significant amount of content that violates our terms of service were not detected and removed by us in a timely manner, or if a significant amount of information was perceived by users or the media to violate our terms of service, whether or not such perceptions were accurate, our brand, business and reputation could be harmed. This risk increases as the volume of content uploaded by users to Rumble continues to grow.

In the event our content creators, other users, advertisers, or other key business partners do not agree with our content moderation policies and procedures or their implementation, such creators, other users, advertisers, and other key business partners could decrease their usage of Rumble (or cease using Rumble entirely), which could have a material adverse effect on our business or our results of operations. Additionally, there is a risk that users will upload content that predominantly represents certain political viewpoints, leading to public perceptions that Rumble endorses those viewpoints, regardless of whether such perceptions are accurate. There can be no guarantee that current or future negative publicity, complaints, allegations, political controversies, investigations or legal proceedings with respect to our content, even if baseless, will not generate adverse publicity that could damage our reputation. Any damage to our reputation could harm our ability to attract and retain users and subscribers.

Changes in tax rates, changes in tax treatment of companies engaged in e-commerce, the adoption of new U.S. or international tax legislation, or exposure to additional tax liabilities may adversely impact our financial results.

We are subject to taxes in multiple jurisdictions. Our provision for income taxes is based on a jurisdictional mix of earnings, statutory tax rates and enacted tax rules, including transfer pricing. There may also be tax costs associated with distributions between our subsidiaries. Due to economic and political conditions, tax rates in various jurisdictions may be subject to significant change. As a result, our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, or changes in tax laws or their interpretation. These changes may adversely impact our effective tax rate and harm our financial position and results of operations.

We regularly assess the likelihood of adverse outcomes resulting from examinations by the Internal Revenue Service and other domestic and foreign tax authorities to determine the adequacy of our income tax and other tax reserves. If our reserves are not sufficient to cover these contingencies, such inadequacy could materially adversely affect our business, prospects, financial condition, operating results, and cash flows. In addition, due to the global nature of the internet, various states or foreign countries may attempt to impose additional or new regulation on our business or levy additional or new taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in e-commerce. New or revised tax regulations or court decisions may subject us or our customers to additional sales, income and other taxes. Any of these events could have a material adverse effect on our business, financial condition, and operating results.

We are currently under or subject to examination for indirect taxes in various states, municipalities and foreign jurisdictions. Management currently believes we have adequate reserves established for these matters. If a material indirect tax liability associated with prior periods were to be recorded, for which there is not a reserve, it could materially affect our financial results for the period in which it is recorded.

Compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in certain jurisdictions in which we operate, or industry practices may adversely affect our business and operating results.

New laws could restrict our ability to conduct marketing by, for example, restricting the emailing or targeting users or use certain technologies like artificial intelligence. Similarly, private-market participants may deploy technologies or require certain practices that limit our ability to obtain or use certain information about our users and subscribers. For example, Google has indicated that it will ultimately phase out the use of cookies to track users of its search services in future versions of its Chrome web browser, and Apple has updated its iOS mobile operating system to require app developers to obtain opt-in consent before tracking users of its various services. If these types of changes are implemented, our ability to determine how our users and subscribers use our video services and ability to use targeted advertising in a cost-effective manner may be limited. New laws in Canada, along with laws under consideration in the European Union and other jurisdictions in which we operate, may also require us to change our content moderation practices or privacy policies in ways that harm our business or create the risk of fines or other penalties for non-compliance.

We may become subject to newly enacted laws and regulations that restrict content on the internet.

The expansion of regulatory and censorship regimes by governments around the world is likely to limit the freedom of speech and artistic expression on the internet, which in turn may inhibit the growth of alternative and nontraditional platforms like Rumble relative to traditional media publishers and established technology platforms that feature stricter content moderation. For example, Canada’s Bill C-11, also known as the Online Streaming Act, grants Canadian regulatory authorities significantly increased regulatory powers over audiovisual content on the internet. While we do not currently meet the regulatory criteria to comply with C-11, our commitment to a free and open internet may result in governmental actions against our platform, costly and prolonged legal challenges, and the prohibition or suppression of our platform in certain jurisdictions or our voluntary withdrawal from such jurisdictions.

Several U.S. states have also enacted legislation that regulates online content. Our business, financial performance and results of operations could be negatively affected by the impact of these laws and the costs of complying with these laws, which are currently the subject of various legal challenges.

In addition, there are pending cases before the judiciary that may result in changes to the protections afforded to internet platforms that, depending on the outcomes, could greatly limit the scope of the current protections. If these proposed or similar laws are passed or upheld, if similar future legislation or governmental action is proposed or taken, and if existing protections are limited or removed, changes will be required that could impose additional costs of operation, subject us to additional liability or cause users to abandon our service, any of which could adversely affect our business, results of operations, financial condition and prospects.

We could also face fines, orders restricting or blocking our services in particular geographies, or other government-imposed sanctions as a result of content hosted on our services. For example, laws and regulations in Germany and India provide for the imposition of fines for failure to comply with certain content removal, law enforcement cooperation, and disclosure obligations. Numerous countries in Europe, the Middle East, Asia-Pacific, and Latin America are considering, or have implemented, legislation imposing penalties, including fines, service throttling, access blocking, or advertising bans, for failure to remove certain types of content or to follow certain processes. Such content-related legislation also has required us in the past, and may require us in the future, to change our products or business practices. Our responses to content-related legislation may increase our costs or may otherwise adversely impact our operations or our ability to provide services in certain jurisdictions. Regulatory or legislative actions affecting the manner in which we display content to our users or obtain consent for various practices could require product changes in the user interface that could adversely affect user growth and engagement.

We are involved in litigation that is unpredictable and may have an adverse impact on our financial condition, results of operations and cash flows.

We are, and from time to time may become, involved in various legal proceedings arising in the normal course of our business activities, such as copyright infringement and tort claims arising from user-uploaded content, patent infringement claims, breach of contract claims, putative class actions based upon consumer protection or privacy laws and other matters. We cannot predict the outcome of any lawsuit, claim, investigation or proceeding with certainty, or whether any such matter will have a material adverse effect on our consolidated financial position, liquidity, or results of operations. We refer to the disclosure under the heading “Legal Proceedings” for a description of recent and ongoing litigation, which disclosure is incorporated herein by reference.

Paid endorsements by our content creators may expose us to regulatory risk, liability, and compliance costs, and, as a result, may adversely affect our business, financial condition and results of operations.

Our content creators may engage in paid promotions of products and services in regulated industries, such as alcoholic beverages, tobacco products, cannabidiols (CBD), and online gambling, including sports wagering and online casino games. In some cases, we may receive a percentage of the revenue generated by such paid promotions. While these promotions are not endorsements by Rumble of the underlying products or services by Rumble and we require content creators to comply with all applicable laws and regulations, we may be found liable pursuant to existing or newly created rules and regulations by international, federal, and state regulatory authorities, such as the FTC. We may also expend significant resources on compliance with such regulations. Our business, financial condition and results of operations could be negatively affected by the impact of these regulations. In addition, such paid promotions may alienate segments of our audience, which could cause our traffic and user engagement to fall and reduce our attractiveness to other advertisers.

Risks Related to Ownership of Our Securities

We are an “emerging growth company” within the meaning of the Securities Act of 1933 (the “Securities Act”) and as such we have relied on, and we expect to continue to rely on, certain exemptions from disclosure requirements available to emerging growth companies. Our reliance on these exemptions could make our securities less attractive to investors and may make it more difficult to compare our performance with that of other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and as such we have relied on, and we expect to continue to rely on, certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. Further, the JOBS Act exempts emerging growth companies from the requirement to comply with new or revised financial accounting standards until private companies are required to comply with the same standards. The JOBS Act provides that a company may elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies. We have elected not to opt out of such extended transition period, which may make comparison of our financial statements with those of other public companies difficult or impossible because of the potential differences in accounting standards.

As a result of our emerging growth company status and our reliance on certain reporting exemptions, our stockholders may not have access to certain information they may deem important, and investors may find our securities less attractive. This could result in a less active trading market for our common stock, and the price of our common stock may be more volatile.

Our Charter authorizes our Board of Directors (the “Board”) to issue preferred stock, which may delay, defer or prevent a tender offer or a takeover attempt.

The provision of our Amended and Restated Certificate of Incorporation (the “Charter”) that authorizes our Board to issue preferred stock from time to time based on terms approved by the Board may delay, defer or prevent a tender offer or takeover attempt that you might consider to be in your best interest.

Our Charter contains forum limitations for certain disputes between us and our stockholders that could limit the ability of stockholders to bring claims against us or our directors, officers and employees.

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery (the “Court of Chancery”) is the sole and exclusive forum for (i) any derivative lawsuit brought on our behalf, (ii) any lawsuit against our current or former directors, officers, employees or stockholders asserting a breach of a fiduciary duty owed by any such person to us or our stockholders, (iii) any lawsuit asserting a claim arising under any provision of the Delaware General Corporation Law, our Charter or bylaws (each, as in effect from time to time), or (iv) any lawsuit governed by the internal affairs doctrine of the State of Delaware. These provisions do not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Our Charter also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Although we believe these exclusive forum provisions benefit our company by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds either exclusive forum provision contained in our Charter to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our CEO has control over key decision making as a result of his control of a majority of the voting power of our outstanding capital stock.

As the beneficial owner of all of the Class D Common Stock, par value $0.0001 per share, of Rumble (the “Class D Common Stock”), our CEO Chris Pavlovski is able to exercise voting rights with respect to approximately 85% of the voting power of Rumble’s outstanding capital stock. For so long as Mr. Pavlovski continues to beneficially own at least approximately 8.47 million of the issued and outstanding shares of Class D Common Stock (assuming, for this purpose, that the number of outstanding shares of all classes of our capital stock continues to equal the same number of shares outstanding as of the closing of the Business Combination), Mr. Pavlovski will continue to control the outcome of matters submitted to our stockholders for approval. Such number represents approximately 8.0% of the shares of Class D Common Stock that Mr. Pavlovski owns. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future. Further, our Charter does not include a sunset provision for the high vote feature of the Class D Common Stock, meaning this feature will persist indefinitely (unless amended or until all of the shares of Class D Common Stock have been redeemed by Rumble in connection with future transfers (other than “permitted transfers”) of shares of Class A Common Stock or ExchangeCo Shares by Mr. Pavlovski). As a result, Mr. Pavlovski may control or effectively control the voting of Rumble, even if he holds only a small economic interest in the company. Consequently, in the event Mr. Pavlovski liquidates a significant portion of his economic interest in Rumble, Mr. Pavlovski may no longer be incentivized (or incentivized to the same extent) to exercise his voting control, including in connection with the types of decisions further described below, in a manner that will maximize the economic value of Rumble.

Because of the voting ratio between the Class D Common Stock on the one hand, and the Class A Common Stock and Class C Common Stock, par value $0.0001 per share of Rumble (the “Class C Common Stock”), on the other hand, Mr. Pavlovski has the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors, amendments to our organizational documents, and any merger, consolidation, or sale of all or substantially all of our assets. The Charter provides that Rumble may not issue any shares of Class D Common Stock, so all of the Class D Common Stock are held by Mr. Pavlovski and/or his transferees. In this regard, no shares of Class D Common Stock may be transferred by Mr. Pavlovski unless the transfer is made to a qualified transferee as described in the Charter (a “Qualified Class D Transferee”). As a result, only Mr. Pavlovski has the right to vote and control the Class D Common Stock, meaning that Mr. Pavlovski is not entitled to transfer voting control of Rumble to another person or entity not controlled by Mr. Pavlovski through the transfer of Class D Common Stock.

This concentrated control could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of Rumble’s assets that our other stockholders support, or, conversely, this concentrated control could result in the consummation of such a transaction that our other stockholders do not support. This concentrated control could also discourage a potential investor from acquiring our publicly traded Class A Common Stock, which will have limited voting power relative to the Class D Common Stock that is held by Mr. Pavlovski, and might harm the trading price of our Class A Common Stock. In addition, Mr. Pavlovski has the ability to control the management and our major strategic investments as a result of his position as our CEO and his ability to control the election of our directors. As a board member and officer, Mr. Pavlovski owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, even a controlling stockholder, Mr. Pavlovski is entitled to vote his shares in his own interests, which may not always be in the interests of our stockholders generally.

Our CEO may be incentivized to focus on the short-term share price as a result of his interest in shares placed in escrow and subject to forfeiture pursuant to the terms of the BCA.

Mr. Pavlovski, the CEO and controlling shareholder of Rumble, holds shares placed in escrow and subject to forfeiture pursuant to the terms of the BCA. Such shares will vest in the event certain share price thresholds are satisfied, but if such price thresholds are not satisfied in the applicable time periods, such shares will be forfeited and cancelled. Accordingly, Mr. Pavlovski may be incentivized to focus on short-term results which may have a positive effect on Rumble’s share price at the expense of the long-term success of the Company.

Substantial future sales of our Class A Common Stock by our stockholders, including the Selling Holders, could cause the market price of our Class A Common Stock to decline.

Substantially all of our issued and outstanding shares are freely transferable and/or registered for resale on the Registration Statement of which this prospectus forms a part. Sales of a substantial number of our shares of Class A Common Stock in the public market or the perception that such sales will occur could adversely affect the market price for our Class A Common Stock and make it more difficult for our public stockholders to sell their shares of Class A Common Stock at such times and at such prices that they deem desirable. We expect that because a large number of securities have been registered pursuant to the Registration Statement of which this prospectus forms a part, Selling Holders will continue to offer the securities covered by the Registration Statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the Registration Statement may continue for an extended period of time.

Certain Selling Holders may realize a positive return on their investment, even if other stockholders experience a negative rate of return on their investment.

The Selling Holders acquired the shares of Class A Common Stock covered by this prospectus at prices ranging from $0.003 per share to $10.00 per share of Class A Common Stock. By comparison, the offering price to public stockholders in the CF VI initial public offering was $10.00 per unit, which consisted of one share and one-fourth of one Warrant. Consequently, certain Selling Holders may realize a positive rate of return on the sale of their shares covered by this prospectus even if the market price per share of Class A Common Stock is below $10.00 per share, in which case the public stockholders may experience a negative rate of return on their investment.

For example, a Selling Holder who sells 1,000,000 shares of Class A Common Stock (which it originally acquired as “founder shares” for $0.003 per share) at a price per share of $7.41 per share (the closing price of the Class A Common Stock on May 20, 2024) will earn a realized profit of $7,407,000, while a public stockholder who sells the same number of shares of Class A Common Stock (which it originally acquired for $10.00 per share in the initial public offering) will realize a loss of $2,590,000.

In addition, because the current market price of our Class A Common Stock, which was $7.41 per share at the closing on May 20, 2024, is higher than certain of the prices the Selling Holders paid for their shares of Class A Common Stock (ranging from $0.003 per share to $10.00 per share), there is more likelihood that Selling Holders holding shares of Class A Common Stock that were acquired below the current market price will sell their shares of Class A Common Stock pursuant to the Registration Statement. During such time as the Registration Statement remains effective, the Selling Holders will be permitted to sell up to 341,068,989 shares of Class A Common Stock. Such sales, or the prospect of such sales, may have a material negative impact on the market price of our Class A Common Stock.

Our stock price may be volatile, and purchasers of our common stock could incur substantial losses.

Our stock price is likely to be volatile. The stock market in general, as well as the market for technology companies in particular, have both experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for our common stock may be influenced by many broad market and industry factors. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In addition, the market price for our common stock may be subject to price movements that may not comport with macro, industry or company-specific fundamentals, including, without limitation, the sentiment of retail investors (including as may be expressed on financial trading and other social media sites and online forums), the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our common stock and any related hedging and other trading factors. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

We have and will continue to incur significant expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.

We face significant increases in insurance, legal, compliance, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board, the SEC and the securities exchanges, impose additional reporting and other obligations on public companies.

Compliance with public company requirements has increased, and is expected to continue to increase, our costs and has made, and is expected to continue to make, certain activities more time-consuming. Several of those requirements require us to carry out activities that we have not done previously. In addition, we incurred and will continue to incur additional expenses associated with SEC reporting requirements. Furthermore, if any issues in complying with those requirements are identified, we could incur additional costs to rectify those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. Furthermore, if we are unable to satisfy our obligations as a public company, our securities could be subject to delisting, and we could face fines, sanctions and other regulatory actions and potentially civil litigation.

The additional reporting and other obligations imposed by various rules and regulations applicable to public companies will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third-parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq.

If Nasdaq delists our shares from trading on its exchange for failure to meet the listing standards and we are not able to list such securities on another national securities exchange, our securities could be quoted on an over-the-counter market. If this were to occur, Rumble and its stockholders could face significant material adverse consequences including a limited availability of market quotations for our securities, reduced liquidity for our securities, a determination that our Class A Common Stock is a “penny stock,” which will require brokers trading the Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market, a limited amount of news and analyst coverage, and a decreased ability to issue additional securities or obtain additional financing in the future.

If securities or industry analysts cease publishing research or reports about Rumble, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about Rumble, our business, market or competitors. If any of the analysts who may cover Rumble change their recommendation regarding our shares of common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our shares of common stock would likely decline. Some analysts who covered Rumble have ceased coverage of our securities in the past, and if additional analysts were to cease such coverage or fail to regularly publish reports on us, we could lose additional visibility in the financial markets, which in turn could cause our share price or the trading volume of our securities to decline.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company”.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We could be an “emerging growth company” until the earlier of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following February 23, 2026, the fifth anniversary of CF VI’s initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

We do not expect to declare any cash dividends for the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our common stock for the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

USE OF PROCEEDS

All of the shares of Class A Common Stock and Warrants offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts.

We will not receive any proceeds from the sale of the securities offered pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants offered hereby (to the extent such Warrants are exercised for cash). We intend to use any such proceeds for general corporate purposes, although we believe we can fund our operations with cash on hand.

The Selling Holders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Holders in disposing of their shares of Class A Common Stock and Warrants covered by this prospectus, and we will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A Common Stock and Warrants covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

DETERMINATION OF OFFERING PRICE

Our Class A Common Stock and Warrants are currently traded on The Nasdaq Global Market under the symbols “RUM” and “RUMBW”, respectively. The actual offering price by the Selling Holders of the shares of Class A Common Stock and Warrants covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the Selling Holders or as otherwise described in the section entitled “Plan of Distribution.”

MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A Common Stock and Warrants are currently traded on The Nasdaq Global Market under the symbols “RUM” and “RUMBW”, respectively.

On May 20, 2024, the closing prices of our Class A Common Stock and Warrants were $7.41 per share and $1.79 per Warrant, respectively, based on data provided by Bloomberg Finance L.P. As of May 14, 2024, there were 144 holders of record of our Class A Common Stock and 8 holders of record of our Warrants. Such numbers do not include DTC participants or beneficial owners holding shares of Class A Common Stock or Warrants through nominee names.

Dividend Policy

We do not anticipate declaring or paying any cash dividends on our Class A Common Stock in the foreseeable future. It is presently intended that we will retain our earnings for use in business operations and, accordingly, it is not anticipated that our board of directors will declare dividends in the foreseeable future.

BUSINESS

Our Story

Rumble was founded in 2013, when the concept of ‘preferencing’ on the internet was simple — it was big vs. small. At that time, it was clear that the incumbent social video platforms were beginning to preference large creators, influencers, and brands, while leaving the small creator behind and thus, creating a market opportunity. At that time, Rumble was founded based on the premise of providing small creators with the tools and distribution that they needed to succeed.

Fast forward to 2020, when a new, and much more nuanced world of ‘preferencing’ was evolving online, which included sophisticated algorithms used by the incumbents for amplification and censorship. In contrast, Rumble never moved the goal posts on its content policies. This consistency and transparency, along with tailwinds from the 2020 U.S. election season, led to dramatic growth in Rumble’s user base from 1.2 million monthly active users (“MAUs”) in Q2 2020 to 21 million MAUs in Q4 2020.

Soon after this, the preferencing and censorship enforced by the incumbent social platforms continued to expand into many other areas of content, including but not limited to the crypto-finance community and pop culture. As a result, more creators and their audiences found a new home on Rumble. These have included top creators, such as Dan Bongino, Russell Brand, Kim Iversen, Dave Rubin, Kimberly Guilfoyle, Glenn Greenwald, Matt Kohrs, and Dana White, just to name a few. As a result, our user base has more than tripled in three years, growing from 21 million MAUs (UA) in Q4 2020 to 67 million MAUs (GA4) in Q4 2023.

During this period of accelerated growth, Rumble announced a business combination with CF VI, a special purpose acquisition company, on December 1, 2021. The Business Combination was successfully completed on September 16, 2022, and our Class A common stock, par value $0.0001 per share (“Class A Common Stock”) began trading on The Nasdaq Global Market (“Nasdaq”) under the symbol RUM. The Business Combination and related PIPE investment provided Rumble with gross proceeds of approximately $400 million, prior to transaction expenses. This capital infusion has helped Rumble compete with its big tech and other incumbent competitors. Ultimately, 99.9% of CF VI shareholders elected not to redeem their shares, which we believe was a strong expression of support for Rumble’s mission, its growth story to date and its future potential.

With this capital in place, Rumble set out to execute on a growth strategy with the following four key tenets: 1) invest in content to grow and diversify the content library and user base; 2) build Rumble Advertising Center, an in-house advertising marketplace and network; 3) create the infrastructure to support the Rumble video platform and future Rumble Cloud go-to-market needs; and 4) hire across the organization to support domestic and future international growth. Today, Rumble is a high-growth video and cloud services provider on a mission to protect the free and open internet.

For further discussion of our key performance indicators, including definitions and explanations of the ways that management uses these metrics in managing the performance of the business, please refer to the section titled “Key Business Metrics” under the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Portfolio

Rumble is comprised of two segments: Rumble Services and Rumble Cloud.

1)      Rumble Services:

•        Rumble Video:    a video sharing platform enabled by Rumble.com and its associated mobile and connected TV applications;

•        Rumble Streaming Marketplace:    a multi-platform livestreaming and monetization service for creators enabled by Rumble Studio;

•        Rumble Advertising Center:    an in-house advertising marketplace and network enabled by Rumble Advertising Center (“RAC”);

2)      Rumble Cloud:

•        Rumble Cloud:    an infrastructure as a service (IaaS) offering consisting of a portfolio of compute, storage, security, and networking offerings.

Rumble Services

Vision, Products and Differentiation

Rumble Services consists of three core businesses: Rumble Video, Rumble Studio, and RAC. The collective vision of Rumble Services is to provide creators with the best monetization toolkit on the internet. To fulfill this vision, our product roadmap is focused on the progressive integration of these businesses and underlying products into to a single seamlessly integrated platform, which has the potential to unlock a variety of differentiated feature sets to users, creators, advertisers, and publishers.

Rumble Video is enabled primarily through our flagship product, Rumble.com, a free-to-use video sharing and livestreaming platform on which users can watch, share, like, comment, and upload videos. Users can subscribe to channels to stay in touch with creators and access video on-demand (“VOD”) and live content streamed by creators. In addition, Rumble Video also offers a premium subscription service via Locals.com, where users can access certain free content and purchase subscriptions to support creators and access exclusive content in creator communities. Both Rumble.com and Locals.com are available via desktop and mobile web, iOS and Android mobile applications (“apps”), as well as connected TV apps including Roku, Apple TV, Amazon Fire TV, LG, Samsung, and Android TV. In aggregate, Rumble Video provides a platform for creators to benefit from our growing advertising business and revenue share model.

Rumble Streaming Marketplace is enabled by Rumble Studio, a new, patent-pending application designed to enable a first-of-its-kind livestreaming and monetization service for creators. Using Rumble Studio, creators can establish a variety of custom settings for their livestream, set up, go-live and control their livestream across multiple social platforms, while also benefiting from a variety of custom and programmatic monetization opportunities, including host-read ads and sponsorships. Rumble Studio is currently available via desktop and mobile web, as well as iOS and Android mobile applications.

Rumble Advertising Center is our proprietary advertising marketplace and network designed to facilitate transactions for advertisers seeking to access Rumble.com traffic and also traffic from other publishers in the RAC network. Within the platform, RAC offers a unique set of advertising opportunities for advertisers, including traditional display and pre-roll/mid-roll video advertising in addition to creator sponsorships. Furthermore, the automated technology designed to make creator sponsorship opportunities available to advertisers either programmatically or through direct deals is planned to launch to general availability in 2024, which will be a fully differentiated offering in the market and augment the current manual sales effort for this revenue stream.

The continued scale and integration of the Rumble Video, Rumble Studio, and RAC platforms will bring a truly differentiated offering to the market, which is the key to fulfill the Company’s vision of providing the best monetization toolkit for creators on the internet.

How We Generate Revenue

Our portfolio of services enables a diversified set of revenue streams, which includes:

•        Advertising:

•        Banner/Display Advertising:    offered to advertisers via RAC across our network of publishers, including Rumble.com.

•        Video Pre-Roll/Mid-Roll Advertising:    offered to advertisers via RAC across our network of publishers, including Rumble.com, and also through custom integrations into live broadcasts.

•        Creator Sponsorships:    offered to advertisers via RAC programmatically and through direct sales.

•        Subscriptions, Pay-Per-View and Tipping:

•        Subscriptions:    revenue generated from users that subscribe to content creators on Locals.com.

•        Badge Subscriptions:    revenue generated from badge subscriptions purchased by users on Rumble.com.

•        Pay-Per-View and Tipping:    revenue generated from pay-per-view videos offered by creators and tips given by users to creators during livestreams.

We share revenue generated from advertising, subscriptions, pay-per-view and tipping with creators in a revenue-share model.

Sales & Marketing

A vast majority of the substantial user growth experienced by Rumble.com between 2020 and 2022 was organic, driven largely through user and creator advocacy. As a result, very minimal marketing spend was deployed during that time. In 2023, while the organic growth continued, the Company made several investments to bring in new content creators consistent with our goals during the de-SPAC, which in turn attracted new audiences to the platform. Going forward, we will look to build our brand across multiple audiences, driving user growth and video consumption through (1) selective content creator partnerships and advocacy, (2) continued strategies to earn unpaid media coverage and recognition, and (3) increased marketing spend, primarily through digital paid media channels, particularly as advertising revenues increase.

Our advertising platform, RAC, is designed as a self-serve platform where advertisers can sign up, build a campaign and bid on traffic leveraging various targeting tactics. As a result, paid marketing strategies will be employed as inventory is released into the network in an effort to attract new advertisers into the system. In parallel to this and other growth strategies, we will make continued investment into direct sales, account management and creator success teams to drive incremental business across display and video advertising, as well as sponsorships.

Lastly, for creators, the Company made several direct investments into large creators in 2023. These investments helped attract high-profile creators to the platform given that, at the time, our advertising revenues were minimal and creators’ earnings on the Rumble Video platform were generally not competitive with the earnings potential offered by the incumbent platforms. With the Company now focused more on growing the advertising business and driving revenue, we believe that creators are now better-positioned to earn money on Rumble, which we believe in turn will bring more content and creators to the platform, thereby yielding more engagement and ultimately driving more advertising revenue.

Competition

We operate in a challenging and rapidly evolving environment. We compete with other online video distribution platforms, including YouTube, and confront conduct by YouTube and Google that we believe is highly anti-competitive (see the section titled “Legal Proceedings” for further information). We also face significant challenges in obtaining advertising revenue because advertisers have numerous options for allocating their advertising budgets. Rumble Video seeks to compete with other platforms by establishing and maintaining trust with our users, creating an enjoyable viewing experience that welcomes a variety of video content. We seek to operate a neutral video platform in order to meet the challenges presented by Big Tech.

Rumble Cloud

Origin, Vision, Products and Differentiation

After its initial beta phase, Rumble Cloud was launched in Q1 2024, and is an Infrastructure as a Service (IaaS) offering designed to service a wide variety of businesses from startups to small and medium sized businesses (SMBs) to enterprise clients.

Rumble Cloud was built based on the following key premises: 1) it was existential for us to invest and build out the infrastructure to support Rumble Video and insulate ourselves from arbitrarily enforced terms and conditions and unfavorable economics offered by the incumbent cloud providers, and 2) given the significant amount of compute, storage and bandwidth requirements of Rumble Video, it was a natural extension of the business to offer excess infrastructure capacity to the cloud market. Moreover, we saw an opportunity to capitalize on a product-market fit by specifically addressing the chronic customer pain points in the cloud market, including censorship, trust with data, vendor lock-in strategies, as well as unfair and unpredictable pricing.

Backed by our mission to protect a free and open internet, the vision of Rumble Cloud is to empower businesses and allow them to take control of their IT budgets by providing the most predictable and fair pricing model in the cloud market.

Rumble Cloud launched and currently operates with the infrastructure and essential computing and storage necessary to run a wide array of workloads and applications, including:

•        Cloud compute;

•        Load balancers;

•        Object storage;

•        Kubernetes orchestration;

•        Block storage; and

•        Virtual private cloud.

With Rumble Video as the first anchor tenant of Rumble Cloud, we built our infrastructure from the ground up to run on the latest generation equipment, including 4th generation AMD EPYC processors. In addition to NVMe SSDs, Rumble Cloud virtual machines run atop fully dedicated vCPUs, ensuring fast and consistent performance.

How We Generate Revenue

Rumble Cloud launched and currently runs on a subscription model. Relative to the unpredictable and volatile consumption-based pricing models that can cripple a business due to rampant hidden and unexpected costs, Rumble Cloud introduced the concept of a Resource Tier pricing model, which is designed to provide a transparent and predictable pricing model to its customers and offers unlimited usage within a given pool of hardware resources for a fixed monthly price. With Rumble Cloud’s Resource Tiers, customers will have the freedom to grow and scale at a pace that works best for their needs, without surprises on their monthly bill.

Sales & Marketing

The front end of Rumble Cloud, rumble.cloud, is designed to support a self-serve customer acquisition model. Marketing efforts will be focused on attracting leads and converting through the marketing funnel via traditional paid, earned and owned media strategies. Rumble’s video business has cultivated an ecosystem of tens of millions of users and creators. Activating this community is a core piece of our marketing strategy for Rumble Cloud.

To complement the self-serve customer acquisition component, we plan to drive demand for Rumble Cloud using a direct sales and channel partner approach. Channel partners will include referral, reseller and managed service partners, who are well positioned to help us expand our mid-market, enterprise and specialty segments.

Competition

We operate in a challenging environment, with a majority of the cloud services market owned by the major cloud hyperscalers, Google Cloud, Microsoft Azure and Amazon Web Services. These companies have significantly greater resources than us and significant existing customer bases that may be difficult for us to penetrate, especially given the potential for high switching costs in the cloud services market. Given the market trends of rising multi-cloud strategies and continued complexity and unpredictability in cloud pricing, Rumble Cloud arrives at an opportune time to enter the market and present a new way for businesses to save money and regain control of their IT budget.

Human Capital

We believe that our employees are our most significant resource. As of December 31, 2023, we had 158 full-time employees, of whom 37 were based in Canada and 121 were based in the United States. None of our employees are covered by collective bargaining agreements. We believe we have good relationships with our employees. Our human capital resources objectives include identifying, recruiting, retaining, incentivizing, and integrating our existing and additional employees. The principal purposes of our equity incentive programs are to attract, retain, and motivate key employees and directors through the granting of stock-based compensation awards.

Government Regulation

We are subject to domestic and foreign laws that affect companies conducting business on the internet generally, including laws relating to the liability of providers of online services for their operations and the activities of their users.

Because we host user-uploaded content, we may be subject to laws concerning such content. In the U.S., we rely, to a significant degree, on laws that limit the liability of online providers for user-uploaded content, including the Digital Millennium Copyright Act of 1998 (“DMCA”) and Section 230. Countries outside the U.S. generally do not provide as robust protections for online providers and may instead regulate such entities to a higher degree. For example, in certain countries, online providers may be liable for hosting certain types of content or may be required to remove such content within a short period of time upon notice. As we expand internationally, we or our customers may also be subject to additional laws that regulate streaming services or online platforms.

Because we receive, store and use a substantial amount of information received from or generated by our users, we are also impacted by laws and regulations governing privacy and data security in the U.S. and worldwide. Examples of such regimes include Section 5 of the Federal Trade Commission Act, the EU’s General Data Protection Regulation (GDPR), and the California Consumer Privacy Act (CCPA). These laws generally regulate the collection, storage, transfer and use of personal information.

Because our platform facilitates online payments, including subscription fees and tipping, we are subject to a variety of laws governing online transactions, payment card transactions and the automatic renewal of online agreements. In the U.S., these matters are regulated by, among other things, the federal Restore Online Shoppers Confidence Act (ROSCA) and various state laws.

As a U.S.-based company with Canadian operations, we are subject to a variety of Canadian laws governing our foreign operations, as well as Canadian and U.S. laws that restrict trade and certain practices.

Intellectual Property

Our intellectual property includes trademarks, such as RUMBLE in the United States and Canada, pending international applications to register the trademark RUMBLE, and several pending U.S. trademark applications, including applications for LOCALS, RUMBLE CLOUD, RUMBLE STUDIO, and RAC; the domain names rumble.com and locals.com; copyrights in our source code, website, apps and creative assets; a pending patent application for technology related to Rumble Studio; and trade secrets. In addition, our platforms are powered by a proprietary technology platform.

We rely on, and expect to continue to rely on, a combination of work for hire, assignment, and confidentiality agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, trade dress, domain name, copyright, and trade secret laws to protect our brands, proprietary technology, and other intellectual property rights. We intend to continue to file additional applications with respect to our intellectual property rights.

Acquisitions

In October 2021, we bolstered our value proposition for content creators by acquiring Locals, a solution for (1) creators looking to monetize their content through subscription, and (2) for users to gain access to premium content from their favorite content creators. The acquisition was designed to accelerate our subscription revenue model and brought approximately 86,000 subscribers to our platform. Prior to our acquisition of Locals, we did not offer a consumer-facing subscription service.

In May 2023, we acquired Callin, a San Francisco-based podcasting and live streaming platform founded by technology entrepreneur and investor David Sacks. Callin’s technology laid the foundation for Rumble Studio, which was launched in Q1 2024.

In October 2023, we acquired North River Project Inc., an entity created to develop what became RAC, an advertising technology solution, specifically for Rumble. RAC includes an advertising marketplace and network between advertisers bidding and publishers selling display and video advertisement as well as advertisers bidding on creator sponsorships. RAC continues to be enhanced and represents a significant milestone in Rumble’s monetization efforts.

Facilities

We are headquartered in Longboat Key, Florida, and maintain offices in both the United States and Canada. A number of our U.S. employees work remotely. All of our facilities are leased. We believe that our current facilities are adequate to meet our current needs. We intend to procure additional space in the future as we continue to add employees and expand geographically. We also believe that, if we require additional space, we will be able to lease additional facilities on commercially reasonable terms.

Terms of Service

Our content policies, which are available at rumble.com/s/terms, contain politically neutral terms that ensure a safe and respectful exchange of views on the Rumble platform. Among other things, they prohibit content that infringes on the rights of third parties, violates any law, is pornographic or obscene in nature, promotes or supports violence or unlawful acts (including content that promotes or supports Antifa, the KKK, white supremacist groups, and entities designated by the U.S. or Canadian government as terrorist organizations), or exploits minor children (including disclosing personally identifiable information about minor children).

Our website address is included in this prospectus for informational purposes only. Our website and the information contained therein or connected thereto are not deemed to be incorporated by reference in, and are not considered part of, this prospectus.

Legal Proceedings

We are, and from time to time may become, involved in various legal proceedings arising in the normal course of our business activities, such as copyright infringement and tort claims arising from user-uploaded content, patent infringement claims, breach of contract claims, government demands, putative class actions based upon consumer protection or privacy laws and other matters. The amounts that may be recovered in such matters may be subject to insurance coverage.

In January 2021, we filed an antitrust lawsuit against Google in the United States District Court for the Northern District of California, alleging that Google unlawfully gives an advantage to its YouTube platform over Rumble in search engine results and in the mobile phone market. In June 2021, Google filed a partial motion to dismiss the lawsuit and a motion to strike; in July 2022, the court denied Google’s motion. The case is currently in discovery, with trial scheduled for May 2025.

In January 2022, we received notification of a lawsuit filed by Kosmayer Investment Inc. (“KII”) against Rumble and Mr. Pavlovski in the Ontario Superior Court of Justice, alleging fraudulent misrepresentation in connection with KII’s decision to redeem its shares of Rumble in August 2020. KII is seeking rescission of such redemption such that, following such rescission, KII would own 20% of the issued and outstanding shares of Rumble or, in the alternative, damages for the lost value of the redeemed shares, which KII has alleged to be worth $419.0 million (based on the value ascribed to the shares of Rumble in the Business Combination), together with other damages including punitive damages and costs. The case is currently in discovery. Although we believe that the allegations are meritless and intend to vigorously defend against them, the result or impact of such claims is uncertain, and could result in, among other things, damages, and/or awards of attorneys’ fees or expenses.

In August 2022, we received notification of a patent infringement lawsuit in the United States District Court for the Middle District of Florida by Interactive Content Engines LLC (“ICE”), a non-practicing entity. We agreed to settle the lawsuit in March 2024; the material terms of the settlement include no payment by Rumble to ICE and a covenant by ICE not to sue any current Rumble entity for patent infringement.

In October 2022 and December 2023, we received notifications of two putative class action lawsuits alleging violations of the Video Privacy Protection Act (VPPA). In December 2023, the U.S. District Court for the Middle District of Florida dismissed the first VPPA lawsuit based on the forum selection clause in our terms and conditions. Shortly thereafter, the plaintiff in the second VPPA lawsuit voluntarily dismissed his complaint. The plaintiff in the first VPPA lawsuit appealed the district court’s decision to the U.S. Court of Appeals for the Eleventh Circuit; in March 2024, the parties agreed to the voluntary dismissal of the appeal, with each party bearing its own costs and no consideration being exchanged.

Along with co-plaintiff Eugene Volokh, in December 2022, we filed a lawsuit in the U.S. District Court for the Southern District of New York to block the enforcement of New York State’s Social Media Law. In February 2023, the court granted our motion for a preliminary injunction, halting enforcement of the law. The New York Attorney General appealed that decision to the U.S. Court of Appeals for the Second Circuit; that appeal remains pending.

In February 2023, we filed a petition in the Court of Chancery under 8 Del. C. §205, or Section 205 of the Delaware General Corporation Law (the “Petition”) to resolve potential uncertainty with respect to our authorized share capital that was introduced by the holding in Garfield v. Boxed, Inc., 2022 WL 17959766 (Del. Ch. Dec. 27, 2022). The Court of Chancery granted our petition in March 2023 and entered an order under 8 Del. C. §205 (1) declaring our current certificate of incorporation (the “Current Certificate of Incorporation”), including the filing and effectiveness thereof, as validated and effective retroactive to the date of its filing with the Office of the Secretary of State of the State of Delaware on September 15, 2022, and all amendments effected thereby and (2) ordering that our securities (and the issuance of the securities) described in the Petition and any other securities issued in reliance on the validity of the Current Certificate of Incorporation are validated and declared effective, each as of the original issuance dates.

In November 2023, we filed a defamation lawsuit in the U.S. District Court for the Middle District of Florida against Nandini Jammi and Claire Atkin, co-founders of an organization that targets news outlets and platforms that do not adhere to their political worldview. The lawsuit seeks actual, presumed, and punitive damages against Jammi and Atkin for their defamatory statements about Rumble, in addition to all costs and fees associated with the case. We have also asked the court to prohibit the defendants from repeating their false statements. Our response to the defendants’ motion to dismiss the case is due on May 31, 2024.

Impact of this Offering on Liquidity

This offering involves the potential sale of up to 341,068,989 shares of our Class A Common Stock, which represents approximately 90.9% of our total outstanding shares of Class A Common Stock on a fully diluted basis (inclusive of all shares of Class A Common Stock issuable upon exchange of ExchangeCo Shares, and which also includes shares of Class A Common Stock and ExchangeCo Shares placed in escrow pursuant to the terms of the BCA). Once the registration statement that includes this prospectus is effective and during such time as it remains effective, the Selling Holders will be permitted to sell the shares registered hereby. The resale, or anticipated or potential resale, of a substantial number of shares of our Class A Common Stock may have a material negative impact on the market price of our Class A Common Stock and could make it more difficult for our shareholders to sell their shares of Class A Common Stock at such times and at such prices as they deem desirable.

We will not receive any proceeds from the sale of the securities offered pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants offered hereby (to the extent such Warrants are exercised for cash). We intend to use any such proceeds for general corporate purposes, although we believe we can fund our operations with cash on hand.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers named in the “— Summary Compensation Table” below.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory stockholder vote on named executive officer compensation, to provide information relating to the ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of all of our employees (other than our chief executive officer), and to provide information relating to the relationship between the executive compensation actually paid to our named executive officers (“NEOs”) and our financial performance, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Processes and Procedures for Compensation Decisions

Our compensation program is designed to:

•        attract, incentivize, and retain employees at the executive level who contribute to our long-term success;

•        provide compensation packages to our executives that are fair and competitive, and that reward the achievement of our business objectives; and

•        effectively align our executives’ interests with those of our stockholders by focusing on long-term equity incentives that correlate with the creation of long-term value for our stockholders.

Under its charter, our Compensation Committee has the right to retain or obtain the advice of compensation consultants, independent legal counsel and other advisers. During the fiscal year ended December 31, 2023, our Compensation Committee retained Mercer to provide the committee with market information, analysis, and other advice relating to executive compensation on an ongoing basis. Mercer also assisted in developing an updated appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers and non-employee directors, as well as to assess each separate element of executive officer and non-employee director compensation, with a goal of ensuring that the compensation we offer to our executive officers and non-employee directors is competitive, fair, and appropriately structured. Mercer does not provide any non-compensation consulting-related services to us. Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc.

Named Executive Officers

Our NEOs for the fiscal year ended December 31, 2023 were:

•        Chris Pavlovski, our Chairman and Chief Executive Officer;

•        Tyler Hughes, our Chief Operating Officer; and

•        Michael Ellis, our General Counsel and Corporate Secretary.

Summary Compensation Table

The following table shows information regarding the compensation earned by or paid to our NEOs during the fiscal years ended December 31, 2023 and December 31, 2022. The amounts paid to Messrs. Pavlovski and Hughes reflected herein have been converted from Canadian dollars to U.S. dollars using the average annual conversion ratio as of December 31 of the respective year.

Name and Title	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Options Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Chris Pavlovski	2023	1,007,039	503,519	(4)	624,998		1,874,093	9,362	4,019,011
Chairman and Chief Executive Officer	2022	428,923	1,250,000	(5)	13,534,408	(6)(7)	871,048	8,432	16,092,811

Tyler Hughes	2023	394,725	198,362	(4)	243,450		729,998	—	1,566,535
Chief Operating Officer	2022	451,263	200,000	(4)	72,599		217,762	—	941,624

Michael Ellis	2023	400,000	200,000	(4)	249,997		749,634	—	1,599,631
General Counsel and Corporate Secretary	2022	287,500	200,000	(4)	72,599		217,762	—	777,861

____________

(1)      The amounts reported in this column do not reflect dollar amounts actually received by our NEOs. Instead, the amounts reported in this column represent the aggregate grant-date fair value of the restricted stock units (“RSUs”) granted during the fiscal years indicated computed in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). See Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for a discussion of the relevant assumptions used in calculating these amounts.

(2)      The amounts reported in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts reflect the aggregate grant-date fair value of the options to purchase shares of our common stock to each NEO, computed in accordance with U.S. GAAP. See Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for a discussion of the relevant assumptions used in calculating these amounts. Our NEOs will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of the shares of our common stock underlying the option awards.

(3)      Represents the amounts paid to Mr. Pavlovski for foreign tax preparation.

(4)      Represents payments pursuant to our short-term incentive plan (“STIP”) for the respective years. In addition, the amounts include a one-time cash bonus in the amount of $1,000 to Mr. Hughes for exceeding expectations in his role during 2023.

(5)      Represents payment of a one-time bonus of $750,000 to Mr. Pavlovski in connection with the closing of the Business Combination and a payment of $500,000 pursuant to the STIP.

(6)      Represents in part, the grant date value of the 27,397 RSUs with a grant date fair value of $290,408 granted under the Rumble Inc. 2022 Stock Incentive Plan (the “2022 Plan”).

(7)      Represents in part, the one-time grant of 1,100,000 RSUs granted in lieu of the shares of restricted stock to which Mr. Pavlovski was entitled under his employment agreement in connection with the Business Combination, as further discussed below, with a grant date fair market value of $13,244,000.

Narrative to Summary Compensation Table

Arrangements with Named Executive Officers

We have entered into employment agreements with each of our NEOs which are summarized below.

Chris Pavlovski

Upon consummation of the Business Combination, we entered into an employment agreement with Mr. Pavlovski in his capacity as Chief Executive Officer. The employment agreement provides for an indefinite term of employment, during which time Mr. Pavlovski is entitled to an annual base salary of $1,000,000; an annual bonus with a target of 50% of his then annual salary, payable subject to Mr. Pavlovski’s continued employment through the payment date; a one-time cash bonus of $750,000 payable upon the closing of the Business Combination; a one-time grant of 1,100,000 restricted shares of Class A Common Stock (which were granted as RSUs in lieu of restricted shares), which vest in substantially equal annual installments for three years following the closing of the Business Combination, subject to Mr. Pavlovski’s continued employment through each vesting date; and an annual equity grant with a value of up to $4,000,000 during his employment. The employment agreement also provides that Mr. Pavlovski will be eligible to participate in all employee benefit plans, programs and arrangements made available to our employees or, if no such plans exist, Mr. Pavlovski will receive reimbursement of medical and dental costs for himself, his spouse and dependents, until such time that we have medical and dental insurance plans in place. Additionally, during the term of employment, Mr. Pavlovski is entitled to long-term disability insurance coverage equal to at least 80% of his annual salary regardless of whether such benefit is offered to other similarly situated executives and at no expense to him. The employment agreement contains an indefinite non-disparage provision, customary confidentiality and invention assignment covenants, as well as non-competition and employee and customer non-solicitation covenants that apply during the term of employment and for a period of one year thereafter. If Mr. Pavlovski is terminated without “cause” or due to his resignation for “good reason” (each as defined in Mr. Pavlovski’s employment agreement), subject to his execution and non-revocation of a general release of claims in favor of us and our affiliates and his continued compliance with the restrictive covenants in the employment agreement, he will be entitled to severance consisting of (i) any unpaid annual bonus in respect of any completed performance period that has ended prior to the date of such termination or pro rata portion thereof, which amount will be paid at such time annual bonuses are paid to our other senior executives, and (ii) (x) payment of his regular wages in lieu of the minimum amount of working notice of termination prescribed by the Ontario Employment Standards Act, 2000 (“ESA”), (y) statutory severance pay, if any, prescribed by the ESA, and (z) any other minimum statutory entitlement that may be payable to Mr. Pavlovski under the ESA, without duplication. Additionally, on September 16, 2022, Mr. Pavlovski entered into an amendment to the employment agreement pursuant to which Mr. Pavlovski’s salary will be paid in Canadian dollars, in lieu of U.S. dollars. The amendment to the employment agreement does not alter, amend or supersede any other terms of the employment agreement.

Tyler Hughes

In November 2022 we entered into an employment agreement with Tyler Hughes. Pursuant to the agreement, Mr. Hughes is entitled to an initial annual base salary of CDN$532,731 per year, payable in Canadian dollars, and is eligible to earn an annual bonus based upon the achievement of performance targets established for the applicable calendar year, with a target annual bonus equal to 50% of base salary and a maximum annual bonus equal to 100% of base salary.

Pursuant to the agreement, if Mr. Hughes’ employment is terminated either (x) by the Company without “cause” or (y) by Mr. Hughes for “good reason”, subject to Mr. Hughes’ execution of a general release of claims in favor of the Company and its affiliates and compliance with any restrictive covenants to which Mr. Hughes is subject in favor of the Company and its affiliates, Mr. Hughes will be entitled to, in addition to any payments required by the ESA, (i) any unpaid annual bonus in respect of any completed fiscal year that has ended on or before the termination date; (ii) a prorated target annual bonus for the calendar year in which such termination occurs; (iii) continued participation in the Company’s health and dental plans for 12 months (or such longer time as required by the ESA); (iv) an amount equal to Mr. Hughes’ annual base salary less any amounts paid or payable to Mr. Hughes during any ESA required notice period (or pay in lieu of notice), payable in either a lump sum or installments in the Company’s sole discretion; (v) an amount equal to the Mr. Hughes’ target annual bonus for the year of termination, payable during the 12-month period following termination in accordance with the Company’s regular payroll practices; and (vi) continued vesting during the 12-month period following termination of any time-based equity awards that are outstanding and unvested as of such termination.

Michael Ellis

In November 2022 we entered into an employment agreement with Michael Ellis. Pursuant to the agreement, Mr. Ellis is entitled to an initial base salary of $400,000 per year and is eligible to earn an annual bonus based upon the achievement of performance targets established for the applicable calendar year, with a target annual bonus equal to 50% of his base salary and a maximum annual bonus equal to 100% of his base salary.

Pursuant to the agreement, if Mr. Ellis’ employment is terminated either (x) by the Company without “cause” or (y) by Mr. Ellis for “good reason,” subject to his execution of a general release of claims in favor of the Company and its affiliates and compliance with any restrictive covenants to which Mr. Ellis is subject in favor of the Company and its affiliates, Mr. Ellis will be entitled to: (i) any unpaid annual bonus in respect of any completed fiscal year that has ended on or before the termination date; (ii) a prorated target annual bonus for the calendar year in which such termination occurs; (iii) subsidized premiums for continued coverage under the Company’s group health plan for up to 12 months; (iv) an amount equal to the sum of (x) Mr. Ellis’ annual base salary, plus (y) the target annual bonus for the year of termination, payable during the 12-month period following termination in accordance with the Company’s regular payroll practices; and (v) continued vesting during the 12-month period following termination of any time-based equity awards that are outstanding and unvested as of such termination.

Potential Payments Upon Termination or Change of Control

None of our NEOs is entitled to any potential payments or benefits in connection with a termination of their employment or a change in control of the Company, other than as described above set forth in their employment agreements.

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, we seek to provide a base salary level designed to reflect each NEO’s scope of responsibility and accountability.

Bonus Compensation

Our management team is eligible for short-term incentive compensation through the STIP. Cash incentives hold our management team accountable, reward them based on actual business results and help create a “pay for performance” culture. Our STIP provides cash incentive award opportunities for the achievement of performance goals established by the Compensation Committee at the beginning of the fiscal year. Payouts to participants vary based on performance as compared to the target performance goals established by the Compensation Committee. The Compensation Committee and the CEO also retain discretion to adjust payouts for any factors that are deemed appropriate. We awarded bonuses in the amount of $500,000 to Mr. Pavlovski, $200,000 to Mr. Ellis, and $197,362 to Mr. Hughes pursuant to the STIP for their service in 2023. In addition, the Compensation Committee awarded a one-time cash bonus in the amount of $1,000 to Mr. Hughes for exceeding expectations in his role during 2023.

Long Term Equity Compensation Plans

Rumble Inc. 2022 Stock Incentive Plan

At the special meeting of stockholders held on September 15, 2022, Rumble stockholders considered and approved the Stock Incentive Plan and reserved 27,121,733 shares of Common Stock for issuance to directors, officers and employees of the Company and its subsidiaries after consummation of the Business Combination, subject to an evergreen of 5% for ten years. In addition, upon achievement of either of the earn-out conditions, the number of shares included in the Stock Incentive Plan will be increased by ten percent (10%) of the shares that vest upon achievement of each such condition (including 10% of all Tandem Option Earnout Shares (assuming for this purpose, each Exchanged Company Option has been exercised in full prior to the achievement of such condition). The Stock Incentive Plan was approved by the board of directors of the Company, and became effective, on September 16, 2022.
As of December 31, 2023, there were 31,655,077 shares of Class A Common Stock reserved for future issuance under the Stock Incentive Plan.

Plan Administration.    The Stock Incentive Plan is administered by the Board or the compensation committee of the Board (which together with the Board is hereinafter referred to as the “Committee”). The Committee has the authority, among other things, to select participants, grant awards, determine types of awards and terms and conditions of awards for participants, prescribe rules and regulations for the administration of the plan, and make decisions and determinations as deemed necessary or advisable for the administration of the Stock Incentive Plan. The Committee may delegate certain of its authority as it deems appropriate, pursuant to the terms of the Stock Incentive Plan and to the extent permitted by applicable law, to the Company’s officers or employees, although any award granted to any person who is not a Company employee or who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee. The Committee’s actions will be final, conclusive and binding.

Eligibility.    All officers, employees and directors of the Company and its direct or indirect subsidiaries and consultants and advisers of the Company and its direct or indirect subsidiaries (or a wholly-owned alter ego entity of such person providing the services of which such person is an employee, stockholder or partner) are eligible to participate in the Stock Incentive Plan.

Types of Awards.    The types of awards that are available under the Stock Incentive Plan are stock options (both non-qualified stock options and incentive stock options under Section 422 of the Code (“ISO”)), restricted stock, RSUs, stock appreciation rights and other stock-based awards as determined by the Committee. All of the awards under the Stock Incentive Plan are subject to the terms and conditions determined by the Committee in its sole discretion, subject to certain limitations provided in the Stock Incentive Plan. Each award granted under the Stock Incentive Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions. Generally, upon a participant’s termination for cause all awards under the Stock Incentive Plan are forfeited for no consideration, upon a participant’s termination other than for cause the vesting of any award under the Stock Incentive Plan ceases, unless otherwise determined by the Committee, and any unvested awards are forfeited for no consideration, the vested awards are treated as described in the Stock Incentive Plan and the individual’s award agreement.

Adjustments.    In connection with stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization affecting the shares of Class A Common Stock or the Company’s capital structure or in connection with any extraordinary dividend declared and paid in respect of Class A Common Stock or in the event of any other change in applicable law or circumstances, in each case, to the extent that the Committee in its sole discretion determines that such event results in or could reasonably be expected to result in any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the Stock Incentive Plan, the Committee will equitably and proportionally adjust or substitute effected awards.

Corporate Events.    In the event of a merger, amalgamation or consolidation in which the Company is not the surviving corporation or in which the Company is the surviving corporation but the holders of shares of Class A Common Stock receive securities of another corporation or other property or cash, a “change in control” (as defined in the Stock Incentive Plan), or a reorganization, dissolution or liquidation of the Company, all awards granted under the Stock Incentive Plan will be treated in the manner described in the definitive transaction agreement. In the event that such corporate event does not entail a definitive agreement to which the Company is party, the awards will be treated in the manner determined by the Committee, in its discretion, which may include the assumption or substitution of outstanding awards, acceleration of the vesting of outstanding awards, a cash-out of outstanding awards or the replacement of outstanding awards with a cash incentive program that preserves the value of the awards so replaced.

Transferability.    Awards under the Stock Incentive Plan may not be sold, transferred, pledged or assigned other than by will or by the applicable laws of descent and distribution, unless (except with respect to ISOs) determined by the Committee in certain limited situations.

Amendment.    The Committee may amend the Stock Incentive Plan or outstanding awards at any time. The Company’s stockholders must approve any amendment if their approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which shares of Class A Common Stock are traded. No amendment to the Stock Incentive Plan or outstanding awards which materially impair the right of a participant are permitted unless the participant consents in writing.

Termination.    The Stock Incentive Plan will terminate on the day before the tenth anniversary of the date the stockholders approve the Stock Incentive Plan, although ISOs may not be granted following the earlier of the tenth anniversary of (i) the date the Stock Incentive Plan is adopted by the Board and (ii) the date the stockholders approve the Stock Incentive Plan. In addition, the Committee may suspend or terminate the Stock Incentive Plan at any time. Following any such suspension or termination, the Stock Incentive Plan will remain in effect to govern any then outstanding awards until such awards are forfeited, terminated or otherwise canceled or earned, exercised, settled or otherwise paid out, in accordance with their terms.

Clawback; Sub-Plans.    All awards under the Stock Incentive Plan will be subject to any incentive compensation clawback or recoupment policy currently in effect, or as may be adopted by the Committee and, in each case, as may be amended from time to time. In addition, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Stock Incentive Plan by individuals who are non-U.S. nationals or are primarily employed or providing services outside the United States, and may modify the terms of any awards granted to such participants in a manner deemed by the Committee to be necessary or appropriate in order that such awards conform with the laws of the country or countries where such participants are located.

No-Repricing of Awards.    No awards under the Stock Incentive Plan may be repriced without stockholder approval.

Rumble Inc. Amended and Restated Stock Option Plan

Rumble maintains a long-term incentive plan, the Rumble Stock Plan. The Rumble Stock Plan continues to govern the terms and conditions of the outstanding awards previously granted under the Rumble Stock Plan, and all options to purchase Rumble Class A common shares or Rumble Class B common shares which were converted into options to purchase shares of Class A Common Stock in connection with the Business Combination.

As of December 31, 2023, there were 58,165,382 shares of Class A Common Stock reserved for future issuance under the Stock Option Plan.

Plan Administration.    The Rumble Stock Plan is administered by Rumble’s board of directors.

Eligibility.    Employees, advisory board members, directors, officers and consultants of Rumble or its subsidiaries are eligible to receive awards under the Rumble Stock Plan.

Stock Options.    Only stock options have been granted under the Rumble Stock Plan. The administrator determines the term of the option, which may be up to 20 years from the grant date, the number and class of shares subject to an option, and the exercise price that an option may be exercised. The term of an option and the exercise price of an option are each stated in the applicable award agreement.

Upon a participant’s termination of service, other than for cause, a participant may exercise the vested portion of his or her option, including any portion that would vest in the 180 days following such a termination, for 180 days following such termination. If a participant’s service terminates for cause, all options held by such participant, whether vested or unvested, will terminate immediately. In no event will an option remain exercisable beyond its original term. If a participant does not exercise an option within the prescribed period following termination of employment, the option will terminate.

Non-Transferability of Awards.    Options granted under the Rumble Stock Plan are generally not transferable except by will or by the laws of descent and distribution, and are exercisable during the lifetime of the participant only by the participant.

Certain Adjustments.    If any change that is made in, or other events that occur with respect to, common shares subject to the Rumble Stock Plan, including through a recapitalization, merger, consolidation, stock dividend, stock split, combination or exchange or any similar equity restructuring transaction, Rumble may appropriately adjust awards under the Rumble Stock Plan in order to prevent dilution or enlargement of the rights granted to participants under their award agreements.

Liquidity Events.    In the event of a “liquidity event” (as defined in the Rumble Stock Plan), the board of directors of Rumble will provide participants with notice of the liquidity event and the opportunity to exercise any unexpired and vested awards during the period of time specified by Rumble in such notice prior to the occurrence of the liquidity event. Any awards not vested or not exercised within this period shall be deemed to have terminated.

Amendment.    The administrator may alter, amend or vary the Rumble Stock Plan in any respect that it deems necessary or advisable; provided, that any such alteration, amendment or variation of the Rumble Stock Plan that materially affects the rights, benefits or obligations of a participant will not be effective unless the holder of such award consents in writing. The board of directors of Rumble may terminate the Rumble Stock Plan at any time.

2023 Equity Incentive Awards

On April 3, 2023 we granted (i) an option to purchase 223,906 shares of common stock with a grant date fair value of $1,874,093 to Mr. Pavlovski, an option to purchase 89,562 shares of common stock with a grant date fair value of $749,634 to Mr. Ellis, and an option to purchase 87,216 shares of common stock with a grant date fair value of $729,998 to Mr. Hughes; and (ii) 66,348 time-based RSUs with a grant date fair value of $624,998 to Mr. Pavlovski, 26,539 time-based RSUs with a grant date fair value of $249,997 to Mr. Ellis, and 25,844 time-based RSUs with a grant date fair value of $243,450 to Mr. Hughes. Awards granted to our NEOs under the 2022 Plan generally vest in either three or four equal annual installments of the grant date.

In connection with the Business Combination, we assumed the Rumble Inc. Amended and Restated Stock Option Plan (the “Prior Plan”), which continues to govern the terms and conditions of the outstanding options previously granted under the Prior Plan, and all options outstanding immediately prior to the effective time of the Business Combination were converted into options to purchase shares of Class A Common Stock in connection therewith.

Each of the equity awards held by our NEOs as of December 31, 2023 is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table below.

Health and Welfare Plans.    We provide benefits to our NEOs on the same basis as provided to all of our employees, including health, dental and vision insurance; and life and disability insurance. We do not maintain any executive-specific benefit or perquisite programs.

Nonqualified Deferred Compensation.    Our NEOs did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by Rumble during the fiscal year ended December 31, 2023. Our Board of Directors may elect to provide our NEOs and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Pension Benefits.    Our NEOs did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by Rumble during the fiscal year ended December 31, 2023.

No Tax Gross-Ups.    In the fiscal year ending December 31, 2023, we did not make gross-up payments to cover our NEO’s personal income taxes that pertained to any of the compensation, perquisites or personal benefits paid or provided by us.

Rule 10b5-1 Plans.    Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.

Outstanding Equity Awards at Fiscal Year End

The following table shows certain information regarding outstanding equity awards held by each of our NEOs at December 31, 2023. All of the outstanding equity awards were granted under the 2022 Plan, unless otherwise indicated.

	Option Awards								Stock Awards
Name	Grant Date		Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Chris Pavlovski	9/1/2020	(2)	34,399,769	(5)(6)	—		0.03	9/1/2040	—	—
	9/16/2022	(3)	—		—		—	—	773,334	3,292,670
	11/16/2022	(4)	—		—		—	—	20,548	92,261
	11/16/2022	(4)	23,068		69,204		10.60	11/16/2032	—	—
	4/3/2023	(4)	—		—		—	—	66,348	297,903
	4/3/2023	(4)	—		223,906		9.42	4/3/2033	—	—

Tyler Hughes	8/16/2021	(2)	466,853	(5)(6)	—		2.50	8/16/2041	—	—
	11/16/2022	(4)	—		—		—	—	5,137	23,065
	11/16/2022	(4)	5,767		17,301		10.60	11/16/2032	—	—
	4/3/2023	(4)	—		—		—	—	25,844	116,040
	4/3/2023	(4)	—		87,216		9.42	4/3/2033	—	—

Michael Ellis	11/6/2021		154,240	(5)(6)	44,392	(5)(6)(7)	10.06	11/6/2031	—	—
	11/16/2022	(4)	—		—		—	—	5,137	23,065
	11/16/2022	(4)	5,767		17,301		10.60	11/16/2032	—	—
	4/3/2023	(4)	—		—		—	—	26,539	119,160
	4/3/2023	(4)	—		89,562		9.42	4/3/2033	—	—

____________

(1)      The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our common stock on NASDAQ on December 29, 2023, the last trading day of the year, which was $4.49 per share.

(2)      The awards vested in full on September 1, 2020 with respect to Mr. Pavlovski’s award and September 16, 2022 with respect to Mr. Hughes’s award.

(3)      The award vests in three equal annual installments on the first anniversary of the grant date.

(4)      The awards vest in four equal annual installments beginning on the first anniversary of the grant date.

(5)      Issued pursuant to the Prior Plan.

(6)      The number of options was determined after applying the exchange ratio pursuant to the Business Combination Agreement, such that for each option that was outstanding prior to the effective date of the Business Combination Agreement, such option was converted into a new option to purchase (i) a number of Class A Common Stock of the Company equal to the product (rounded down to the nearest whole number) of (x) the number of shares originally underlying such option, and (y) 16.474 (the “Option Exchange Ratio” and the Class A Common Stock of the Company described in this clause (i), being the “Base Option Shares”), and (ii) and for each Base Option Share, a fraction of a Class A Common Stock of the Company equal to 0.4915 of a share (the shares described in this clause (ii), the “Tandem Option Earnout Shares”). The aggregate exercise price per Base Option Share together with the related fraction of the Tandem Option Earnout Share is equal to (A) the exercise price originally applicable to the option, divided by (B) the Option Exchange Ratio (rounded up to the nearest whole cent).

(7)      The award will vest on November 6, 2024.

Director Compensation

Non-Employee Director Compensation Policy

In August 2023, our Compensation Committee approved the terms of non-employee director compensation, pursuant to which our non-employee directors are eligible to receive (i) a cash retainer of $50,000, with the option to elect RSUs in satisfaction thereof, (ii) an equity retainer of RSUs with an aggregate grant date fair value of $200,000 (or $250,000 for the first year of service in the case of directors appointed to the Board subsequent to the 2023 annual meeting of stockholders), fully vesting on the date of the Annual Meeting, and (iii) an additional cash retainer, with the option to elect RSUs in satisfaction thereof, for the service on the following committees in the following roles:

•        Audit Committee chair: $20,000

•        Audit Committee member: $12,500

•        Compensation Committee chair: $15,000

•        Compensation Committee member: $7,500

•        Nominating and Corporate Governance Committee chair: $12,500

•        Nominating and Corporate Governance Committee member: $5,000

Director Compensation Table

The following table sets forth information regarding the compensation earned by or paid to non-employee directors during the fiscal year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Total ($)
Nancy Armstrong	67,500	(3)	200,000	267,500
Paul Cappuccio	77,500	(3)	200,000	277,500
Robert Arsov	70,000		200,000	270,000
Ryan Milnes	50,000		200,000	250,000
Ethan Fallang	75,000		200,000	275,000
David Sacks	50,000		250,000	300,000

____________

(1)      The amounts reported in this column do not reflect dollar amounts actually received by our non-employee directors. Instead, the amounts reported in this column represent the aggregate grant-date fair value of the RSUs granted to our non-employee directors during the fiscal year ended December 31, 2023, computed in accordance with U.S. GAAP. See Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for a discussion of the relevant assumptions used in calculating these amounts. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)      Awards fully vest on June 14, 2024.

(3)      Fees were paid on August 17, 2023 in the form of RSU awards which fully vest on June 14, 2024

The following table sets forth the aggregate number of our shares of common stock subject to the RSU awards and the aggregate number of shares of our common stock underlying stock options held by each non-employee director as of December 31, 2023.

Name	RSUs	Number of Shares Underlying Stock Options
Nancy Armstrong	36,948	—
Paul Cappuccio	38,329	93,616	(1)
Robert Arsov	27,624	—
Ryan Milnes	27,624	—
Ethan Fallang	27,624	—

____________

(1)      The number of shares underlying the stock option was determined after applying the exchange ratio pursuant to the Business Combination Agreement, such that for each option that was outstanding prior to the effective date of the Business Combination Agreement, such option was converted into a new option to purchase (i) Base Option Shares, and (ii) the Tandem Option Earnout Shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the “Business” section and Rumble’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022 (“consolidated financial statements”) and other information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus and those discussed in our other filings with the SEC. Additionally, our historical results are not necessarily indicative of the results that may be expected in any future period. Amounts are presented in U.S. dollars.

Overview

We are a high growth, video sharing and cloud services provider platform designed to help content creators manage, distribute, and monetize their content by connecting them with brands, publishers, and directly to their subscribers and followers. Our registered office is 444 Gulf of Mexico Drive, Longboat Key, Florida, 34228. Our shares of Class A common stock and warrants are traded on The Nasdaq Global Market (“Nasdaq”) under the symbols “RUM” and “RUMBW”, respectively.

Significant Events and Transactions

On December 1, 2021, CF Acquisition Corp. VI, a Delaware corporation (“CFVI”), and Rumble Inc., a corporation formed under the laws of the Province of Ontario, Canada (“Legacy Rumble”), entered into a business combination agreement (the “Business Combination”). On September 16, 2022, CFVI and Legacy Rumble consummated the business combination contemplated by the business combination agreement. In connection with the consummation of the Business Combination, CFVI changed its name from CF Acquisition Corp. VI to Rumble Inc. and Legacy Rumble changed its name from Rumble Inc. to Rumble Canada Inc. Refer to Note 12, Qualifying Transaction, to the Company’s annual consolidated financial statements for the year ended December 31, 2023.

On May 15, 2023, the Company acquired 100% of the outstanding equity of Callin Corp. (“Callin”), a podcasting and live streaming platform. Refer to Note 3, Acquisitions, to our consolidated financial statements included elsewhere in this prospectus.

On October 3, 2023, the Company acquired 100% of the outstanding equity of North River Project Inc. (“North River”), an entity that holds intellectual property. Refer to Note 3, Acquisitions, to our consolidated financial statements included elsewhere in this prospectus.

Revenues

We generate revenues primarily from advertising fees, other services and cloud.

Advertising fees are generated by delivering digital video and display advertisements as well as cost-per-message-read advertisements. Digital video and display advertisements are placed on Rumble and third-party publisher websites or mobile applications. Customers pay for advertisements either directly or through relationships with advertising agencies or resellers, based on the number of impressions delivered or the number of actions such as clicks, or purchases taken, by our users.

Other services include: subscription fees earned primarily from consumer product offerings such as Locals and badges; revenues generated from content that is licensed by third-parties; pay-per-view; fees from tipping and platform hosting fees. Cloud includes consumption-based fees, subscriptions for infrastructure and professional services.

Refer to Note 2, Summary of Significant Accounting Policies, to the consolidated financial statements.

Expenses

Expenses primarily include cost of services, general and administrative, research and development, sales and marketing, acquisition-related transaction costs, amortization and depreciation, and changes in fair value of contingent consideration. The most significant component of our expenses on an ongoing basis are programming and content, service provider costs, and staffing-related costs.

We expect to continue to invest substantial resources to support our growth and anticipate that each of the following categories of expenses will increase in absolute dollar amounts for the foreseeable future.

Cost of Services

Cost of services consists of costs related to obtaining, supporting and hosting the Company’s product offerings. These costs primarily include:

•        Programming and content costs related to compensation to content providers, including share-based compensation, from whom video and other content are licensed. These costs are paid to these providers based on revenues generated, or in fixed amounts. In certain circumstances, we incur additional costs related to incentivizing top content creators to promote and join our platform; and

•        Other cost of services such as third-party service provider costs, including data center and networking, and costs paid to publishers.

General and Administrative Expenses

General and administrative expenses consist primarily of payroll and related expenses, which include bonuses and share-based compensation for our executives and certain other employees. General and administrative expenses also include legal and professional fees, business insurance costs, operating lease costs and other costs. As a public company, we expect to continue to incur material costs related to compliance with applicable laws and regulations, including audit and accounting fees, legal, insurance, investor relations and other costs.

Research and Development Expenses

Research and development expenses consist primarily of payroll and related expenses, which include bonuses and share-based compensation for our employees on our engineering and development teams. Research and development expenses also include consultant fees related to our development activities to originate, develop and enhance our platforms.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of payroll and related expenses, which include bonuses and share-based compensation for our employees associated with our sales and marketing functions. Sales and marketing expenses also include consultant fees and direct marketing costs related to the promotion of our platforms and solutions. We expect our sales and marketing expenses to increase over time as we promote our platform and brand, increase marketing activities, and grow domestic and international operations.

Acquisition-related Transaction Costs

Acquisition-related transaction costs consist of transaction expenses related to the Business Combination and other acquisitions.

Amortization and Depreciation

Amortization and depreciation represent the recognition of costs of assets used in operations, including property and equipment and intangible assets, over their estimated service lives.

Change in Fair Value of Contingent Consideration

Certain contingent consideration associated with the Callin acquisition does not meet the criteria for equity classification, and must be recorded as a liability in accordance with guidance contained in ASC 815-40, Derivatives and Hedging Contracts in Entity’s Own Equity (“ASC 815-40”). Because the contingent consideration meets the definition of a liability under ASC 815, Derivatives and Hedging (“ASC 815”), it is measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement (“ASC 820”), with any subsequent changes in fair value recognized in the consolidated statement of operations in the applicable period of change.

Non-Operating Income and Other Items

Interest Income

Interest income consists of interest earned on our cash, cash equivalents, and marketable securities. We invest in highly liquid securities such as money market funds, treasury bills and term deposits.

Other Income (Expense)

Other income (expense) consists of miscellaneous income earned outside of normal company revenue as well as foreign exchange gains and losses relates to gains and losses on transactions denominated in currencies other than the U.S. dollar.

Change in Fair Value of Warrant Liability

We account for our outstanding warrants in accordance with ASC 815-40, under which the warrants issued in connection with Business Combination do not meet the criteria for equity classification, and must be recorded as liabilities. As these warrants meet the definition of a liability under ASC 815, they are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, with any subsequent changes in fair value recognized in the consolidated statement of operations in the applicable period of change.

Income and Deferred Tax Recovery (Expense)

Income and deferred tax recovery (expense) consists of the estimated federal, state, and foreign income taxes incurred in the U.S. and other jurisdictions in which we operate.

Key Business Metrics

To analyze our business performance, determine financial forecasts and help develop long-term strategic plans, we review the key business metrics described below.

Monthly Active Users (“MAUs”)

We use MAUs as a measure of audience engagement to help us understand the volume of users engaged with our content on a monthly basis. MAUs represent the total web, mobile app, and connected TV users of Rumble for each month, which allows us to measure our total user base calculated from data provided by Google, a third-party analytics provider. Google defines “active users” as the “[n]umber of distinct users who visited your website or application.”1 We have used the Google analytics systems since we first began publicly reporting MAU statistics, and the resulting data have not been independently verified.

As of July 1, 2023, Universal Analytics (“UA”), Google’s analytics platform on which we historically relied for calculating MAUs using company-set parameters, was phased out by Google and ceased processing data. At that time, Google Analytics 4 (“GA4”) succeeded UA as Google’s next-generation analytics platform, which has been used to determine MAUs since the third quarter of 2023 and which we expect to continue to use to determine MAUs in future periods. Although Google has disclosed certain information regarding the transition to GA4,2 Google does not currently make available sufficient information relating to its new GA4 algorithm for us to determine the full effect of the switch from UA to GA4 on our reported MAUs. Because Google has publicly stated that metrics in UA “may be more or less similar” to metrics in GA4, and that “[i]t is not unusual for there to be apparent discrepancies” between the two systems,3 we are unable to determine whether the transition from UA to GA4 has had a positive or negative effect, or the magnitude of such effect, if any, on our reported MAUs. It is therefore possible that MAUs that we reported based on the UA methodology (“MAUs (UA)”) for periods prior to July 1, 2023, cannot be meaningfully compared to MAUs based on the GA4 methodology (“MAUs (GA4)”) in subsequent periods.

MAUs (GA4) represent the total web, mobile app, and connected TV users of Rumble for each month,4 which allows us to measure our total user base calculated from data provided by Google.5 Connected TV users were not counted within MAUs within MAUs (UA) for periods prior to July 1, 2023, and we believe the number of such users was immaterial in those prior periods. We also believe that fewer than 1 million MAUs in the current period are from connected TV, making them similarly immaterial. Google’s parameters for measuring “active users” appear to exclude many, but not all, users who access content on Rumble through “embedded” videos on domains other than rumble.com, and we are unable to determine the exact number of users who access “embedded” content within our total number of MAUs. In addition, MAUs (GA4) may rely on statistical sampling and may be based on estimates of data that Google is missing “due to factors such as cookie consent.”6

As with our earlier MAU reporting, there is a potential for minor overlap in the resulting data due to users who access Rumble’s content through the web, our mobile apps, and connected TVs in a given measurement period; however, given that we believe this minor overlap to be immaterial, we do not separately track or report “unique users” as distinct from MAUs. Our reported MAUs do not include users of Locals. We also do not separately report the number of users who register for accounts in any given period, which is different from MAUs.

Like many other major social media companies, we rely on significant paid advertising in order to attract users to our platform; however, we cannot be certain that all or substantially all activity that results from such advertising is genuine. Spam activity, including inauthentic and fraudulent user activity, if undetected, may contribute to some amount of overstatement of our performance indicators, including reporting of MAUs by Google. We continually seek to improve our ability to estimate the total number of spam-generated users, and we eliminate material activity that is substantially likely to be spam from the calculation of our MAUs. We will not, however, succeed in identifying and removing all spam.

____________

1        Google, “[UAàGA4] Comparing Metrics: Google Analytics 4 vs. Universal Analytics, https://support.google.com/analytics/answer/11986666#zippy=%2Cin-this-article (last accessed Mar. 15, 2024) (hereinafter: Google, Comparing Metrics) (providing the technical criteria Google uses to calculate active users).

2        Id.

3        Id.

4        During the measurement period, Rumble was available on the following connected TV systems: Roku, Android TV, Amazon Fire, LG, and Samsung TVs.

5        Google provides additional information on its definition of an “active user,” see Google, Comparing Metrics.

6        According to the GA4 dashboard, “[a]s of August 26, 2023, Analytics is estimating data that’s missing due to factors such as cookie consent.”

MAUs (GA4) were 67 million on average in the fourth quarter of 2023, an increase of 16% from the third quarter of 2023. We believe the growth from the third quarter of 2023 is attributable to increased interest in geopolitical events, high profile seasonal sporting events and increased interest in certain Rumble content creators.

Estimated Minutes Watched Per Month (“MWPM”)

We use estimated MWPM as a measure of audience engagement to help us understand the volume of users engaged with our content on a monthly basis and the intensity of users’ engagement with the platform. Estimated MWPM represents the monthly average of minutes watched per user within a quarterly period, which helps us measure user engagement. Estimated MWPM is calculated by converting actual bandwidth consumption into minutes watched, using our management’s best estimate of video resolution quality mix and various encoding parameters. We continually seek to improve our best estimates based on our observations of creator and user behavior on the Rumble platform, which changes based on the introduction of new product features, including livestreaming. We are currently limited, however, in our ability to collect data from certain aspects of our systems. These limits may result in errors that are difficult to quantify, especially as the proportion of livestreaming on the Rumble platform increases over time, and as we improve the quality of various video formats by increasing bit rates.

Bandwidth consumption includes video traffic across the entire Rumble platform (website, apps, embedded video, connected TV, RAC, etc.). In addition, our management believes bandwidth consumption includes a nominal amount of non-video traffic on the Rumble and Locals platforms and a potentially significant amount of consumption of Rumble videos outside of the Rumble video player and Rumble apps, due in part to intentional user circumvention of the Rumble platform that, despite our continuous efforts, we are unable to eliminate. Combined, the bandwidth consumption for this traffic may be material and difficult to quantify, resulting in an inability for us to monetize a potentially significant portion of our estimated MWPM.

Estimated MWPM was 10.5 billion on average in the fourth quarter of 2023, a decrease of 5% from the fourth quarter of 2022 and a decrease of 2% from the third quarter of 2023. We believe the decline from the fourth quarter of 2022 and third quarter of 2023 is due to a portion of our bandwidth consumption moving from third-party service providers’ content delivery networks (“CDNs”) to our own proprietary CDN beginning in the second half of the third quarter of 2023. Based on preliminary testing, our own CDN indicates less bandwidth consumption than one of our service providers’ CDNs for comparable user activity. Because we calculate estimated MWPM by converting bandwidth consumption into minutes watched, consumption measured through our own CDN yields a lower estimated MWPM than when measured through that service provider’s CDN.

Hours of Uploaded Video Per Day

We use the amount of hours of uploaded video per day as a measure of content creation to help us understand the volume of content being created and uploaded to us on a daily basis. Hours of uploaded video per day were 12,520 on average in the fourth quarter of 2023, representing an increase of 21% from the fourth quarter of 2022 and a 20% decrease from the third quarter of 2023. We believe the growth from the fourth quarter of 2022 is due to our expanding pool of content creators and increased user watch time as a result of livestreaming and continued improvement of user experience. We believe that the decrease from the third quarter of 2023 is related to YouTube’s decision in the fourth quarter of 2023, to disable the ability of its users to utilize our tool that automatically imports videos from creators’ YouTube channels to their Rumble channels, commonly known as the “YouTube sync” tool. We provided additional information about this issue in a current report on Form 8-K, filed with the SEC on January 16, 2024.

We regularly review, have adjusted in the past, and may in the future adjust our processes for calculating our key business metrics to improve their accuracy, including through the application of new data or technologies or product changes that may allow us to identify previously undetected spam activity. As a result of such adjustments, our key business metrics may not be comparable period-over-period.

Results of Operations

The following table sets forth our consolidated statements of operations for the years ended December 31, 2023 and 2022 and the dollar and percentage change between the two periods:

For the year ended December 31,	2023	2022	Variance ($)	Variance (%)
Revenues	$80,963,451	$39,384,284	$41,579,167	106%

Expenses
Cost of services (content, hosting and other)	$146,156,734	$43,745,518	$102,411,216	234%
General and administrative	37,125,296	16,086,254	21,039,042	131%
Research and development	15,721,663	6,342,851	9,378,812	148%
Sales and marketing	13,427,021	6,137,860	7,289,161	119%
Acquisition-related transaction costs	1,151,318	1,116,056	35,262	3%
Amortization and depreciation	4,850,812	1,556,056	3,294,756	212%
Changes in fair value of contingent consideration	(1,922,381)	—	(1,922,381)	*NM
Total expenses	216,510,463	74,984,595	141,525,868	189%
Loss from operations	(135,547,012)	(35,600,311)	(99,946,701)	281%
Interest income	13,594,463	3,019,456	10,575,007	350%
Other income (expense)	(125,511)	(49,067)	(76,444)	156%
Change in fair value of warrant liability	2,365,895	21,010,500	(18,644,605)	(89)%
Loss before income taxes	(119,712,165)	(11,619,422)	(108,092,743)	930%
Income tax recovery	—	215,428	(215,428)	(100)%
Deferred tax recovery	3,291,703	—	3,291,703	*NM
Net loss	$(116,420,462)	$(11,403,994)	$(105,016,468)	921%

____________

*        NM-Percentage change not meaningful.

Revenues

Revenues increased by $41.6 million to $81.0 million in the year ended December 31, 2023 compared to the year ended December 31, 2022, of which $28.9 million is attributable to higher advertising revenue and $12.7 million is attributable to higher revenue from other services and cloud. The increase in advertising revenue was driven by an increase in consumption as well as the introduction of new advertising solutions for creators, publishers and advertisers, including host read advertising and our online advertising management exchange (“Rumble Advertising Center” or “RAC”), both of which we started to build and test in the second half of 2022 and continued to scale testing throughout 2023. The increase in revenue from other services and cloud was driven mainly by subscriptions, content licensing, tipping features, and cloud services offered.

Cost of Services

Cost of services increased by $102.4 million to $146.2 million in the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was due to an increase in programming and content costs of $98.9 million, hosting expenses of $2.7 million, and other service costs of $0.8 million.

General and Administrative Expenses

General and administrative expenses increased by $21.0 million to $37.1 million in the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was due to an increase in payroll and related expenses of $9.0 million, share-based compensation of $2.5 million related to the recognition of contingent shares issued in connection with the Callin acquisition that were accounted for as post-combination expense, as well as a $9.5 million increase in other administrative expenses, most of which are public company-related, including accounting, legal, investor relations, insurance, and other administrative services.

Research and Development Expenses

Research and development expenses increased by $9.4 million to $15.7 million in the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was due to an increase in payroll and related expenses of $7.4 million, as well as a $2.0 million increase in costs related to computer hardware, software, and other expenses used in research and development related activity.

Sales and Marketing Expenses

Sales and marketing expenses increased by $7.3 million to $13.4 million in the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was due to a $2.6 million increase in staffing-related and consulting service costs as well as a $4.7 million increase in other marketing and public relations activities.

Acquisition-related transaction costs

Acquisition-related transaction costs increased by $35.3 thousand to $1.2 million in the year ended December 31, 2023 compared to the year ended December 31, 2022. Acquisition-related transaction costs for the year ended December 31, 2023 consisted of $1.2 million related to the Callin and North River acquisitions in 2023. For the year ended December 31, 2022, acquisition-related transaction costs consisted of $1.1 million, which included legal and other professional fees related to the Business Combination.

Amortization and Depreciation

Amortization and depreciation increased by $3.3 million to $4.8 million in the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was due to an increase of $2.2 million from depreciation on our property and equipment as we continue to build out our infrastructure as well as an increase in amortization from intangible assets of $1.1 million.

Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration increased by $1.9 million resulting in a gain of $1.9 million in the year ended December 31, 2023. The contingent consideration liability arose in connection with the Callin acquisition and the fair value of this contingent consideration was measured using the fair value of the expected number of shares to be issued and Company’s share price at closing. The gain from the change in fair value of contingent consideration can be directly attributable to changes in the Company’s share price since the closing.

Interest Income

Interest income increased by $10.6 million to $13.6 million in the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was due to carrying a higher balance of cash, cash equivalents, and marketable securities as a result of the Business Combination. The funds were invested in money market funds, treasury bills, and term deposits.

Other Income (Expense)

Other expense increased by $76.4 thousand to $0.1 million in the year ended December 31, 2023 compared to the year ended December 31, 2022.

Change in Fair Value of Warrant Liability

Change in fair value of warrant liability decreased by $18.6 million resulting in a gain of $2.4 million in the year ended December 31, 2023. The warrant liability arose in connection with the warrants offered as part of the Business Combination. As these warrants meet the classification of a financial liability in accordance with ASC 815-40, the related warrant liability is measured at its fair value, determined in accordance with ASC 820, at each reporting period. The fair value of this warrant liability was measured using the fair value of the Company’s warrants listed on the Nasdaq. The decrease in the change in fair value of warrant liability is directly attributable to changes in the trading price of Rumble’s warrants.

Income Tax Recovery

Income tax recovery decreased by $0.2 million to $nil in the year ended December 31, 2023 compared to the year ended December 31, 2022.

Deferred Tax Recovery

Deferred tax recovery increased by $3.3 million to $3.3 million in the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was mainly driven by the recognition of deferred tax liabilities of Callin and North River as of the acquisition date, which were subsequently reversed resulting in a deferred tax benefit.

Liquidity and Capital Resources

Since the completion of our Business Combination in September 2022, we have financed operations primarily through cash generated from operating activities and the funds raised from our Business Combination. The primary short-term requirements for liquidity and capital are to fund general working capital and capital expenditures.

As of December 31, 2023, our cash, cash equivalents, and marketable securities balance was $219.5 million. Cash, cash equivalents, and marketable securities consist of cash on deposit with banks and amounts held in money market funds, treasury bills, and term deposits.

As we have consistently stated, we intend to use a substantial portion of funds that we have raised to acquire content by providing economic incentives to a small number of content creators, including sports leagues. This content acquisition strategy will allow us to enter key content verticals and secure top content creators in those verticals before we have full monetization capabilities in place. Our focus in 2023 was to grow users and usage consumption and experiment with monetization levers, which may not maximize profitability in the immediate term, but which we believe positions our business for the long term. As a result, we expect this strategy will require us to consume a significant portion of our capital raised. As of December 31, 2023, we had entered into programming and content agreements with a minimum contractual cash commitment of $106 million. A significant amount of these minimum contractual cash commitments will be paid over 12 to 36 months, commencing in 2024. In addition to the minimum contractual cash commitments, we have programming and content agreements that have variable cost arrangements. These future costs are dependent upon many factors and are difficult to anticipate, however, these costs may be substantial.

The following table presents a summary of the consolidated statement of cash flows for the years ended December 31, 2023 and 2022:

	Year ended December 31,		Variance ($)
Net cash provided by (used in):	2023	2022
Operating activities	$(92,911,313)	$(32,285,957)	$(60,625,356)
Investing activities	(23,771,314)	(10,139,167)	(13,632,147)
Financing activities	(2,147,994)	332,792,493	(334,940,487)

Operating Activities

Net cash used in operating activities for the year ended December 31, 2023 primarily consisted of net loss adjusted for certain non-cash items, including a $4.3 million gain on the change in fair value of warrants and contingent consideration, offset by a $16.3 million change in share-based compensation, $5.6 million change in amortization and depreciation as well as changes in operating assets and liabilities. The increase in net cash used in operating activities during the year ended December 31, 2023 compared to the year ended December 31, 2022 was mostly due to an increase in expenses partially offset by changes in revenue and operating assets and liabilities.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2023 consisted of $24.8 million in purchases of property, equipment, and intangible assets, offset by $1.0 million in cash acquired in connection with the Callin acquisition. The increase in net cash used in investing activities during the year ended December 31, 2023 compared to the year ended December 31, 2022, was mostly due to an increase in purchases of property, equipment, and intangible assets, which includes assets acquired from North River of $7.2 million, offset by cash acquired in connection with the Callin acquisition.

Financing Activities

Net cash used in financing activities for the year ended December 31, 2023 mainly consisted of $2.1 million in taxes paid from net share settlement of share-based compensation. The increase in net cash used in financing activities was mainly due to the taxes paid from the net share settlement of share-based compensation in the year ended December 31, 2023 compared to the receipt of cash proceeds, net of transactions costs, from the Business Combination in the year ended December 31, 2022.

Summary of Quarterly Results

Information for the most recent quarters presented are as follows:

	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023
Total revenue	$20,391,872	$17,982,150	$24,974,054	$17,615,375
Net loss	$(29,277,227)	$(29,021,042)	$(29,454,080)	$(28,668,113)
	Dec 31, 2022	Sep 30, 2022	Jun 30, 2022	Mar 31, 2022
Total revenue	$19,957,025	$10,983,182	$4,399,312	$4,044,765
Net loss	$(944,668)	$(1,858,452)	$(4,688,680)	$(3,912,194)

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We evaluate our estimates on a continuous basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

We believe the following key accounting policies require significant judgments and estimates used in the preparation of our consolidated financial statements. Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. We believe the following key accounting policies require significant judgments and estimates used in the preparation of our consolidated financial. Accordingly, we believe that these are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

For further information on the summary of significant accounting policies and the effect on our consolidated financial statements, see Note 2, Summary of Significant Accounting Policies, to the consolidated financial statements.

Acquisitions (Business Combination vs Asset Acquisition)

The Company evaluates whether acquired net assets should be accounted for as a business combination or an asset acquisition by first applying a screen test to determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the transaction is accounted for as an asset acquisition. If not, the Company applies its judgment to determine whether the acquired net assets meets the definition of a business by considering if the set includes an acquired input, process, and the ability to create outputs.

Valuation of Intangible Assets

The Company acquired intangible assets in connection with acquisitions of Callin and North River. A valuation was performed to determine the estimated fair value of identifiable intangible assets related to the acquisition. Judgment is required to estimate the fair value of these identifiable intangible assets. We may use quoted market prices, prices for similar assets, present value techniques, and other valuation techniques such as the depreciated replacement cost and relief from royalty methods to prepare these estimates. We may need to make estimates of future cash flows and discount rates as well as other assumptions in order to implement these valuation techniques. Due to the degree of judgment involved in our estimation techniques, our estimate may result in significant difference in the estimation of fair value.

Share-based Compensation

The Company issues equity awards such as stock options and restricted stock units to certain of its employees, directors, officers and consultants. We account for equity awards by recognizing the fair value of share-based compensation expense on a straight-line basis over the service period of the award.

For equity awards with a service condition, the fair value is estimated on the grant date using the Black-Scholes option pricing model which takes into account the following inputs: stock price, expected term, volatility, and risk-free interest rate. For equity awards with a market condition, the fair value is estimated on the grant date using a Monte Carlo simulation methodology that includes simulating the stock price using a risk-neutral Geometric Brownian Motion-based pricing model. Changes in the estimated inputs or using other option valuation methods may result in materially different option values and share-based compensation expense.

For equity awards with a performance condition, the Company assesses the likelihood of the performance condition underlying an award being met and recognizes a share-based compensation expense associated with that award only if it is probable the performance condition will be met. Where the performance condition underlying an award is a change in control, the Company considers the performance condition to be probable only when it occurs.

Income Taxes

The Company is subject to income taxes in the United States and other foreign jurisdictions. Significant judgment is required in determining our provision for income taxes and income tax assets and liabilities, including evaluating uncertainties in the application of accounting principles and complex tax laws.

Uncertain tax positions are accounted for using a comprehensive model for the manner in which a company should recognize, measure, present and disclose in its financial statements all material uncertain income tax positions. The Company reviews its nexus in various tax jurisdictions and the Company’s tax positions related to all open tax years for events that could change the status of its tax liability, if any, or require an additional liability to be recorded. Such events may be the resolution of issues raised by a taxing authority, expiration of the statute of limitations for a prior open tax year or new transactions for which a tax position may be deemed to be uncertain. Those positions, for which management’s assessment is that there is more than a 50 percent probability of sustaining the position upon challenge by a taxing authority based upon its technical merits, are subjected to the measurement criteria.

New Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, to our consolidated financial statements for the years ended December 31, 2023 and 2022.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to elect to adopt new or revised accounting standards under private company adoption timelines. Accordingly, the timing of our adoption of new or revised accounting standards will not be the same as other public companies that are not emerging growth companies or that have opted out of using such extended transition period and our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks as part of our ongoing business operations.

Credit Risk

We are exposed to credit risk on our cash, cash equivalents, marketable securities, and accounts receivable. We place cash, cash equivalents, and marketable securities with financial institutions with high credit standing, and we place excess cash in marketable investment grade debt securities. We are exposed to credit risk on our accounts receivable in the event of default by a customer. We bill our customers under customary payment terms and review customers for their creditworthiness. The term between invoicing and payment due date is not significant. A meaningful portion of our revenue is attributable to service agreements with one customer. For the year ended December 31, 2023, one customer accounted for $37.2 million or 46% of our revenue (2022 – $17.7 million or 45%). As of December 31, 2023, one customer accounted for 35% of our accounts receivable (2022 – 66%), which has been collected in the month of January 2024.

Interest Rate Risk

We are exposed to interest rate risk on our cash, cash equivalents and marketable securities. As of December 31, 2023, we had cash, cash equivalents and marketable securities of $219.5 million, consisting of investments in money market funds, treasury bills, and term deposits for which the fair market value would be affected by changes in the general level of interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our cash, cash equivalents and marketable securities.

MANAGEMENT

Executive Officers and Board of Directors

The following persons serve as our executive officers and directors:

Name	Age	Position
Chris Pavlovski	40	Chief Executive Officer and Chairman
Wojciech Hlibowicki	42	Chief Technology Officer
Brandon Alexandroff	47	Chief Financial Officer
Tyler Hughes	40	Chief Operating Officer
Michael Ellis	39	General Counsel and Corporate Secretary
Claudio Ramolo	37	Chief Content Officer
Nancy Armstrong	57	Director
Paul Cappuccio	62	Director
Robert Arsov	49	Director
Ryan Milnes	41	Director
Ethan Fallang	40	Director
David Sacks	51	Director

Executive Officers

Chris Pavlovski is the Founder and Chief Executive Officer of Rumble and has served as a member of our Board of Directors since September 2022, and served as a member of the board of directors of Rumble Canada since 2013. As a three-time successful entrepreneur, Mr. Pavlovski has over 20 years’ experience in the online marketing and advertising space. After building websites daily in his teenage years, Mr. Pavlovski founded Jolted Media Group and served as its Chief Executive Officer. During the same time, Mr. Pavlovski served as the director of marketing for NASA’s Next Giant Leap from 2009 through 2012 leading corporate donations, sponsorships, and internet marketing strategies. Mr. Pavlovski also founded Cosmic Development in 2011, a global IT business employing 150+ employees with offices in Europe and North America. The business was ranked as the 2nd best employer in Macedonia and has been the recipient of numerous awards. Mr. Pavlovski also sits on numerous boards, including Macedonia 2025, a not-for-profit organization focused on economic and educational development in Macedonia. As a result of his success, Mr. Pavlovski became a finalist for the Ernst & Young Entrepreneur of the Year in 2010. Prior to his entrepreneurial journey, Mr. Pavlovski served as a Network Administrator at Microsoft and studied at the University of Toronto.

Brandon Alexandroff is the Chief Financial Officer of Rumble, a position he has held since February of 2016. Mr. Alexandroff has been a financial executive in the media, telecommunications and technology space for more than 20 years. Prior to joining Rumble, Mr. Alexandroff was the co-founder and Vice President of Finance at Mobilicity, a Canadian consumer wireless company, from 2008 through 2015. From 2003 through 2008, Mr. Alexandroff was the co-founder and Director of Finance and Investor Relations at XM Satellite Radio Canada, where he helped the company go public on the Toronto Stock Exchange. Mr. Alexandroff started his career with Donaldson, Lufkin & Jenrette as an investment banking analyst in their space and satellites finance group. Mr. Alexandroff holds an Honours Business Administration degree from The Ivey School of Business at the University of Western Ontario.

Wojciech Hlibowicki is the Chief Technology Officer of Rumble, a position he has held since Rumble’s inception in 2013. As the architect behind the Rumble products and its infrastructure, Mr. Hlibowicki has consistently demonstrated his versatility, being able to contribute in areas from networking to development, while leading an international team of engineers. Prior to joining Rumble, Mr. Hlibowicki studied Mathematics at the University of Waterloo where he combined his skillset in computer science with his entrepreneurial passion and began hosting and developing websites.

Tyler Hughes is the Chief Operating Officer of Rumble, a position he has held since August of 2021. Prior to joining Rumble, Dr. Hughes spent almost a decade in the pharmaceutical industry with Bayer AG. Starting as a Medical Advisor in 2012, Dr. Hughes transitioned to a variety of commercial roles at Bayer Canada, including the Director of Strategy and Operations, where he led the digital transformation efforts for the business. In 2018, Dr. Hughes served as Chief of Staff to the SVP of Commercial Operations in the Americas Region within Bayer’s Pharmaceutical business based in Pittsburgh, PA. Dr. Hughes last served Bayer as the Head of Marketing for Bayer’s newly formed AI-based enterprise software business in Pharmaceuticals, overseeing the organizational transition and commercial launch of that business. Dr. Hughes obtained his Doctorate in Physics with a specialization in Nuclear Medicine from the University of British Columbia. Dr. Hughes holds a Bachelor of Science, Honors Physics, University of British Columbia.

Michael Ellis is the General Counsel and Corporate Secretary of Rumble, a position he has held since November 2021. Mr. Ellis previously served in senior legal and policy positions in the Intelligence Community, the White House, and U.S. Congress, including as General Counsel of the U.S. National Security Agency from January of 2021 to April of 2021, Senior Director for Intelligence Programs at the National Security Council from March of 2020 to January of 2021, and General Counsel of the U.S. House Permanent Select Committee on Intelligence from 2016 to 2017. He is a graduate of Yale Law School and Dartmouth College. Following law school, Mr. Ellis served as a law clerk for Judge Jeffrey Sutton of the U.S. Court of Appeals for the Sixth Circuit and for Judge Amul Thapar, then of the U.S. District Court for the Eastern District of Kentucky. He is also a Visiting Fellow for Law and Technology at the Meese Center for Legal and Judicial Studies at the Heritage Foundation in Washington, DC.

Claudio Ramolo is the Chief Content Officer of Rumble, a position he has held since April 2015. Mr. Ramolo has been part of the Rumble team since its inception in 2013, with a previous role as Vice President of Business Development. With an emphasis on growing the content ecosystem on Rumble, Mr. Ramolo’s responsibilities have included focus on content creator growth and management, audience development, and distribution strategy. Prior to joining Rumble, Mr. Ramolo worked in the digital media industry, with experience spanning over a 15-year period. Learning from the challenges faced in the tech world, Mr. Ramolo has applied his knowledge to help drive Rumble’s growth in a competitive landscape. Mr. Ramolo graduated with honors at McMaster University, with a degree in economics.

Directors

Paul Cappuccio has served as a member of our Board of Directors since September 2022, and served as a member of the board of directors of Rumble Canada from January 2021 through September 2022. Mr. Cappuccio has also served as a director of Chipotle Mexican Grill, Inc. (NYSE: CMG) from 2016 to 2020 (where Mr. Cappuccio served as the chairman of the Nominating and Governance Committee and on the Audit Committee) and Central European Media Enterprises (Nasdaq: CETV) from 2009 to 2018. Mr. Cappuccio also served as the Chief Legal Officer and General Counsel of NJOY, LLC, a privately-held company that sells electronic nicotine delivery systems to adult smokers and former smokers, from January 2020 to June 2023. From 2019 to 2020, Mr. Cappuccio served as Vice Chairman of dtx, a digital company that connects consumers with brands through QR codes. From January 2001 to June 2018, Mr. Cappuccio served as Executive Vice President and General Counsel of Time Warner, Inc., a consolidated worldwide media and entertainment company. From August 1999 to January 2001, he served as Senior Vice President and General Counsel at America Online, Inc., an internet access company. Prior to this, Mr. Cappuccio was a partner at Kirkland & Ellis and served as an Associate Deputy Attorney General at the U.S. Department of Justice. Additionally, Mr. Cappuccio served as a law clerk to two Justices of the Supreme Court of the United States, the Hon. Anthony M. Kennedy and the Hon. Antonin Scalia. Mr. Cappuccio received his J.D. from Harvard Law School and a B.A. from Georgetown University.

Ryan Milnes has served as a member of our Board of Directors since September 2022, and served as a member of the board of directors of Rumble Canada from 2013 through September 2022. Mr. Milnes is an accomplished entrepreneur and the co-founder and Chief Executive Officer of Cosmic Development, a global IT business employing more than 150 employees with offices in Europe and North America. Since founding Cosmic in 2013, Mr. Milnes has overseen Cosmic’s provision of content editing and moderation services to Rumble. He is the owner and director of multiple businesses which focus on tech and real estate. Mr. Milnes holds a film degree from the Toronto Film School.

Robert Arsov has served as a member of our Board of Directors since September 2022, and served as a member of the board of directors of Rumble Canada from 2014 through September 2022. Mr. Arsov is a Founding Partner of Hoplon Capital, which was formed in May 2021. Mr. Arsov also currently serves as a Senior Advisor at Guggenheim Partners, a position he has held since May 2021. Prior to becoming Senior Advisor, he was a Senior Managing Director at Guggenheim Partners from May 2014 to May 2021, where he advised companies across the technology and IT/business services sectors, with special focus on the insurance, financial services, healthcare, cloud/network infrastructure and communications end-markets. He also maintained an active M&A advisory practice in the biotech and pharma sectors. Mr. Arsov was previously a member of the M&A group at Credit Suisse and its predecessor company Donaldson, Lufkin & Jenrette in New York. Mr. Arsov holds a B.S. degree from the Haas School of Business at the University of California at Berkeley.

Nancy Armstrong has served as a member of our Board of Directors since September 2022. Ms. Armstrong is an Emmy-nominated producer and the founder/executive producer of Happy Warrior Media. She recently launched her award-winning documentary on ADHD, “The Disruptors”. Previously, she co-founded and was an executive producer of MAKERS since 2010, a leading women’s video and media platform and library. Prior to MAKERS, Ms. Armstrong began her career in media at Ogilvy, Inc. in New York City. Ms. Armstrong is a graduate of the University of Wisconsin-Madison, and received a master’s degree in communications from Boston University.

Ethan Fallang has served as a member of our Board of Directors since September 2022, and served as a member of the board of directors Rumble Canada from May of 2021 through September 2022. Mr. Fallang also serves as a director at Riverview Health Institute, LLC, an upscale medical center. From May 2022 to August 2023, Mr. Fallang served as a Partner at Narya Capital Management, LLC, where he was in charge of overseeing the fund’s accounting, tax, and audit functions. Prior to joining Narya in February 2020, Mr. Fallang served as the Chief Executive Officer of Riverview Health Institute, LLC beginning in October 2010. Mr. Fallang holds a B.S. in Business Administration from the Ohio State University and a Master of Business Administration from the Isenberg School of Management at the University of Massachusetts Amherst.

David Sacks has served as a member of our Board of Directors since June 2023. Mr. Sacks also serves as general partner of Craft Ventures, a venture capital fund that he co-founded in 2017. His angel investments include Facebook, Uber, SpaceX, Palantir Technologies, and Airbnb, among many others. Prior to co-founding Craft Ventures, Mr. Sacks was the founding Chief Operating Officer and product leader of PayPal, a multinational financial technology company, and the founder and CEO of Yammer, an enterprise social networking software company. Mr. Sacks holds a B.A. in economics from Stanford University and a J.D. from the University of Chicago Law School.

Controlled Company

For purposes of the Nasdaq Listing Rules, the Company is a “controlled company.” Under the Nasdaq rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. Chris Pavlovski owns approximately 85% of the outstanding voting power for the election of directors. The Company may elect to avail itself of the exemptions available to it under Rule 5615I of Nasdaq.

Director Independence

As a “controlled company,” the Company will be exempt from the requirement that a majority of the Board be independent. An “independent director” is defined generally as a person who is not an executive officer or employee of the company and who, in the opinion of the Board, has no relationship with the company which would “interfere with the exercise of independent judgment” in carrying out director responsibilities. Each individual serving on the Board, other than Chris Pavlovski and Ryan Milnes, qualifies as an independent director under Nasdaq listing standards.

Classified Board of Directors

There is a single class of directors (other than those directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more such series, as the case may be (such directors the “Preferred Stock Directors”)). Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors, the election of directors will be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon; provided, however, that the election of one (1) director will be determined by a plurality of the votes cast in respect of the Class A Common Stock by the stockholders that hold shares of Class A Common Stock (in their capacity as such) that are present in person or represented by proxy at the meeting and entitled to vote thereon (such director so elected by the holders of Class A Common Stock, in their capacity as such, the “Class A Director”).

Each director shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Committees of the Board of Directors

The Company has three standing committees: an audit committee, a compensation committee and a nominating committee. The composition of each committee is set forth below.

Audit Committee

The members of our Audit Committee consist of Ethan Fallang, Nancy Armstrong and Paul Cappuccio. Ethan Fallang serves as the chairman of the committee. Under the Nasdaq Listing Rules, we are required to have at least three (3) members on the audit committee. The Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and each committee member qualifies as an independent director under applicable rules. Ethan Fallang, Nancy Armstrong and Paul Cappuccio are each financially literate and Ethan Fallang qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The functions of this committee include, among other things:

•        sole responsibility for the appointment, evaluation, compensation, retention and, if appropriate, replacement of the independent auditor;

•        assessment of the independence of the independent auditor;

•        evaluation of the qualifications and performance of the independent auditor, including the lead audit partner;

•        oversight of the work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting;

•        review and approval of all related-party transactions required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act for potential conflict of interest situations

•        oversight of management’s design and maintenance of the company’s internal control over financial reporting and disclosure controls and procedures; and

•        risk management, oversight of legal and regulatory compliance, establishment and oversight of whistleblower procedures.

Compensation Committee

The members of our Compensation Committee consist of Paul Cappuccio and Robert Arsov. Paul Cappuccio serves as the chairman of the committee. Under the Nasdaq Listing Rules, we are required to have at least two members on the compensation committee. The Nasdaq Listing Rules require that the compensation committee of a listed company (other than that of a “controlled company,” which our company is) be composed solely of independent directors, and each of Paul Cappuccio and Robert Arsov qualify as independent directors under applicable rules.

The functions of the committee include, among other things:

•        establishment and review the objectives of the management compensation programs and basic compensation policies;

•        evaluation of the performance of the executive officers against corporate goals and objectives and determination and approval of the compensation (including any awards under any equity-based compensation or non-equity-based incentive compensation plan and any material perquisites) for the executive officers;

•        review of the compensation of other employees as the committee determines to be appropriate;

•        review of management compensation programs, including any management incentive compensation plans as well as plans and policies pertaining to perquisites, to determine whether they are appropriate;

•        review, approval and recommendation to the Board of Directors the adoption or modification of any equity-based compensation plan;

•        administration of equity-based compensation plans for our employees, consultants and contractors as provided by the terms of such plans, including authorizing all awards made pursuant to such plans;

•        review of the manner in which any risks arising out of the Company’s compensation policies and practices are monitored;

•        review the form and amount of non-employee director compensation; and

•        oversight and monitoring of other compensation-related policies and practices of the Company.

Nominating and Corporate Governance Committee

The members of our nominating committee consist of Robert Arsov, Nancy Armstrong and Ethan Fallang. Robert Arsov serves as the chairman of the committee. The Nasdaq Listing Rules require that the nominating committee of a listed company (other than that of a “controlled company,” which our company is) be composed solely of independent directors, and each of Robert Arsov, Nancy Armstrong and Ethan Fallang qualify as independent directors under applicable rules.

The functions of this committee include, among other things:

•        development and recommendation to the Board of Directors for approval of the criteria for board membership, including as to director independence and diversity;

•        identification, screening and review of individuals qualified to become members of the Board of Directors in a manner consistent with the criteria;

•        development and assessment of policies and procedures with respect to the consideration of director nominees submitted by stockholders;

•        review of the size, composition and organization of the Board of Directors and its committees;

•        review of the succession planning for our executive officers;

•        development, review and assessment the adequacy of our corporate governance principles and guidelines;

•        review of our overall corporate governance practices, including stock ownership guidelines, compulsory retirement age and term limits for directors.

Code of Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, applicable to all of our employees, executive officers and directors. Our Code of Business Conduct and Ethics is available at the investors section of our website at investors.rumble.com. Any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website to the extent required by applicable rules and exchange requirements.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to, among other things, director qualifications, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees. The Corporate Governance Guidelines are available on our investor relations website at investors.rumble.com.

Insider Trading Policy

Our Board of Directors has adopted an insider trading policy that applies to our employees, directors, and certain consultants. This policy prohibits, among other things, trading of the company securities during specified blackout periods and engaging in short sales of company securities.

Hedging, Pledging and Other Special Transactions

Pursuant to our insider trading policy, we discourage our employees, directors and officers from engaging in certain transactions, including the placing of standing or limit orders on company securities as well as engaging in transactions in put options, call options or similar derivative securities that are traded on an exchange or in any other organized market. If a person subject to the policy determines that he or she must engage in such a transaction, the transaction must comply with our pre-clearance and blackout processes. Our directors, officers and other employees are generally not prohibited from engaging in hedging or pledging transactions involving company securities.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of our different classes of voting securities (i.e., Class A Common Stock, Class C Common Stock and Class D Common Stock), as of December 31, 2023, by:

•        each person known by us to be the beneficial owner of more than 5% of our common stock;

•        each of our directors and nominees for director;

•        each of our executive officers; and

•        all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. For example, in the event a holder of options that were exchanged for existing options in Legacy Rumble in connection with the consummation of the Business Combination (the “Exchanged Company Options”) has the right to exercise such options within 60 days, such underlying shares (including any shares issuable with respect to such option subject to escrow and forfeiture in accordance with the terms of the Business Combination Agreement (such shares, the “Tandem Option Earnout Shares”)) are reflected in such holder’s beneficial ownership in both the numerator and the denominator, but not in the denominator for other unaffiliated holders, in accordance with the rules of the SEC. In addition, such securities held by all of Rumble’s directors and executive officers are included in both the numerator and denominator for purposes of determining the percentage share ownership held by the directors and executive officers, calculated as a group. Notwithstanding the foregoing, however, (i) all shares of Class A Common Stock issuable upon exchange of any issued and outstanding exchangeable shares in an indirect, wholly owned Canadian subsidiary of the Company (the “ExchangeCo Shares”) and (ii) all shares of Class A Common Stock, Class C Common Stock and ExchangeCo Shares subject to forfeiture pursuant to the terms of the Business Combination Agreement (the “Forfeiture Escrow Shares”) and the CFAC Holdings VI, LLC’s (the “Sponsor”) shares subject to forfeiture and cancellation under that certain Sponsor Support Agreement, dated December 1, 2021, by and among Rumble Canada, CFVI and the Sponsor (for which the conditions to the achievement of the stock price-based release conditions can be achieved within 60 days) are deemed issued and outstanding and included in the denominator for all holders in order to avoid a distorted and potentially misleading presentation of percentage share ownership by holder. In accordance with the foregoing methodology, the determination of percentage of beneficial ownership in the below presentation is based on 280,280,298 shares of Class A Common Stock issued and as of December 31, 2023 (which number is inclusive of shares deemed issued and outstanding pursuant to clauses (i) and (ii)) and the calculation described in footnote (2) below.

	Class A Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		% of Class(2)	% of Voting Power(2)
Directors and Executive Officers(3)
Chris Pavlovski	140,378,812	(4)(5)	44.6%	88.4%
Wojciech Hlibowicki	15,363,038	(6)	5.3%	1.0%
Brandon Alexandroff	18,897,615	(7)	6.4%	1.3%
Tyler Hughes	473,416		*	*
Michael Ellis	117,310		*	*
Claudio Ramolo	13,576,360	(8)	4.7%	*
Ryan Milnes	48,063,268	(9)	17.1%	3.3%
Paul Cappuccio	111,413		*	*
Robert Arsov(10)	27,402,497		9.4%	1.8%
Nancy Armstrong	9,368		*	*
Ethan Fallang	10,756		*
David Sacks	1,703,034	(11)	*	*
All executive officers and directors as a group (12 individuals)	266,106,887		72.9%	93.6%

5% or More Shareholders:
2286404 Ontario Inc.(9)	48,063,268		17.1%	3.3%
Robert Arsov(10)	27,402,497		9.4%	1.8%
Bongino Inc.(12)	16,194,853		5.8%	1.1%

____________

*        Less than 1%.

(1)      The Company has two other classes of equity securities outstanding, Class C Common Stock and Class D Common Stock, the beneficial ownership of which is set forth in the table below. Each holder of ExchangeCo Shares was issued one “tandem” share of Class C Common Stock, which serves to provide the holder thereof with the same voting rights at the Company as one share of Class A Common Stock. The Company issued shares of Class D Common Stock to Mr. Pavlovski such that, after taking into account the shares of Class A Common Stock (if any) and Class C Common Stock issued to Mr. Pavlovski, Mr. Pavlovski has approximately 85% of the voting power of the Company on a fully-diluted basis.

(2)      The percentage of beneficial ownership of Class A Common Stock as to any person or group of persons is calculated by dividing (i) the number of shares of Class A Common Stock beneficially owned by such person or group of persons (including the number of shares of Class A Common Stock as to which such person or group of persons has the right to acquire within 60 days of December 31, 2023), by (ii) the sum of (A) 280,280,298 shares of Class A Common Stock issued and outstanding as of December 31, 2023 (which number is determined as described in the paragraph preceding this table) plus (B) the number of shares as to which such person or group of persons has the right to acquire within 60 days of December 31, 2023. Consequently, the denominator for calculating beneficial ownership percentages may be different for each person or group of persons in the table.

(3)      Unless otherwise noted, the business address of each of the following individuals is c/o Rumble Inc., 444 Gulf of Mexico Drive, Longboat Key, FL 34228.

(4)      1000748380 Ontario Ltd. is the record holder of 69,824,238 of the reported shares. 1000748380 Ontario Ltd. is wholly owned by Mr. Pavlovski and therefore, Mr. Pavlovski has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The business address of 1000748380 Ontario Ltd. is 100 King Street West, Suite 6000, Toronto, Ontario, M5X 1E2 Canada.

(5)      Includes a grant to Mr. Pavlovski of RSUs covering 1.1 million shares of the Company’s Class A Common Stock pursuant to the 2022 Plan. One-third of such RSUs vested on September 16, 2023. Subject to Mr. Pavlovski’s continuous employment through the applicable vesting dates, the remaining two-thirds of such RSUs will vest in equal installments on each of September 16, 2024 and September 16, 2025.

(6)      1000748376 Ontario Ltd. is the record holder of 3,096,803 of the reported shares. 1000748376 Ontario Ltd. is wholly owned by Mr. Hlibowicki and therefore, Mr. Hlibowicki has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The business address of 1000748376 Ontario Ltd. is 100 King Street West, Suite 6000, Toronto, Ontario, M5X 1E2 Canada.

(7)      1000748375 Ontario Ltd. is the record holder of 2,043,840 of the reported shares. 1000748375 Ontario Ltd. is wholly owned by Mr. Alexandroff and therefore, Mr. Alexandroff has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The business address of 1000748375 Ontario Ltd. is 100 King Street West, Suite 6000, Toronto, Ontario, M5X 1E2 Canada.

(8)      1000748378 Ontario Ltd. is the record holder of 1,457,086 of the reported shares. 1000748378 Ontario Ltd. is wholly owned by Mr. Ramolo and therefore, Mr. Ramolo has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The business address of 1000748378 Ontario Ltd. is 100 King Street West, Suite 6000, Toronto, Ontario, M5X 1E2 Canada.

(9)      2286404 Ontario Inc. is the record holder of the shares. 2286404 Ontario Inc. is wholly owned by Mr. Milnes and therefore, Mr. Milnes has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The business address of 2286404 Ontario Inc. is PO Box 20112 Bayfield North, Barrie, Ontario, L4M6E9, Canada.

(10)    The business address of Mr. Arsov is c/o Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019.

(11)    Craft Ventures III, LP is the record holder of 246,498 shares. Sacks Family 2021 Irrevocable Trust fbo Leighton Natalee Sacks, Sacks Family 2021 Irrevocable Trust fbo Reagan Nicolette Sacks and Sacks Family 2021 Irrevocable Trust fbo Xavier Xander Sacks are each a record holder of 33,270 shares. The business address of each of the foregoing entities is Oak Lawn Avenue, Suite 1150, Dallas, TX, 75219. Craft Ventures II, LP is the record holder of 803,737 shares. Craft Ventures Affiliates II, LP is the record holder of 10,224 shares, Craft Ventures Partners III, LLC is the record holder of 25,189 shares. The business address of Craft Ventures II, LP and Craft Ventures Affiliates II, LP is 855 Front St, San Francisco, CA 94111. Mr. Sacks has voting and dispositive power over such shares and may be deemed to beneficially own such shares. Mr. Sacks is the record holder of 517,576 shares.

(12)    Bongino Inc. is the record holder of the shares. Bongino Inc. is wholly owned by Daniel Bongino. The business address of Bongino Inc. is 2239 SW Manele Place, Palm City, FL 34990. Information is based on a Schedule 13G/A filed with the SEC on December 11, 2023 by Daniel Bongino and Bongino Inc.

	Class C Common Stock		Class D Common Stock
	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Directors and Executive Officers
Chris Pavlovski	104,682,403	63.3%	105,782,403	100.0%
Wojciech Hlibowicki(1)	4,618,833	2.8%	—	—
Brandon Alexandroff(2)	3,048,355	1.8%	—	—
Tyler Hughes	—	—	—	—
Michael Ellis	—	—	—	—
Claudio Ramolo(3)	2,173,220	1.3%	—	—
Ryan Milnes(4)	48,054,401	29.1%	—	—
Paul Cappuccio	—	—	—	—
Robert Arsov	—	—	—	—
Nancy Armstrong	—	—	—	—
Ethan Fallang	—	—	—	—
David Sacks	—	—	—	—
All executive officers and directors as a group (12 individuals)	162,577,212	98.3%	105,782,403	100.0%

5% or More Shareholders:
2286404 Ontario Inc.(4)	48,054,401	29.1%	—	—
Robert Arsov	—	—	—	—
Bongino Inc.	—	—	—	—

____________

(1)      See footnote 6 above.

(2)      See footnote 7 above.

(3)      See footnote 8 above.

(4)      See footnote 9 above.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 700,000,000 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), 170,000,000 shares of Class C Common Stock, par value $0.0001 per share, of the Company (the “Class C Common Stock”), 110,000,000 shares of Class D Common Stock, par value $0.0001 per share, of the Company (the “Class D Common Stock”), and 20,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (the “Preferred Stock”). As of March 22, 2024, the Company had 115,126,670 shares of Class A Common Stock (inclusive of 20,800,870 shares of Class A Common Stock placed in escrow pursuant to the terms of the BCA), 165,153,628 shares of Class C Common Stock (inclusive of 55,611,713 shares of Class C Common Stock placed in escrow pursuant to the terms of the BCA) and 105,782,403 shares of Class D Common Stock and no shares of Preferred Stock issued and outstanding. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to the Rumble Charter and Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law (“DGCL”).

The Rumble Charter provides that the number of authorized shares of any of the preferred Stock, Class A Common Stock, Class C Common Stock or Class D Common Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding or issuable upon the exchange of other classes of capital stock of Rumble or other securities of Rumble that are exchangeable for or convertible into shares of any such class or series of capital stock of Rumble) by the affirmative vote of the holders of a majority in voting power of the stock of Rumble entitled to vote thereon.

The following table sets forth a summary the materials terms of the Rumble Charter. This summary is qualified by reference to the complete text of the Rumble Charter, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. You are encouraged to read the Rumble Charter in its entirety for a more complete description of its terms.

Subject Matter	Rumble Charter
Voting Rights

Holders of the Class A Common Stock and Class C Common Stock are entitled to one vote per share on each matter properly submitted to the stockholders and the holders of the Class D Common Stock are entitled to a number of votes per share that represent 85% of the voting power of Rumble on a fully-diluted basis.

Distributions and Dividends

The Rumble Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of Rumble or property of Rumble, each share of Class A Common Stock shall be entitled to receive, ratably, such dividends and other distributions as may from time to time be declared by the Rumble Board. Unless like dividends are declared on each other class of common stock substantially concurrently with Class C Common Stock and Class D Common Stock, dividends shall not be declared or paid on Class C Common Stock or Class D Common Stock.

Classified Board

There is a single class of directors (other than those directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more such series, as the case may be (such directors the “Preferred Stock Directors”)). Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors, the election of directors will be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon; provided, however, that the election of one (1) director will be determined by a plurality of the votes cast in respect of the Class A Common Stock by the stockholders that hold shares of Class A Common Stock (in their capacity as such) that are present in person or represented by proxy at the meeting and entitled to vote thereon (such director so elected by the holders of Class A Common Stock, in their capacity as such, the “Class A Director”).

Subject Matter	Rumble Charter

Each director shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Shareholder Action by Consent Without a Meeting

The Rumble Charter provides that, at any time when the Qualified Stockholders (as defined therein) and their Permitted Transferees (as defined therein) beneficially own, in the aggregate, more than 66.666% or more of the voting power of the stock of Rumble entitled to vote generally in the election of directors (other than the Class A Director (as defined above) or any other director who is elected by a particular class or series of stock of Rumble), any action required or permitted to be taken at any annual or special meeting of stockholders of Rumble may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to Rumble in accordance with the Rumble Bylaws and applicable law.

The Rumble Charter also provides that, notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a class or series or separately as a class with one or more other such series or classes, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Anti-Takeover Provisions	The Rumble Charter also includes an opt out of Section 203 of the DGCL.
Mandatory Redemptions

The Rumble Charter provides for the mandatory redemption of a number of shares of Class C Common Stock held by a holder upon the issuance of a corresponding number of shares of Class A Common Stock to such holder in respect of ExchangeCo Shares held by such holder that are redeemed by ExchangeCo or 1000045707 Ontario Inc., as applicable, or to the extent such ExchangeCo Shares held by such holder have been forfeited pursuant to the terms of the BCA.

In addition, the Rumble Charter provides for the mandatory redemption of (i) a number of shares of Class D Common Stock held by a Qualified Stockholder (as defined in the Rumble Charter) upon the transfer (other than a “permitted transfer” or a transfer in connection with the repurchase under the Share Repurchase Agreement) by any Qualified Stockholder of a corresponding number of shares of Class A Common Stock or any ExchangeCo Shares held by such holder or in connection with the forfeiture of Forfeiture Escrow Shares held for such holder in accordance with the terms of the BCA; (ii) all shares of Class D Common Stock upon the death or incapacity of Mr. Pavlovski; and (iii) a number of shares of Class D Common Stock held by a Qualified Stockholder corresponding to the number of restricted shares of Class A Common Stock issued to Mr. Pavlovski under his employment agreement as part of his initial equity award that are forfeited and cancelled in accordance with the terms thereof.

Subject Matter	Rumble Charter
Transfer Restrictions

The Rumble Charter provides that no transfer of shares of Class C Common Stock may be made unless (i) such transfer is made to a Permitted Transferee and the transferor concurrently transfers to such Permitted Transferee an equal number of ExchangeCo Shares in accordance with the terms and conditions of ExchangeCo’s governing documents, (ii) such transfer is made to Rumble in connection with the redemption provisions described above, (iii) such transfer is in connection with any pledge or other encumbrance of ExchangeCo Shares and a corresponding number of shares of Class C Common Stock pursuant to a bona fide financing transaction and a Transfer of any such shares results from any foreclosure thereon, (iv) such transfer is made pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of Rumble’s stockholders exchanging or having the right to exchange their shares of common stock for cash, securities or other property, or (v) such Transfer is approved by Rumble Board or a duly constituted committee thereof and the transferor concurrently transfers an equal number of ExchangeCo Shares to the transferee in accordance with the terms and conditions of ExchangeCo’s governing documents.

The Rumble Charter provides that no shares of Class D Common Stock may be transferred unless each of the following conditions is satisfied: (a) the transfer is made to a Qualified Class D Transferee; (b) concurrent with such transfer, the transferor must transfer to the transferee an equal number of shares of Class A Common Stock and/or ExchangeCo Shares; provided that if the transferor transfers ExchangeCo Shares in connection with this clause (b), then it must also concurrently transfer an equal number of shares of Class C Common Stock to the transferee; and (c) the transferor and the transferee each provide an undertaking in favor of Rumble that they shall ensure that the transferee remains a Qualified Class D Transferee at all times that the transferee owns any shares of Class D Common Stock. In addition, the Class D Common Stock may be transferred (i) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of Rumble’s stockholders exchanging or having the right to exchange their shares of common stock for cash, securities or other property, or (ii) to Rumble in accordance with the redemption provisions described above.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Inc., a Delaware corporation, and its affiliate Computershare Trust Company, N.A., a federally chartered trust company, each having a principal office and place of business at 150 Royall Street, Canton, Massachusetts 02021.

Listing

Our Class A Common Stock and Warrants are listed on The Nasdaq Global Market under the symbols “RUM” and “RUMBW”, respectively.

SELLING HOLDERS

This prospectus relates to the resale by the Selling Holders from time to time of up to (i) 333,568,989 shares of Class A Common Stock (including 550,000 shares of Class A Common Stock issuable upon exercise of Warrants) and (ii) 550,000 Warrants. The Selling Holders may from time to time offer and sell any or all of the shares of Class A Common Stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Holders’ interest in the shares of Class A Common Stock or Warrants other than through a public sale.

The following table sets forth the names of the Selling Holders, the aggregate number of shares of Class A Common Stock and Warrants beneficially owned prior to the sale of securities offered hereby, the aggregate number of shares of Class A Common Stock and Warrants that the Selling Holders may offer pursuant to this prospectus and the number of shares of Class A Common Stock and Warrants beneficially owned by the Selling Holders after the sale of the securities offered hereby.

We have based percentage ownership on 280,280,298 shares of Class A Common Stock issued and outstanding (inclusive of all shares of Class A Common Stock issuable upon exchange of the ExchangeCo Shares and which also includes shares of Class A Common Stock and ExchangeCo Shares placed in escrow pursuant to the terms of the BCA) as of December 31, 2023. For purposes of the foregoing calculation, the issued and outstanding Class A Common Stock includes a grant to Chris Pavlovski, Rumble’s Chief Executive Officer and Chairman, of RSUs covering 1,100,000 shares of Class A Common Stock pursuant to the 2022 Plan (with one-third of such RSUs having vested on September 16, 2023).

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such shares of Class A Common Stock or Warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Class A Common Stock and Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling Holder information for each additional Selling Holder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Holder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Holder and the number of securities registered on its behalf. A Selling Holder may sell or otherwise transfer all, some or none of such securities in this offering. See “Plan of Distribution.”

Registration Rights

With respect to the 333,568,989 shares of Class A Common Stock held by the Selling Holders, we are registering the resale of (i) 8,300,000 shares of Class A Common Stock that were issued on a private placement basis in the PIPE Investment in connection with our Business Combination pursuant to customary registration rights that we granted to our PIPE Investors, (ii) 227,891,189 shares of Class A Common Stock that were previously issued and registered on Form S-4 in connection with our Business Combination (as well as the resale of 86,752,800 shares underlying options to be registered on Form S-8) pursuant to the Registration Rights Agreement (as further described below), which provides for, among other things, customary resale underwritten demand and related “piggyback rights” for certain Selling Holders, (iii) 10,075,000 shares of Class A Common Stock held by the Sponsor and its related parties pursuant to the Registration Rights Agreement and/or certain registration rights granted in connection with CF VI’s initial public offering, and (iv) 550,000 shares of Class A Common Stock issuable upon the exercise of Warrants.

On September 16, 2022, in connection with the closing of the Business Combination, the Company entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with certain of the Selling Holders. Pursuant to the terms of the Registration Rights Agreement, the Company is obligated to file one or more registration statements to register the resales of Class A Common Stock held by certain Selling Holders.

The Registration Rights Agreement also provides, among other things, certain Selling Holders with customary resale underwritten demand and related “piggyback rights”, subject to certain requirements and customary conditions. Under the Registration Rights Agreement, the Company agreed to indemnify the Selling Holders party thereto and certain persons or entities related to such Selling Holders such as their officers, directors, and control persons against any losses or damages resulting from any untrue or alleged untrue statement, or omission or alleged omission, of a material fact in any registration statement or prospectus pursuant to which such Selling Holders sell their registrable securities, unless such liability arose from such Selling Holder’s misstatement or alleged misstatement, or omission or alleged omission, and the Selling Holders party thereto including registrable securities in any registration statement or prospectus agreed to indemnify the Company and certain persons or entities related to the Company such as its officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents. The foregoing summary of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is attached as Exhibit 10.9 to the registration statement of which this prospectus forms a part, and is incorporated herein by reference.

	Shares Beneficially Owned Prior to the Offering		Shares Being Offered	Warrants Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Holder	Shares(1)	Warrants(2)			Shares	%	Warrants	%
Christopher Pavlovski(3)	140,182,173	—	140,182,173	—	—	—	—	—
2286404 Ontario Inc.(4)	50,254,401	—	50,254,401	—	—	—	—	—
Robert Arsov(5)	27,392,307	—	27,392,307	—	—	—	—	—
Brandon Alexandroff(6)	18,896,820	—	18,896,820	—	—	—	—	—
Bongino Inc.(7)	15,885,353	—	15,885,353	—	—	—	—	—
Wojciech Hlibowicki(8)	15,356,476	—	15,356,476	—	—	—	—	—
Claudio Ramolo(9)	13,574,287	—	13,574,287	—	—	—	—	—
CFAC Holdings VI, LLC(10)	11,214,000	550,000	11,214,000	550,000	—	—	—	—
Narya Capital Fund I, L.P.(11)	7,228,153	—	7,228,153	—	—	—	—	—
RML Investments LLC(12)	5,601,658	—	5,601,658	—	—	—	—	—
Former stockholders of Locals representing less than 1% of the total(13)	3,481,055	—	3,481,055	—	—	—	—	—
Assaf Lev(14)	2,987,659	—	2,987,659	—	—	—	—	—
David Rubin(15)	2,987,659	—	2,987,659	—	—	—	—	—
Former stockholders of Rumble Canada representing less than 1% of the total(16)	2,461,287	—	2,461,287	—	—	—	—	—
Alexander Karapalevski(17)	2,246,123	—	2,246,123	—	—	—	—	—
Eminence Holdings LLC(18)	1,332,714	—	1,332,714	—	—	—	—	—
Andrew Conru(19)	1,299,978	—	1,299,978	—	—	—	—	—
Virtuous Industries LLC(20)	1,040,961	—	1,040,961	—	—	—	—	—
High Plains Investments LLC(21)	1,036,658	—	1,036,658	—	—	—	—	—
Craft Ventures II, L.P.(22)	803,738	—	803,738	—	—	—	—	—
Sonoma Ventures, LLC(23)	655,554	—	655,554	—	—	—	—	—
Timoleon LLC(24)	622,881	—	622,881	—	—	—	—	—
Arbor Commercial Mortgage LLC(25)	500,000	—	500,000	—	—	—	—	—
David McCormick(26)	500,000	—	500,000	—	—	—	—	—
Jeffrey and Helen Horowitz(27)	500,000	—	500,000	—	—	—	—	—
Rumble Investment LLC(28)	450,000	—	450,000	—	—	—	—	—
Lutnick 2020 Descendants Trust UA 12/31/20(29)	375,000	—	375,000	—	—	—	—	—

	Shares Beneficially Owned Prior to the Offering		Shares Being Offered	Warrants Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Holder	Shares(1)	Warrants(2)			Shares	%	Warrants	%
2083503 Ontario Inc.(30)	323,922	—	323,922	—	—	—	—	—
Paulson Partners L.P.(31)	300,000	—	300,000	—	—	—	—	—
Islet Master Fund L.P.(32)	257,670	—	257,670	—	—	—	—	—
Steven Roth(33)	250,000	—	250,000	—	—	—	—	—
David Batalion(34)	200,000	—	200,000	—	—	—	—	—
Shannon Family Trust UA 09/20/05(35)	200,000	—	200,000	—	—	—	—	—
Valvest Inc.(36)	200,000	—	200,000	—	—	—	—	—
EC Longhorn LLC(37)	167,286	—	167,286	—	—	—	—	—
Obelysk Media Inc.(38)	161,949	—	161,949	—	—	—	—	—
Krume Karapalevski(39)	153,005	—	153,005	—	—	—	—	—
Frank Gallipoli(40)	100,000	—	100,000	—	—	—	—	—
James D. Kuhn(41)	100,000	—	100,000	—	—	—	—	—
LavMac Investments LLC(42)	100,000	—	100,000	—	—	—	—	—
Lloyd Goldman(43)	100,000	—	100,000	—	—	—	—	—
Eric J Johnson TR Johnson Family Trust UA 08/08/97(44)	100,000	—	100,000	—	—	—	—	—
Peter J. Worth(45)	100,000	—	100,000	—	—	—	—	—
Robert E Griffin Jr 2010 Trust UA 10/15/10(46)	100,000	—	100,000	—	—	—	—	—
Sage Kelly(47)	100,000	—	100,000	—	—	—	—	—
Stephen J. Nicholas(48)	100,000	—	100,000	—	—	—	—	—
Highmark Long/Short Equity 4 Ltd.(49)	92,330	—	92,330	—	—	—	—	—
Kevin Brennan(50)	75,000	—	75,000	—	—	—	—	—
Allison Lutnick(51)	50,000	—	50,000	—	—	—	—	—
Anthony Orso(52)	50,000	—	50,000	—	—	—	—	—
Dean Palin(53)	50,000	—	50,000	—	—	—	—	—
Innova Capital Solutions LLC(54)	50,000	—	50,000	—	—	—	—	—
James Buccola(55)	50,000	—	50,000	—	—	—	—	—
Juda Klein(56)	50,000	—	50,000	—	—	—	—	—
Moshe Klein(57)	50,000	—	50,000	—	—	—	—	—
Pascal D. Bandelier(58)	50,000	—	50,000	—	—	—	—	—
Edith Lutnick(59)	35,000	—	35,000	—	—	—	—	—
Brian S. Waterman(60)	25,000	—	25,000	—	—	—	—	—
Happy Wife LLC(61)	25,000	—	25,000	—	—	—	—	—
Lance Stuart Korman(62)	25,000	—	25,000	—	—	—	—	—
Michael Seth Kaminer(63)	25,000	—	25,000	—	—	—	—	—
Mindy Falk(64)	25,000	—	25,000	—	—	—	—	—
Steve Golubchik(65)	25,000	—	25,000	—	—	—	—	—
Seth Kates(66)	25,000	—	25,000	—	—	—	—	—
Mahoney Family Trust UA 09/15/96(67)	20,000	—	20,000	—	—	—	—	—
Noam Goodman Professional Corporation(68)	20,000	—	20,000	—	—	—	—	—
David Gould(69)	14,932	—	14,932	—	—	—	—	—
421 East Columbus LLC(70)	12,500	—	12,500	—	—	—	—	—
Jeffrey Day(71)	12,500	—	12,500	—	—	—	—	—

	Shares Beneficially Owned Prior to the Offering		Shares Being Offered	Warrants Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Holder	Shares(1)	Warrants(2)			Shares	%	Warrants	%
John J. Jones(72)	12,500	—	12,500	—	—	—	—	—
Jonathan Yalmokas(73)	12,500	—	12,500	—	—	—	—	—
Jordan Roeschlaub(74)	12,500	—	12,500	—	—	—	—	—
The Schreiber Family Trust UA 03/18/91(75)	12,500	—	12,500	—	—	—	—	—
Harry Elam(76)	10,000	—	10,000	—	—	—	—	—
Adam Jagelewski(77)	10,000	—	10,000	—	—	—	—	—
Douglas Barnard(78)	10,000	—	10,000	—	—	—	—	—
Dr. Scott Hughes Inc.(79)	10,000	—	10,000	—	—	—	—	—
Luke T Hazlewood Holdings Inc.(80)	10,000	—	10,000	—	—	—	—	—
Mandalay Holdings Inc.(81)	10,000	—	10,000	—	—	—	—	—
Mary Pavlovski(82)	10,000	—	10,000	—	—	—	—	—
Prestige Worldwide IND Corp.(83)	10,000	—	10,000	—	—	—	—	—
Melanie Alexander(84)	8,000	—	8,000	—	—	—	—	—
2217066 Ontario Ltd(85)	7,500	—	7,500	—	—	—	—	—
Bryon Alexandroff(86)	5,000	—	5,000	—	—	—	—	—
McLaughlin Media Management, LLC (d/b/a M3 Media Management)(87)	5,000	—	5,000	—	—	—	—	—
Randy Klinofsky(88)	5,000	—	5,000	—	—	—	—	—
Saul Greenberg(89)	5,000	—	5,000	—	—	—	—	—
Francine Montaldi-Lubecki(90)	3,500	—	3,500	—	—	—	—	—
Luis Lubecki(91)	3,500	—	3,500	—	—	—	—	—
Zak Muscovitch(92)	3,500	—	3,500	—	—	—	—	—
Angelo G. Ramolo(93)	2,500	—	2,500	—	—	—	—	—
Sean Lamba(94)	2,500	—	2,500	—	—	—	—	—

____________

(1)      Represents shares of Class A Common Stock, including shares of Class A Common Stock (i) that are subject to vesting conditions and forfeiture pursuant to the terms of the BCA, (ii) issuable upon the exercise of options, including shares issuable with respect to such options that are subject to vesting conditions and forfeiture pursuant to the terms of the BCA, (iii) issuable upon the exchange of ExchangeCo Shares, including ExchangeCo Shares that have been placed in escrow pursuant to the terms of the BCA, and (iv) issuable upon the exercise of Warrants.

(2)      Represents Forward Purchase Warrants and does not include Public Warrants held by the Selling Holders, which are not being offered by the Selling Holders in this offering.

(3)      Includes (i) 104,682,403 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 34,858,165 ExchangeCo Shares have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA; (ii) 34,399,769 shares of Class A Common Stock issuable upon the exercise of options, of which 11,335,655 shares of Class A Common Stock issuable upon the exercise of such options are subject to vesting conditions and forfeiture pursuant to the terms of the BCA; and (iii) a grant to Mr. Pavlovski of restricted stock units (RSUs) covering 1,100,000 shares of Class A Common Stock pursuant to the Stock Incentive Plan. One-third of such RSUs vested on September 16, 2023. Subject to Mr. Pavlovski’s continuous employment through the applicable vesting dates, the remaining two-thirds of such RSUs will vest in equal installments on each of September 16, 2024 and September 16, 2025. Excludes (i) 104,682,403 shares of Class C Common Stock which are issued in “tandem” with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic, and (ii) 105,782,403 shares of Class D Common Stock, with each share carrying 11.2663 votes per share, which together with any shares of Class A Common Stock and Class C Common Stock held by Mr. Pavlovski as of the consummation of the transactions contemplated by the BCA, give Mr. Pavlovski approximately 85% of the voting power of the Company on a fully-diluted basis. Mr. Pavlovski is the Chief Executive Officer and Chairman of the Company. The principal business address of Mr. Pavlovski is c/o Rumble Inc., 444 Gulf of Mexico Dr., Longboat Key, FL 34228.

(4)      Represents 50,254,401 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 16,560,185 shares of Class A Common Stock issuable upon the exchange of such options are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. 2286404 Ontario Inc. is the record owner of the shares. 2286404 Ontario Inc. is wholly owned by Ryan Milnes, a member of the Rumble Board. Accordingly, Mr. Milnes has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The principal business address of 2286404 Ontario Inc. is P.O. Box 20112 Bayfield North, Barrie, Ontario, L4M6E9, Canada.

(5)      Includes (i) 11,966,204 shares of Class A Common Stock issuable upon the exercise of options, of which 3,943,188 shares of Class A Common Stock issuable upon the exercise of such options are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 5,083,317 shares of Class A Common Stock that have been placed in escrow, and are subject to vesting conditions and forfeiture, pursuant to the terms of the BCA. Mr. Arsov is a member of the Rumble Board. The principal business address of Mr. Arsov is c/o Willkie Farr & Gallagher LLP, New York, NY 10019-6099.

(6)      Includes (i) 3,048,355 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 1,004,515 ExchangeCo Shares have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 15,848,465 shares of Class A Common Stock issuable upon the exercise of options, of which 5,222,498 shares of Class A Common Stock issuable upon the exercise of such options are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Excludes 3,048,355 shares of Class C Common Stock which are issued in “tandem” with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic. Mr. Alexandroff is the Chief Financial Officer of the Company. The principal business address of Mr. Alexandroff is c/o Rumble Inc., 444 Gulf of Mexico Dr., Longboat Key, FL 34228.

(7)      Represents shares of Class A Common Stock acquired at the closing of the Business Combination by a former stockholder of Rumble Canada. Includes 5,234,653 shares of Class A Common Stock that have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Daniel John Bongino is the sole stockholder of Bongino Inc. and may be deemed to beneficially own such shares of Class A Common Stock. The principal business address of Bongino Inc. is 2239 SW Manele Place, Palm City, FL 34990.

(8)      Includes (i) 4,618,833 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 1,522,030 ExchangeCo Shares have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 10,737,641 shares of Class A Common Stock issuable upon the exercise of options, of which 3,538,343 shares of Class A Common Stock issuable upon the exercise of such options are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Excludes 4,618,833 shares of Class C Common Stock which are issued in “tandem” with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic. Mr. Hlibowicki is the Chief Technology Officer of the Company. The principal business address of Mr. Hlibowicki is c/o Rumble Inc., 444 Gulf of Mexico Dr., Longboat Key, FL 34228.

(9)      Represents (i) 2,173,220 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 716,134 ExchangeCo Shares have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 11,401,066 shares of Class A Common Stock issuable upon the exercise of options, of which 3,756,960 shares of Class A Common Stock issuable upon the exercise of such options are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Excludes 2,173,220 shares of Class C Common Stock which are issued in “tandem” with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic. Mr. Ramolo is the Chief Content Officer of the Company. The principal business address of Mr. Ramolo is c/o Rumble Inc., 444 Gulf of Mexico Dr., Longboat Key, FL 34228.

(10)    Represents 11,214,000 shares of Class A Common Stock (of which 1,159,000 shares were acquired in the PIPE Investment) and warrants to purchase 550,000 shares of Class A Common Stock. CFAC Holdings VI, LLC was the largest and controlling stockholder of the Company prior to the completion of the Business Combination. CFAC Holdings VI, LLC is controlled by its sole member, Cantor Fitzgerald, L.P., which is controlled by its management general partner, CF Group Management, Inc. (“CFGM”). Howard Lutnick, the former Chairman and Chief Executive Officer of CF VI, is the Chairman and Chief Executive Officer of CFGM. Mr. Lutnick is also the trustee of CFGM’s sole stockholder and accordingly may be deemed to have beneficial ownership of the securities reported herein. Mr. Lutnick disclaims any beneficial ownership of the securities other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(11)    Represents shares of Class A Common Stock acquired at the closing of the Business Combination by a former stockholder of Rumble Canada. Includes 2,381,872 shares of Class A Common Stock that have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Colin Greenspon and James David Vance, as the managing members of Narya GP I, LLC, the general partner of Narya Capital Fund I, L.P., may be deemed to beneficially own such shares of Class A Common Stock. Ethan Fallang, a member of the Rumble Board, is a Partner at Narya Capital Management LLC, an affiliate of Narya Capital Fund I, L.P. Mr. Fallang disclaims beneficial ownership of such shares of Class A Common Stock.

(12)    Represents shares of Class A Common Stock acquired at the closing of the Business Combination by a former stockholder of Rumble Canada. Includes 1,845,898 shares of Class A Common Stock that have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA.

(13)    Represents 3,481,055 shares of Class A Common Stock (including shares of Class A Common Stock issuable upon the exercise of options, including shares issuable with respect to such options that are subject to vesting conditions and forfeiture pursuant to the BCA), of which (i) 1,079,315 shares of Class A Common Stock have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 57,828 shares of Class A Common Stock have been placed into escrow pursuant to the transactions contemplated by the acquisition of Locals.

(14)    Represents 2,987,659 shares of Class A Common Stock, of which (i) 984,514 shares of Class A Common Stock have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 52,647 shares of Class A Common Stock have been placed into escrow pursuant to the transactions contemplated by the acquisition of Locals.

(15)    Represents 2,987,659 shares of Class A Common Stock, of which (i) 984,514 shares of Class A Common Stock have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 52,647 shares of Class A Common Stock have been placed into escrow pursuant to the transactions contemplated by the acquisition of Locals.

(16)    Represents 2,461,287 shares of Class A Common Stock (including shares of Class A Common Stock issuable upon the exercise of options, including shares issuable with respect to such options that are subject to vesting conditions and forfeiture pursuant to the BCA), of which 91,360 shares of Class A Common Stock have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA.

(17)    Represents 2,246,123 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 740,158 ExchangeCo Shares have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Excludes 2,246,123 shares of Class C Common Stock which are issued in “tandem” with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic. Mr. Karapalevski is an employee of the Company.

(18)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Eminence Capital, LP serves as the investment adviser to, and may be deemed to have shared voting and dispositive power over the shares held by, Eminence Holdings LLC.

(19)    Represents 1,299,978 shares of Class A Common Stock, of which (i) 428,377 shares of Class A Common Stock have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 23,371 shares of Class A Common Stock have been placed into escrow pursuant to the transactions contemplated by the acquisition of Locals.

(20)    Includes 343,025 shares of Class A Common Stock that have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Vivek Ramaswamy is the sole member of Virtuous Industries LLC and as such may be deemed to beneficially own such shares.

(21)    Represents 1,036,658 shares of Class A Common Stock, of which (i) 341,606 shares of Class A Common Stock have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 18,637 shares of Class A Common Stock have been placed into escrow pursuant to the transactions contemplated by the acquisition of Locals.

(22)    Represents 803,738 shares of Class A Common Stock, of which (i) 264,853 shares of Class A Common Stock have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 14,449 shares of Class A Common Stock have been placed into escrow pursuant to the transactions contemplated by the acquisition of Locals.

(23)    Represents 655,554 shares of Class A Common Stock, of which (i) 216,022 shares of Class A Common Stock have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA and (ii) 11,785 shares of Class A Common Stock have been placed into escrow pursuant to the transactions contemplated by the acquisition of Locals.

(24)    Represents 622,881 shares of Class A Common Stock, of which 205,256 shares of Class A Common Stock have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA.

(25)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(26)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(27)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(28)    Represents shares of Class A Common Stock acquired in the PIPE Investment. The manager of Rumble Investment LLC is Albert Tylis and, accordingly, Mr. Tylis may be deemed to beneficially own such shares of Class A Common Stock.

(29)    Represents shares of Class A Common Stock acquired in the PIPE Investment. The trustee of Lutnick 2020 Descendants Trust UA 12/31/20 is Howard W. Lutnick, the former Chairman and Chief Executive Officer of CF VI.

(30)    Represents 323,922 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 106,741 ExchangeCo Shares have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Excludes 323,922 shares of Class C Common Stock which are issued in “tandem” with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic. Krume Karapalevski is the sole member of 2083503 Ontario Inc. and as such may be deemed to beneficially own such shares. Krume Karapalevski is related to Alexander Karapalevski, an employee of the Company.

(31)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(32)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(33)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(34)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Mr. Batalion is a Managing Director at Cantor Fitzgerald.

(35)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Kevin A Shannon is the trustee of the Shannon Family Trust UA 09/20/05 and as such may be deemed to beneficially own such shares of Class A Common Stock.

(36)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Denise Rich is the sole director of Valvest Inc. and may be deemed to beneficially own such shares of Class A Common Stock.

(37)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Eminence Capital, LP serves as the investment adviser to, and may be deemed to have shared voting and dispositive power over the shares held by, EC Longhorn LLC.

(38)    Represents 161,949 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 53,366 ExchangeCo Shares have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Excludes 161,949 shares of Class C Common Stock which are issued in “tandem” with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic.

(39)    Represents 153,005 shares of Class A Common Stock issuable upon the exchange of ExchangeCo Shares, of which 50,419 ExchangeCo Shares have been placed in escrow pursuant to the terms of the BCA and are subject to vesting conditions and forfeiture pursuant to the terms of the BCA. Excludes 153,005 shares of Class C Common Stock which are issued in “tandem” with each ExchangeCo Share, with each such share of Class C Common Stock intended to give the holder thereof the same voting rights as one share of Class A Common Stock, but are otherwise non-economic. Krume Karapalevski is related to Alexander Karapalevski, an employee of the Company.

(40)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(41)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(42)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Ryan Andrew Maconachy is the manager of LavMac Investments LLC and as such may be deemed to beneficially own such shares of Class A Common Stock.

(43)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(44)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Eric Steward Johnson is the trustee of the Eric J Johnson TR Johnson Family Trust UA 08/08/97 and as such may be deemed to beneficially own such shares of Class A Common Stock.

(45)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(46)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Robert E. Griffin, Jr. is the trustee of the Robert E Griffin Jr 2010 Trust UA 10/15/10 and as such may be deemed to beneficially own such shares of Class A Common Stock.

(47)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(48)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(49)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Joseph Samuels, as portfolio manager for Islet Management, LP, the investment adviser to Highmark Long/Short Equity 4 Ltd., may be deemed to beneficially own such shares of Class A Common Stock.

(50)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Mr. Brennan is a director at Cantor Fitzgerald.

(51)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Ms. Lutnick is the spouse of Howard W. Lutnick, the former Chairman and Chief Executive Officer of CF VI.

(52)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(53)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(54)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Mukesh Prasad, as Managing Partner of Innova Capital Solutions LLC, may be deemed to beneficially own such shares of Class A Common Stock.

(55)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(56)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(57)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(58)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(59)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(60)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(61)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(62)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(63)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(64)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(65)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(66)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(67)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Philip Mahoney, as trustee of the Mahoney Family Trust UA 09/15/96, may be deemed to beneficially own such shares of Class A Common Stock.

(68)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Noam Goodman, as President of Noam Goodman Professional Corporation, may be deemed to beneficially own such shares of Class A Common Stock.

(69)    Represents (i) 5,000 shares of Class A Common Stock acquired in the PIPE Investment and (ii) 9,932 shares of Class A Common Stock issuable upon the exercise of options, which are subject to vesting conditions and forfeiture pursuant to the terms of the BCA.

(70)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Dustin D. Stolly, as the sole member of 421 East Columbus LLC, may be deemed to beneficially own such shares of Class A Common Stock.

(71)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(72)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Mr. Jones is an employee of Cantor Fitzgerald and the former corporate secretary of CF VI.

(73)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(74)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(75)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Each of Charles Schreiber and Jill Schreiber, as trustee of The Schreiber Family Trust UA 03/18/91, may be deemed to beneficially own such shares of Class A Common Stock.

(76)    Mr. Elam is a former member of the Rumble Board.

(77)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(78)    Mr. Barnard is a former member of the Rumble Board.

(79)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Dr. Scott Hughes, as the sole member of Dr. Scott Hughes Inc., may be deemed to beneficially own such shares of Class A Common Stock. Dr. Hughes is related to Tyler Hughes, the Chief Operating Officer of the Company.

(80)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Luke Hazlewood is the sole shareholder of Luke T Hazlewood Holdings Inc. and as such may be deemed to beneficially own such shares of Class A Common Stock.

(81)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Charles Weinraub is the sole shareholder of Mandalay Holdings Inc. and as such may be deemed to beneficially own such shares of Class A Common Stock.

(82)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Ms. Pavlovski is related to Chris Pavlovski, the Chief Executive Officer of the Company.

(83)    Represents shares of Class A Common Stock acquired in the PIPE investment. Enzo Pagani is the CEO, President and sole shareholder of Prestige Worldwide IND Corp. and as such may be deemed to beneficially own such shares of Class A Common Stock.

(84)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Ms. Alexander is related to the Chief Executive Officer of the Company.

(85)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Chris Avramidis is the sole director of 2217066 Ontario Ltd and as such may be deemed to beneficially own such shares of Class A Common Stock.

(86)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Mr. Alexandroff is related to the Chief Financial Officer of the Company.

(87)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Lynda McLaughlin is the CEO of McLaughlin Media Management, LLC (d/b/a M3 Media Management) and as such may be deemed to beneficially own such shares of Class A Common Stock.

(88)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(89)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(90)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Ms. Montaldi-Lubecki is related to Chris Pavlovski, the Chief Executive Officer of the Company.

(91)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Mr. Lubecki is related to the Chief Executive Officer of the Company.

(92)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

(93)    Represents shares of Class A Common Stock acquired in the PIPE Investment. Mr. Ramolo is related to Claudio Ramolo, the Chief Content Officer of the Company.

(94)    Represents shares of Class A Common Stock acquired in the PIPE Investment.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Founder Shares

In April 2020, the Sponsor purchased 20,125,000 Founder Shares for an aggregate price of $25,000 or approximately $0.001 per Founder Share. In October 2020, the Sponsor returned to CF VI, at no cost, an aggregate of 5,750,000 Founder Shares and in January 2021, the Sponsor returned to CF VI, at no cost, an aggregate of 5,750,000 Founder Shares, which were cancelled, resulting in an aggregate of 8,625,000 Founder Shares outstanding and held by the Sponsor. In February 2021, the Sponsor transferred 10,000 Founder Shares to each of Douglas R. Barnard and Harry J. Elam, Jr., each an independent director of CF VI. In addition, in February 2021, 1,125,000 Founder Shares were forfeited by the Sponsor and cancelled in connection with the underwriters’ decision not to exercise the over-allotment option. All share and per-share amounts have been retroactively restated to reflect the stock split and Founder Shares cancellation. The Founder Shares were automatically converted into shares of Class A Common Stock in connection with the consummation of the Business Combination. The Founder Shares are subject to certain transfer restrictions described herein. The Sponsor is a Delaware limited liability company. It is not controlled by, and does not have substantial ties to, any non-U.S. person.

Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 700,000 CF VI Placement Units at a price of $10.00 per CF VI Placement Unit ($7,000,000 in the aggregate). Each CF VI Placement Unit consists of one share of CF VI Class A Common Stock and one-fourth of one CF VI Placement Warrant. Each whole CF VI Placement Warrant sold as part of the CF VI Placement Units is exercisable for one share of CF VI Class A Common Stock at a price of $11.50 per share. The proceeds from the CF VI Placement Units were added to the proceeds from the IPO held in the Trust Account. The CF VI Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its Permitted Transferees. The CF VI Placement Warrants will expire five years from September 16, 2022 or earlier upon redemption or liquidation.

Underwriting Agreement

Pursuant to an underwriting agreement dated February 18, 2021, between CF VI, on the one hand, and CF&Co. and Odeon Capital Group LLC (“Odeon”), on the other hand, CF VI paid a total of $6,000,000 in underwriting discounts and commissions for CF&Co.’s services as the representative of the underwriters in the IPO and $100,000 to Odeon for serving as the qualified independent underwriter.

PIPE Subscription Agreements

Contemporaneously with the execution of the BCA, CF VI entered into the PIPE Subscription Agreements with the PIPE Investors, including the Sponsor and a number of officers and employees of Cantor and its affiliates (and family members of such persons), to issue and sell shares of Class A Common Stock at Closing, for $10.00 per share. Pursuant to such PIPE Subscription Agreement, the Sponsor agreed to purchase 1,159,000 shares of Class A Common Stock for a total purchase price of $11.59 million, and the officers and employees of Cantor and its affiliates (and family members of such persons) participating in the PIPE Investment agreed to purchase 1,567,500 shares of Class A Common Stock in the aggregate for a total purchase price of $15,675,000.

Forward Purchase Contract

In connection with the closing of the IPO, on February 18, 2021, the Sponsor and CF VI entered into the Forward Purchase Contract, pursuant to which the Sponsor agreed to purchase, and CF VI agreed to issue and sell to the Sponsor, concurrently with the consummation of CF VI’s initial business combination, 1,875,000 shares of Class A Common Stock and 375,000 Warrants, for an aggregate purchase price of $15.0 million.

Sponsor Support Agreement

Contemporaneously with the execution of the BCA, CF VI entered into a Sponsor Support Agreement with the Sponsor and Rumble, pursuant to which, among other things, the Sponsor agreed (i) to vote its shares of CF VI Capital Stock in favor of the BCA and the transactions contemplated thereby, and to not transfer such shares, (ii) not to redeem any of its shares of CF VI Capital Stock in connection with the transactions contemplated by the BCA, (iii) to waive its anti-dilution rights with respect to its shares of CF VI Class B Common Stock under the CF VI Charter, (iv) to release CF VI and its subsidiaries from pre-Closing claims, subject to customary exceptions, and (v) to subject (a) certain of its shares of CF VI Common Stock and CF VI Private Warrants to transfer restrictions after Closing, (b) certain of its shares of CF VI Common Stock to certain restrictions and potential forfeiture pending the satisfaction of certain earnout targets, and (c) certain of its shares of CF VI Common Stock to certain restrictions and potential forfeiture based on the CF VI Available Cash at Closing and then the satisfaction of certain earnout targets and other conditions set forth in the Sponsor Support Agreement.

Cosmic Agreements

Prior to December 31, 2021, Rumble was a party to several agreements with Kosmik Development Skopje doo (“Cosmic”), pursuant to which Cosmic provided content editing and moderation services to Rumble. Cosmic is controlled by Mr. Pavlovski and Ryan Milnes. Mr. Milnes owns a significant number of shares of our common stock through his holding entity. As part of the Business Combination, effective as of December 31, 2021, agreements with Cosmic then in place were amended and restated (other than one agreement, which was terminated) to, among other things, provide a “cost” plus 10% fee structure, clarify payment terms and include performance standards in favor of Rumble. Under the amended agreements with Cosmic, Cosmic continues to provide content editing and moderation services, along with other business process outsourcing services, as requested by Rumble. Any intellectual property created by Cosmic pursuant to the terms of the amended agreements has been assigned to Rumble. The amended agreements provide for an initial term of 24 months, subject to automatic renewals for subsequent 12-month terms unless either party provides written notice of non-renewal at least 6 months prior to the expiration of the current term. In fiscal years 2023 and 2022, Cosmic received approximately $2,849,600 and $1,692,960, respectively, in service fees from Rumble under the amended and restated agreements with Cosmic.

Domain License

On May 11, 2021, Rumble purchased from Jokaroo Entertainment Inc. (“Jokaroo”) the domain license for the name “rumble.com” for a purchase price of CAD$603,895 (approximately $477,077), as permitted by the terms of, and in accordance with, the License Agreement dated October 1, 2013 between Rumble and Jokaroo. Mr. Pavlovski is the controlling owner of Jokaroo. In connection with the purchase, the license for the domain name under the License Agreement automatically terminated in accordance with its terms.

PLAN OF DISTRIBUTION

The Selling Holders, which, as used herein, includes their permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Class A Common Stock and/or Warrants on Nasdaq or any other stock exchange, market or trading facility on which such securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The Selling Holders may use any one or more of the following methods when disposing of their shares of our Class A Common Stock or our Warrants:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        in underwritten transactions;

•        short sales;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        broker-dealers may agree with the Selling Holders to sell a specified number of such shares at a stipulated price;

•        distribution to members, limited partners or shareholders of Selling Holders;

•        “at the market” or through market makers or into an existing market for the shares;

•        a combination of any such methods of sale; and

•        any other method permitted pursuant to applicable law.

The Selling Holders may, from time to time, pledge or grant a security interest in some or all of the shares of our Class A Common Stock or our Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares or Warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of Selling Holders to include the pledgee, transferee or other successors in interest as Selling Holders under this prospectus. The Selling Holders also may transfer their shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Class A Common Stock or Warrants or interests therein, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The Selling Holders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Holders from the sale of our Class A Common Stock or Warrants offered by them will be the purchase price of our Class A Common Stock or Warrants less discounts or commissions, if any. The Selling Holders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Class A Common Stock or Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Holders.

The Selling Holders also may in the future resell a portion of our Class A Common Stock or Warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Holders and any underwriters, broker-dealers or agents that participate in the sale of our Class A Common Stock or Warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of our Class A Common Stock or Warrants may be underwriting discounts and commissions under the Securities Act. If any selling security holder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the selling security holder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Holders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Class A Common Stock or Warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Holders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A Common Stock or Warrants.

The Selling Holders may use this prospectus in connection with resales of our Class A Common Stock and Warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Holders, the terms of our Class A Common Stock or Warrants and any material relationships between us and the Selling Holders. The Selling Holders may be deemed to be underwriters under the Securities Act in connection with our Class A Common Stock or Warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Holders will receive all the net proceeds from the resale of our Class A Common Stock or Warrants.

A Selling Holder that is an entity may elect to make an in-kind distribution of Class A Common Stock or Warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable Class A Common Stock or Warrants pursuant to the distribution through a registration statement.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered pursuant to this prospectus will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

The consolidated financial statements or Rumble Inc. as of and for the year ended December 31, 2023, included in this prospectus have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is included herein. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Rumble Inc. as of December 31, 2022, and for the fiscal year ended December 31, 2022, appearing in this prospectus have been audited by MNP LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the prospectus. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGE IN AUDITOR

2022 Change in Independent Registered Accounting Firm

On September 16, 2022, the Audit Committee of the Company’s Board of Directors approved the appointment of MNP LLP (“MNP”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2022. MNP served as the independent registered public accounting firm of Rumble Canada prior to the closing of the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), the independent registered public accounting firm of CF VI, was informed on September 16, 2022 that it would be replaced by MNP as the Company’s independent registered public accounting firm following the closing of the Business Combination.

The reports of Withum on CF VI’s balance sheet as of December 31, 2021 and December 31, 2020 and the statements of operations, changes in shareholders’ equity (deficit) and cash flows for the fiscal year ended December 31, 2021 and the period from April 17, 2020 (inception) through December 31, 2020, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except that such audit report contained explanatory paragraphs in which Withum expressed substantial doubt as to CF VI’s ability to continue as a going concern if it did not complete a business combination by February 23, 2023 and emphasized the restatement of CF VI’s financial statement as of February 23, 2021 due to its change in accounting for warrants and Class A common stock subject to possible redemption.

During the period from April 17, 2020 (inception) through December 31, 2021 and the subsequent interim period through the date of Withum’s dismissal, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act between the Company and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such periods.

During the period from April 17, 2020 (inception) through December 31, 2021 and the subsequent interim period through the date of Withum’s dismissal, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

During the period from April 17, 2020 (inception) through December 31, 2021 and the subsequent interim period through the date of Withum’s dismissal, CF VI and the Company did not consult with MNP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the financial statements of CF VI or the Company, and no written report or oral advice was provided that MNP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

We provided Withum with a copy of the foregoing disclosures and received a letter from Withum addressed to the SEC stating that it agreed with the statements made by us set forth above. A copy of Withum’s letter, dated September 22, 2022, is filed as an exhibit to the registration statement of which this prospectus forms a part.

2023 Change in Independent Registered Accounting Firm

On August 10, 2023, the Audit Committee replaced MNP LLP with Moss Adams LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ended December 31, 2023. MNP LLP had served as the Company’s auditor since 2019.

MNP LLP’s reports on our consolidated financial statements issued during each of the two years ended December 31, 2022 and December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the two years ended December 31, 2022 and December 31, 2021, and during the subsequent interim period through August 10, 2023, (i) there were no disagreements (within the meaning of Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions thereto) between the Company and MNP LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to MNP LLP’s satisfaction, would have caused MNP LLP to make reference to the subject matter of the disagreements in connection with its reports on our consolidated financial statements for such years, and (ii) there were no reportable events (as defined by Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

We provided MNP LLP with a copy of the foregoing disclosures and received a letter from MNP LLP addressed to the SEC stating that it agreed with the statements made by us set forth above. A copy of MNP LLP’s letter, dated August 14, 2023, is filed as an exhibit to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this prospectus, you should contact us by telephone or in writing:

Rumble Inc.
444 Gulf of Mexico Dr
Longboat Key, FL 34228
Phone: (941) 210-0196

INDEX TO FINANCIAL STATEMENTS

Rumble Inc.
Consolidated Financial Statements
(Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of
Rumble Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Rumble Inc. (the “Company”) as of December 31, 2023, the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Moss Adams LLP

Seattle, Washington
March 27, 2024

We have served as the Company’s auditor since 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Rumble Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Rumble Inc. and its subsidiaries (the Company) as of December 31, 2022 and 2021, and the related consolidated statements of comprehensive loss, shareholders’ equity (deficit), and cash flows for each of the years in the two year period ended December 31, 2022, and the related notes (collectively referred to as the consolidated financial statements).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, and the results of its consolidated operations and its consolidated cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

<MNP LLP>
Chartered Professional Accountants
Licensed Public Accountants

We have served as the Company’s auditor from 2019 to 2023.

Toronto, Canada
March 30, 2023

Rumble Inc. Consolidated Statements of Operations (Expressed in U.S. Dollars)
For the year ended December 31,	2023	2022
Revenues	$80,963,451	$39,384,284

Expenses
Cost of services (content, hosting and other)	$146,156,734	$43,745,518
General and administrative	37,125,296	16,086,254
Research and development	15,721,663	6,342,851
Sales and marketing	13,427,021	6,137,860
Acquisition-related transaction costs	1,151,318	1,116,056
Amortization and depreciation	4,850,812	1,556,056
Changes in fair value of contingent consideration	(1,922,381)	—

Total expenses	216,510,463	74,984,595

Loss from operations	(135,547,012)	(35,600,311)
Interest income	13,594,463	3,019,456
Other income (expense)	(125,511)	(49,067)
Changes in fair value of warrant liability	2,365,895	21,010,500

Loss before income taxes	(119,712,165)	(11,619,422)
Income tax recovery	—	215,428
Deferred tax recovery	3,291,703	—

Net loss	$(116,420,462)	$(11,403,994)

Loss per share – basic and diluted	$(0.58)	$(0.05)
Weighted-average number of common shares used in computing net loss per share – basic and diluted	201,442,321	242,443,272

Share-based compensation expense included in expenses:
Cost of services (content, hosting, and other)	$3,994,180	$249,781
General and administrative	10,686,099	1,582,678
Research and development	1,016,627	55,479
Sales and marketing	437,808	45,465

Total share-based compensation expense	16,134,714	1,933,403

The accompanying notes are an integral part of these consolidated financial statements.

Rumble Inc. Consolidated Balance Sheets (Expressed in U.S. Dollars)
December 31,	2023	2022
Assets
Current assets
Cash and cash equivalents	$218,338,658	$337,169,279
Marketable securities	1,135,200	1,100,000
Accounts receivable	5,440,447	4,748,189
Prepaid expenses and other	13,090,072	9,342,691
	238,004,377	352,360,159

Other non-current assets	1,626,802	547,589
Property and equipment, net	19,689,987	8,844,232
Right-of-use assets, net	2,473,903	1,356,454
Intangible assets, net	23,262,428	3,211,305
Goodwill	10,655,391	662,899
	$295,712,888	$366,982,638

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$24,713,203	$14,324,696
Deferred revenue	7,003,891	1,040,619
Income taxes payable	—	934
Lease liabilities	975,844	583,186
Contingent consideration	863,643	—
	33,556,581	15,949,435

Lease liabilities, long-term	1,630,837	835,924
Contingent consideration, net of current portion	705,717	—
Warrant liability	7,696,605	10,062,500
Other liability	500,000	500,000
	44,089,740	27,347,859
Commitments and contingencies (Note 16)

Shareholders’ equity
Preferred shares ($0.0001 par value per share, 20,000,000 shares authorized, no shares issued or outstanding)	—	—
Common shares ($0.0001 par value per share, 700,000,000 Class A shares authorized, 114,926,700 and 111,467,763 shares issued and outstanding, as of December 31, 2023 and 2022, respectively; 170,000,000 Class C authorized, 165,353,621 and 167,662,214 shares issued and outstanding, as of December 31, 2023 and 2022, respectively; 110,000,000 Class D authorized, 105,782,403 and 105,782,403 shares issued and outstanding, as of December 31, 2023 and 2022, respectively)	768,523	768,357
Accumulated deficit	(145,203,163)	(28,782,701)
Additional paid-in capital	396,057,788	367,649,123
	251,623,148	339,634,779
	$295,712,888	$366,982,638

The accompanying notes are an integral part of these consolidated financial statements.

Rumble Inc. Consolidated Statements of Shareholders’ Equity (Expressed in U.S. Dollars)
	For the year ended December 31, 2023
	Number of Common Stock
	Class A	Class C	Class D	Class A	Class C	Class D	Additional Paid-in Capital	Accumulated Deficit	Total
Balance December 31, 2022	111,467,763	167,662,214	105,782,403	$741,013	$16,766	$10,578	$367,649,123	$(28,782,701)	$339,634,779
Issuance of Class A Common Stock in connection with Callin acquisition	981,243	—	—	149	—	—	14,664,682	—	14,664,831
Issuance costs in connection with Callin acquisition	—	—	—	—	—	—	(40,478)	—	(40,478)
Holdback of Class A Common Stock for the repayment of domain name loan in connection with the acquisition of Locals Technology Inc.	(26,731)	—	—	(3)	—	—	(391,232)	—	(391,235)
Issuance of Class A Common Stock upon vesting of restricted stock units	551,522	—	—	55	—	—	—	—	55
Issuance of Class A Common Stock in exchange for Class C Common Stock	2,308,593	(2,308,593)	—	231	(231)	—	—	—	—
Net share settlement on restricted stock units	(355,690)	—	—	(35)	—	—	(2,107,536)	—	(2,107,571)
Share-based compensation	—	—	—	—	—	—	16,283,229	—	16,283,229
Loss for the year	—	—	—	—	—	—	—	(116,420,462)	(116,420,462)
Balance December 31, 2023	114,926,700	165,353,621	105,782,403	$741,410	$16,535	$10,578	$396,057,788	$(145,203,163)	$251,623,148

Rumble Inc. Consolidated Statements of Shareholders’ Equity — (Continued) (Expressed in U.S. Dollars)
	For the year ended December 31, 2022
	Number of Common Stock						Legacy Rumble Class A	Legacy Rumble Class B	Class A	Class B	Class C	Class D	Additional Paid-in Capital	Accumulated Deficit	Total
	Legacy Rumble Class A	Legacy Rumble Class B	Class A	Class B	Class C	Class D
Balance December 31, 2021	8,119,690	135,220	—	—	—	—	$43,223,609	$129,761	$—	$—	$—	$—	$4,392,666	$(17,378,707)	$30,367,329
Issuance of Legacy Rumble Class A Common Stock in exchange for Legacy Rumble preference shares	606,360	—	—	—	—	—	17,314,203	—	—	—	—	—	—	—	17,314,203
Issuance of Class A and C Common Stock in exchange for Legacy Rumble Class A and B common shares	(8,726,050)	(135,220)	48,970,404	—	168,762,214	—	(60,537,812)	(129,761)	4,897	—	16,876	—	60,645,800	—	—
Issuance of Class A Common Stock in exchange for Legacy Rumble warrants	—	—	14,153,048	—	—	—	—	—	731,281	—	—	—	(731,281)	—	—
Repurchase of Class C Common Stock in the Key Individual Subscription Agreement	—	—	—	—	(1,100,000)	—	—	—	—	—	(110)	—	(10,999,890)	—	(11,000,000)
Issuance of Class D Common Stock in the Key Individual Subscription Agreement	—	—	—	—	—	105,782,403	—	—	—	—	—	10,578	989,422	—	1,000,000
Issuance of Class A and B Common Stock in connection with the Qualifying Transaction	—	—	10,875,000	7,500,000	—	—	—	—	1,088	750	—	—	105,089,512	—	105,091,350
Issuance of Class A Common Stock in exchange for CFVI Class B common shares	—	—	7,500,000	(7,500,000)	—	—	—	—	750	(750)	—	—	—	—	—
Issuance of Class A Common Stock in connection with public shares	—	—	29,969,311	—	—	—	—	—	2,997	—	—	—	299,690,113	—	299,693,110
Issuance costs in connection with the Qualifying Transaction	—	—	—	—	—	—	—	—	—	—	—	—	(54,091,750)	—	(54,091,750)
Excess fair value over net assets acquired – listing fee	—	—	—	—	—	—	—	—	—	—	—	—	(2,265,284)	—	(2,265,284)
Eliminate CFVI’s historical accumulated deficit	—	—	—	—	—	—	—	—	—	—	—	—	(37,003,588)	—	(37,003,588)
Share-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	1,933,403	—	1,933,403
Loss for the year	—	—	—	—	—	—	—	—	—	—	—	—	—	(11,403,994)	(11,403,994)
Balance December 31, 2022	—	—	111,467,763	—	167,662,214	105,782,403	$—	$—	$741,013	$—	$16,766	$10,578	$367,649,123	$(28,782,701)	$339,634,779

The accompanying notes are an integral part of these consolidated financial statements.

Rumble Inc. Consolidated Statements of Cash Flows (Expressed in U.S. Dollars)
For the year ended December 31,	2023	2022
Cash flows provided by (used in)
Operating activities
Net loss for the period	$(116,420,462)	$(11,403,994)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	4,850,812	1,556,056
Share-based compensation	16,283,229	1,933,403
Non-cash portion interest expense	58,815	36,621
Amortization on right-of-use assets	788,799	528,220
Change in fair value of warrants	(2,365,895)	(21,010,500)
Change in fair value of contingent consideration	(1,922,381)	—

Changes in operating assets and liabilities:
Accounts receivable	(674,981)	(2,935,399)
Prepaid expenses and other	(4,990,778)	(9,500,432)
Accounts payable and accrued liabilities	9,612,728	7,996,298
Deferred revenue	5,963,272	1,010,605
Deferred taxes	(3,323,744)	—
Operating lease liabilities	(770,727)	(496,835)
Net cash used in operating activities	(92,911,313)	(32,285,957)

Investing activities
Purchase of property and equipment	(14,572,933)	(8,544,398)
Purchase of intangible assets	(2,915,085)	(494,769)
Purchase of marketable securities	(1,135,200)	(1,100,000)
Sale of marketable securities	1,100,000	—
Cash acquired in connection with Callin acquisition	1,000,989	—
Acquisition of North River, net of cash acquired	(7,249,085)	—
Net cash used in investing activities	(23,771,314)	(10,139,167)

Financing activities
Taxes paid from net share settlement for share-based compensation	(2,107,516)	—
Proceeds from other liabilities	—	250,000
Proceeds from Qualifying Transaction	—	399,807,596
Repurchase of Class C Common Stock	—	(11,000,000)
Repayment of Sponsor loan in connection with Qualifying Transaction	—	(2,173,353)
Share issuance costs	(40,478)	(54,091,750)
Net cash (used in) provided by financing activities	(2,147,994)	332,792,493

Effect of exchange rate changes on cash and cash equivalents	—	(45,465)
(Decrease) increase in cash and cash equivalents during the period	(118,830,621)	290,321,904

Cash and cash equivalents, beginning of period	337,169,279	46,847,375
Cash and cash equivalents, end of period	$218,338,658	$337,169,279

Supplemental cash flow information:
Cash paid for income taxes	$31,974	$5,180
Cash paid for interest	4,212	54
Cash paid for lease liabilities	770,727	841,756

Non-cash investing and financing activities:
Property and equipment in accounts payable and accrued liabilities	123,946	621,045
Settlement of loan receivable in exchange for Class A Common Stock	391,235	—
Non-cash consideration related to the acquisition of Callin (Note 3)	18,226,572	—
Recognition of operating right-of-use assets in exchange for operating lease liabilities	1,906,248	228,886

The accompanying notes are an integral part of these consolidated financial statements.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

1.      Overview and Basis of Presentation

Nature of Operations

On December 1, 2021, Rumble Inc., a corporation formed under the laws of the Province of Ontario, Canada (“Legacy Rumble”) and CF Acquisition VI, a Delaware corporation (“CFVI”) entered into a business agreement (the “Business Combination Agreement”). On September 16, 2022, pursuant to the terms of the Business Combination Agreement, Legacy Rumble and CFVI announced the completion of a transaction whereby CFVI was renamed Rumble Inc. and Legacy Rumble was renamed Rumble Canada Inc. (the “Qualifying Transaction”). Refer to Note 12 Qualifying Transaction for further detail.

Rumble Inc. (“Rumble” or “the Company”) is a high growth, video sharing platform and cloud services provider designed to help content creators manage, distribute, and monetize their content by connecting them with brands, publishers, and directly to their subscribers and followers. The Company’s registered office is located at 444 Gulf of Mexico Drive, Longboat Key, Florida, 34228. The Company’s shares of Class A common stock and warrants are traded on The Nasdaq Global Market (“Nasdaq”) under the symbol “RUM” and “RUMBW”, respectively.

Basis of Presentation

The accompanying consolidated financial statements (the “financial statements”) are prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and include the results of the Company and its wholly-owned subsidiaries. Any reference in these notes to applicable guidance is meant to refer to the authoritative guidance found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”). All intercompany balances and transactions have been eliminated upon consolidation. These financial statements are presented in U.S. dollars, which is the functional currency of the Company.

Basis of Consolidation

These consolidated financial statements include the accounts of the Company and all subsidiaries. Subsidiaries are entities in which the Company has a controlling voting interest or is the primary beneficiary of a variable interest entity. Subsidiaries are fully consolidated from the date control is transferred to the Company and are de-consolidated from the date control ceases. The consolidated financial statements include all the assets, liabilities, revenues, expenses and cash flows of the Company and its subsidiaries after eliminating intercompany balances and transactions.

Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, as of the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates the estimates used, which include but are not limited to the: allowance for credit losses; valuation of share-based compensation awards; estimates in the determination of the fair value of assets acquired and liabilities assumed in connection with acquisitions; fair value of financial instruments including warrant liability and contingent consideration; discount rate in determining lease liabilities; valuation of long-lived assets and their associated useful lives, valuation of goodwill; and the realization of tax assets, estimates of tax liabilities, and valuation of deferred taxes. These estimates, judgments, and assumptions are reviewed periodically and the impact of any revisions are reflected in the financial statements in the period in which such revisions are made. Actual results could differ materially from those estimates, judgments, or assumptions, and such differences could be material to the Company’s consolidated financial position and results of operations.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

2.      Summary of Significant Accounting Policies

Foreign Currency

The functional currencies of the Company and its foreign subsidiaries are the U.S. dollar. Transactions denominated in currencies other than the U.S. dollar are remeasured using end-of-period exchange rates or exchange rates prevailing at the date of the transaction, and the resulting gains or losses are recognized as a component of other income (expense).

Fair Value Measurements

The fair value of a financial instrument is the amount at which the instrument could be exchanged in an orderly transaction between market participants. Fair value measurement is based on a hierarchy of observable or unobservable inputs. The standard describes three levels of inputs that may be used to measure fair value.

Level 1 —	Inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date;
Level 2 —

Inputs to the valuation methodology other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and the fair value can be determined through the use of models or other valuation methodologies; and

Level 3 —

Inputs to the valuation methodology are unobservable inputs in situations where there is little or no market activity of the asset and liability and the reporting entity makes estimates and assumptions relating to the pricing of the asset or liability, including assumptions regarding risk. This includes certain cash flow pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

The Company may measure eligible assets and liabilities at fair value, with changes in value recognized in profit and loss. Fair value treatment may be elected either upon initial recognition of an eligible asset or liability or, for an existing asset or liability, if an event triggers a new basis of accounting.

The Company evaluates the estimated fair value of financial instruments using available market information and management’s estimates. The use of different market assumptions and/or estimation methodologies could have a significant impact on the estimated fair value amounts. Our financial instruments include cash and cash equivalents, marketable securities, accounts receivable, accounts payable and accrued liabilities, lease liabilities, warrant liability, contingent consideration, and other liabilities, approximate fair value.

Concentration Risk

A meaningful portion of the Company’s revenue (and a substantial portion of the Company’s net cash from operations that it can freely access) is attributable to service agreements with a several customers. See Note 18 for further details.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

2.      Summary of Significant Accounting Policies (cont.)

Revenue Recognition

The Company derives revenues primarily from:

•        Advertising fees; and

•        Other services and cloud

Revenues are recognized when the control of promised services is transferred to a customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Sales tax and other similar taxes are excluded from revenues.

In order to recognize revenue, the Company applies the following five (5) steps:

1.      Identify the contract with a customer

2.      Identify the performance obligation(s)

3.      Determine the transaction price

4.      Allocate the transaction price to the performance obligation(s)

5.      Recognize revenue when/as performance obligation(s) are satisfied

Advertising fees

The Company generates advertising fees by delivering digital video and display advertisements as well as cost-per-message-read advertisements. Digital video and display advertisements are placed on Rumble and third-party publisher websites or mobile applications. Customers pay for advertisements either directly or through their relationships with advertising agencies or resellers, based on the number of impressions delivered or the number of actions such as clicks, or purchases taken, by our users. For cost-per-message-read advertising, customers pay to have their products or services promoted by a content creator.

The Company recognizes revenue from video and display advertisements when a user engages with the advertisement, such as an impression, click, or purchase. For cost-per-message-read advertising, advertising revenue is recognized when the performance obligation is fulfilled, usually when the message is read or when a user makes a purchase. In general, advertising fees are reported on a gross basis, since the Company controls the advertising inventory before it is transferred to the customer. Control is evidenced by the Company’s sole ability to monetize the advertising inventory before it is transferred to the customer.

Other services and cloud

Other services include: subscription fees earned primarily from consumer product offerings such as Locals and badges; revenues generated from content that is licensed by third-parties; pay-per-view; fees from tipping and platform hosting fees.

Subscription services are recognized over time for the duration of the contract.

Under bulk license agreements, the Company’s obligations include hosting the content libraries for access and searching by the customer, updating the libraries with new content provided by the content owner, and making videos selected by the customer available for download, throughout the term of the contract. These services are billed based on the access to the content regardless of the number of videos downloaded. All of these services

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

2.      Summary of Significant Accounting Policies (cont.)

are highly interdependent as the customer’s ability to derive its intended benefit from the contract depends on the entity transferring both the access to the content library over time and making the videos available as and when required by the customer for download. These services therefore constitute a single performance obligation comprised of a series of distinct services transferred to the customer in a similar manner throughout the contract term. The predominant item in the single performance obligation is a license providing a right to access the content library throughout the license period. For these arrangements, the Company recognizes the total fixed fees under the contract as revenue ratably over the term of the contract as the performance obligation is satisfied, as this best depicts the pattern of control transfer.

For license agreements related to the Rumble Player, the Company’s obligations include providing access to the current version the Rumble Player throughout the term of the contract. As part of this arrangement, the customer is required to use the most current version of the player and therefore, the utility of the player to the customer is significantly affected by Rumble’s ongoing activities to maintain and support the player. Revenue is therefore recognized ratably over the term of the contract.

The Company generates revenue through the licensing of content to third-party platforms. The consideration received is variable in nature as it is dependent on the level of traffic and number of impressions generated on the third-party platforms. For these arrangements, revenue is recognized when the performance obligation is satisfied over the period the license is provided to the third-party provider. The usage-based royalty exemption has been taken by the Company for these arrangements.

Fees from tipping features are recognized at a point in time when a user tips on the platform.

Revenues related to platform hosting are recognized over time as the Company provides access to the platform and varies based on the subscription fees generated by the content creator. The Company allocates variable fees earned from these arrangements to those distinct performance obligations where pricing practices are consistent with the allocation objective.

Cloud services are generally provided on either a consumption or subscription basis. Revenues related to cloud services provided on a consumption basis are recognized when the customer utilizes the services, based on the quantity of services consumed at the amount which we have the right to invoice for services performed. Revenues related to cloud services provided on a subscription basis are recognized ratably over the contract term as the customer receives and consumes the benefits of the cloud services.

Costs to Obtain a Contract

The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if it expects the benefit of these costs to be longer than one year. As of December 31, 2023, the Company had capitalized $4,172,570 related to content costs which are included within prepaid expenses and other on the consolidated balance sheets (2022 – $507,392). Amortization of contract acquisition costs was $6,994,890 for year ended December 31, 2023 and was included within cost of services (content, hosting and other) on the consolidated statements of operations (2022 – $225,415). There were no asset impairment charges for contract acquisition costs for the periods noted above.

Principal vs Agent

In our arrangements, we evaluate whether we are the principal (i.e., report revenues on a gross basis) or agent (i.e., report revenues on a net basis).

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

2.      Summary of Significant Accounting Policies (cont.)

The Company controls the advertising inventory before it is transferred to the customer and therefore is the principal in the transaction. Control is evidenced by the Company’s ability to monetize the advertising inventory before it is transferred to the customer.

The Company is also acting as the principal in licensing, cloud, and subscription transactions, as it has control over both the content that is monetized as well as the platform over which the content is displayed. Further, the Company manages the monetization of content and is the only party to the contract with its customers.

As it relates to revenues earned from platform hosting, we present revenue on a net basis as the Company is acting as the agent providing a platform for content creators to post content and interact with end users.

Practical Expedients and Exemptions

The Company does not disclose the transaction price allocated to unsatisfied performance obligations for contracts with an original expected length of one year or less and for contracts for which revenue is recognized at the amount to which the Company has the right to invoice for services performed.

Costs of Services (Exclusive of Amortization and Depreciation)

Costs of services primarily consist of costs related to obtaining, supporting and hosting the Company’s product offerings. These costs primarily include:

•        Programming and content costs related to payments to content providers from whom videos and other content are licensed. These costs are typically paid to these providers based on revenues generated. In certain circumstances we incur additional costs related to incentivizing top content creators to promote and join our platform.

•        Other costs of services include third-party service provider costs such as data center and networking, staffing costs directly related to professional services fees, and costs paid to publishers.

Deferred Revenue

The Company records amounts that have been invoiced to its clients in either deferred revenue or revenue depending on whether the revenue recognition criteria described above have been met. Deferred revenue includes payments received in advance of performance under the contract.

Advertising Expenses

Advertising costs are expensed as incurred and are included in sales and marketing expense on the consolidated statements of operations. During the year ended December 31, 2023, the Company incurred advertising expenses of $4,550,742 (2022 – $1,666,912).

Internal Use Software and Website Development Costs

The Company capitalizes certain costs incurred in developing software programs or websites to be used solely to meet internal needs and cloud-based applications used to deliver our services. The Company capitalizes these costs once the preliminary project stage is complete, and it is probable that the project will be completed and the software will be used to perform the intended function. Capitalized internal use software costs are included in intangible assets, net on the consolidated balance sheets. The estimated useful life of costs capitalized is evaluated for each specific project and is up to five years. Amortization of internal software development costs is included in amortization and depreciation expenses in the consolidated statement of operations.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

2.      Summary of Significant Accounting Policies (cont.)

Costs related to the preliminary project stage, post-implementation, training and maintenance are expensed as incurred.

Income Taxes

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined on the basis of the difference between the tax bases of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse. A valuation allowance is established for deferred tax assets for which realization is uncertain.

Uncertain tax positions are accounted for using a comprehensive model for the manner in which a company should recognize, measure, present and disclose in its financial statements all material uncertain tax positions that the company has taken or expects to take on a tax return. This applies to income taxes and is not intended to be applied by analogy to other taxes, such as sales taxes, value-add taxes, or property taxes. The Company reviews its nexus in various tax jurisdictions and the Company’s tax positions related to all open tax years for events that could change the status of its tax liability, if any, or require an additional liability to be recorded. Such events may be the resolution of issues raised by a taxing authority, expiration of the statute of limitations for a prior open tax year or new transactions for which a tax position may be deemed to be uncertain. Those positions, for which management’s assessment is that there is more than a 50 percent probability of sustaining the position upon challenge by a taxing authority based upon its technical merits, are subjected to the measurement criteria.

The Company records the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. Any liabilities for which the Company expects to make cash payments within the next twelve months are classified as “short term”.

Share-Based Compensation

The Company issues equity awards such as stock options and restricted stock units to certain of its employees, advisory board members, directors, officers and consultants. For awards with a market condition, the market condition is taken into consideration in the fair value-based measure, whereas service and performance conditions are taken into consideration in determining the share-based compensation expense.

For equity awards granted to employees that have only a service condition, the Company recognizes the share-based compensation expense on a straight-line basis over the requisite service period. The vesting period for the equity awards granted is determined by the board of directors of the company and the typical vesting period for equity awards with service conditions is three to four years. The requisite service period for Rumble’s equity awards subject only to service conditions is coterminous with the vesting period specific to those equity awards.

For equity awards with either a market condition or a performance condition, the Company determines the fair value of each tranche of the award, and then recognizes the share-based compensation expense associated with each tranche of the award over the requisite service period for that tranche. For equity awards with a performance condition, the Company assesses the likelihood of the performance condition underlying an award being met and recognizes a share-based compensation expense associated with that award only if it is probable that the performance condition will be met.

Forfeitures are accounted for when they occur.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

2.      Summary of Significant Accounting Policies (cont.)

Loss per Share

The Company calculates basic and diluted net loss per common share by dividing the net loss by the number of weighted average common shares outstanding during the period. The Company has excluded other potentially dilutive shares, which include warrants to purchase common shares and outstanding stock options, from the number of common shares outstanding as their inclusion in the computation for all periods would be anti-dilutive due to net losses incurred.

Cash, Cash Equivalents, and Marketable Securities

Cash and cash equivalents primarily consist of cash on deposit with banks and amounts held in treasury bills and money market funds. Cash equivalents are carried at amortized cost, which approximates their fair market value.

The Company considers all marketable securities with original maturities of three months or less from the date of purchase to be cash equivalents and those with original maturities of greater than three months as marketable securities on our consolidated balance sheets. Management determines the appropriate classification of investments at the time of purchase.

Marketable securities are being accounted for as held-to-maturity investments and are carried at amortized cost with any gains and losses being recognized in interest income on the consolidated statements of operations. As of December 31, 2023 and 2022, the marketable securities have maturity dates of twelve months or less and their amortized cost approximates fair value.

Accounts Receivable and Allowance for Current Expected Credit Losses

Accounts receivable includes current outstanding invoices billed to customers due under customary trade terms. The term between invoicing and when payment is due is not significant. The accounts receivable balance as of December 31, 2021 was $1,344,654.

The Company maintains an allowance for current expected credit losses for accounts receivable, which is recorded as an offset to accounts receivable and changes are classified in general and administrative expense in the consolidated statements of operations. Collectability is assessed by reviewing accounts receivable on a collective basis where similar characteristics exist and on an individual basis when specific customers are identified with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, customer-specific information, market conditions, and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data.

Volatility in market conditions and evolving credit trends are difficult to predict and may cause variability and volatility that may have a material impact on the allowance for credit losses in future periods. The allowance for credit losses at December 31, 2023 was $nil (2022 – $nil).

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

2.      Summary of Significant Accounting Policies (cont.)

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which is generally as follows:

Useful Lives
Computer hardware	3 – 5 years
Furniture and fixtures	3 – 5 years
Leasehold improvements	Lesser of useful life or term of lease

Expenditures for maintenance and repairs are expensed as incurred.

Right-of-Use Assets and Lease Liabilities

Right-of-use assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease.

Most of our leases contain lease and non-lease components. Non-lease components include fixed payments for maintenance, utilities, and real estate taxes. The Company combines fixed lease and non-lease components and account for them as a single lease component. Our lease agreements may contain variable costs such as contingent rent escalations, common area maintenance, insurance, real estate taxes, or other costs. Such variable lease costs are expensed as incurred on the consolidated statement of operations.

Right-of-use assets and lease liabilities are recognized on the consolidated balance sheets at the commencement date based on the present value of lease payments over the lease term.

Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise such options. When determining the probability of exercising such options, we consider contract-based, asset-based, and market-based factors. We do not assume renewals in our determination of the lease term unless the renewals are deemed to be reasonably assured.

As most of our leases do not provide an implicit rate, the incremental borrowing rate is used based on the information available at the commencement date in determining the present value of lease payments. The Company determines the incremental borrowing rate as the interest rate the Company would pay to borrow over a similar term the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment.

Operating lease costs are recognized on a straight-line basis over the lease terms.

The Company has elected the practical expedient to not recognize right-of-use assets and lease liabilities for short-term leases, which are those leases with a term of twelve months or less at the commencement date.

Intangible Assets

Intangible assets with finite lives consist of intellectual property, internal-use software, technology, brand, and domain names. Intangible assets acquired through business combination are recorded at their respective estimated fair values upon acquisition close. Other intangible assets acquired through asset acquisition are measured following a cost accumulation and allocation model under which the cost of the acquisition is allocated on a relative fair value basis to the net assets acquired.

Intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from two to fifteen years.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

2.      Summary of Significant Accounting Policies (cont.)

Impairment of Long-Lived Assets and Finite Lived Intangible Assets

The Company reviews long-lived assets and finite lived intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In order to determine if assets have been impaired, assets are grouped and tested at the lowest level for which identifiable independent cash flows are available (“Asset Group”). When indicators of potential impairment are present, the Company prepares a projected undiscounted cash flow analysis for the respective asset or asset group. If the sum of the undiscounted cash flow is less than the carrying value of the asset or Asset Group, an impairment loss is recognized equal to the excess of the carrying value over the fair value, if any. The Company did not identify any indicators of impairment during the periods presented.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and identifiable intangible assets acquired. The carrying amount of goodwill is reviewed for impairment at least annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. For its annual goodwill impairment test in all periods to date, the Company has determined it has one reporting unit and the fair value of its reporting unit has been determined by the Company’s enterprise value. The Company performs its annual goodwill impairment test during the fourth fiscal quarter.

For its annual impairment test performed on October 1, 2023, the Company completed an assessment and determined that there was no impairment of goodwill.

Warrant Liability

The Company accounts for warrants by first assessing whether the warrants meet all of the requirements for equity classification, including whether the warrants are indexed to the Company’s own shares of common stock and whether the warrant holders count potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the warrants and as of each subsequent quarterly period end date while the warrants are outstanding. For issued or modified warrants that do not meet all the criteria for equity classification, such warrants are required to be as a liability initially at their fair value on the date of issuance, and subsequently remeasured to fair value on each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants are recognized on the consolidated statements of operations in the period of change.

The Company accounts for all its warrants as a liability as the warrants do not meet the criteria for equity classification.

Business Combinations

The Company evaluates whether acquired net assets should be accounted for as a business combination or an asset acquisition by first applying a screen test to determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the transaction is accounted for as an asset acquisition. If not, the Company applies its judgement to determine whether the acquired net assets meets the definition of a business by considering if the set includes an acquired input, process, and the ability to create outputs.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

2.      Summary of Significant Accounting Policies (cont.)

The Company accounts for business combinations using the acquisition method when it has obtained control. The Company measures goodwill as the fair value of the consideration transferred including the fair value of any non-controlling interest recognized, less the net recognized amount of the identifiable assets acquired and liabilities assumed, all measured at their fair value as of the acquisition date. Transaction costs, other than those associated with the issuance of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred.

Any contingent consideration is measured at fair value at the acquisition date. Contingent consideration that does not meet all the criteria for equity classification is initially recorded at its fair value at the acquisition date, and subsequently remeasured to fair value on each balance sheet date thereafter. Changes in the estimated fair value of liability-classified contingent consideration are recognized in the consolidated statements of operations in the period of change.

When the initial accounting for a business combination has not been finalized by the end of the reporting period in which the transaction occurs, the Company reports provisional amounts. Provisional amounts are adjusted during the measurement period, which does not exceed one year from the acquisition date. These adjustments, or recognition of additional assets or liabilities, reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

Asset Acquisitions

The Company accounts for asset acquisitions by allocating the consideration to the acquired assets and liabilities on a relative fair value basis. Working capital items are recognized at their stated amounts.

The Company has elected an accounting policy to recognize any contingent consideration obligation in an asset acquisition when the contingency is resolved, and the consideration becomes payable. The contingent consideration will be included in the cost allocated to the acquired assets if and when the contingency is resolved.

New Standards or Amendments Adopted

The Company adopted the following new standards or amendments effective January 1, 2023:

•        Accounting Standards Update 2016-13, Financial Instruments — Credit Losses (Topic 326):    Measurement of Credit Losses on Financial Instruments. This guidance was subsequently amended by ASU 2018-19, Codification Improvements, ASU 2019-04, Codification Improvements, ASU 2019-05, Targeted Transition Relief, ASU 2019-10, Effective Dates, ASU 2019-11, Codification Improvements and 2020-03, Codification Improvements. The new guidance requires organizations to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts.

There was no impact on the financial statements as a result of the adoption of the above standards.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

2.      Summary of Significant Accounting Policies (cont.)

New Standards or Amendments Not Yet Effective

The following amendments to existing standards have been issued up to and including the date of issuance of these financial statements, however are not yet effective for the Company:

Effective for years beginning after December 15, 2023:

•        Accounting Standards Update 2022-03, Fair Value Measurement (Topic 820):    Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (Effective for periods beginning after December 31, 2023). The amendments clarify those principles when measuring the fair value of an equity security subject to a contractual sale restriction and improve current GAAP by reducing diversity in practice, reducing the cost and complexity in measuring fair value, and increasing comparability of financial information across reporting entities that hold those investments.

•        Accounting Standards Update 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40):    Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (applicable to convertible instruments (Effective for periods beginning after December 31, 2023). The update is expected to reduce complexity and improve comparability of financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity.

•        Accounting Standards Update 2023-07, Segment Reporting (Topic 280):    Improvements to Reportable Segment Disclosures. The purpose of this ASU is to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements.

The Company is in the process of assessing the impact of the new accounting standards on its consolidated financial statements.

Effective for years beginning after December 15, 2024:

•        Accounting Standards Update 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments in this update require that public business entities on an annual basis (1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate).

The Company is still evaluating the impact of implementing the above improvements to its consolidated financial statements.

Prior Period Reclassifications

Certain amounts in expenses and other income (expenses) in prior periods have been reclassified to conform with current period presentation. The reclassification has no impact on net loss, loss per share or total shareholders’ equity.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

3.      Acquisitions

Acquisition of Callin Corp.

On May 15, 2023 (the “Acquisition Date”), the Company acquired 100% of the outstanding equity of Callin Corp. (“Callin”), a podcasting and live streaming platform. Callin creates a seamless experience for its users to create, discover, and consume live and recorded content. The Company has determined that Callin meets the definition of a business and has accounted for the acquisition as a business combination. The fair value of the assets acquired and the liabilities assumed by the Company in connection with the acquisition is as follows:

Total consideration	$18,226,572

Net assets acquired:
Cash	$1,000,989
Accounts receivable	10,939
Prepaid expenses	200,651
Property and equipment	37,841
Software and technology	9,352,000
Accounts payable, accruals, and other liabilities	(1,137,814)
Deferred tax liability	(1,230,526)
Total net assets acquired	$8,234,080

Goodwill	$9,992,492

The fair value of the consideration consists of the following:

Fair Value
Shares issued	$6,055,409
Shares to be issued	3,747,209
Replacement awards	15,578
Contingent consideration (liability) – retention payments	3,491,741
Contingent consideration (equity) – milestone 1	2,490,152
Contingent consideration (equity) – milestone 2	2,356,483
Contingent consideration payable	70,000
Total consideration	$18,226,572

Under the terms of the acquisition agreement, the Company is required to issue upfront share consideration of 981,243 shares of Class A Common Stock to the preferred shareholders and SAFE note holders of Callin, of which 963,337 shares had been issued as of December 31, 2023. The fair value of the Company’s Class A Common Stock on the acquisition date was $9.99 per share. In addition, the Company issued rights to four payments each consisting of 375,000 contingently issuable shares of Class A Common Stock to the common shareholders, series FF preferred shareholders, option holders and continuing employees of Callin contingent on the following conditions being met:

•        Retention payment 1:    Services are provided by a selling shareholder for 12 months;

•        Retention payment 2:    Services are provided by a selling shareholder for 24 months;

•        Milestone payment 1:    Within 12 months, certain feature development and technical performance criteria are achieved, and the acquired technology is integrated into the Company’s existing software and

•        Milestone payment 2:    Within 24 months, certain feature development and technical performance criteria are achieved.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

3.      Acquisitions (cont.)

In assessing what is part of the business combination, the Company has determined that because the two retention payments are contingent on a selling shareholder providing services post-combination, the portion of those tranches earned by the party providing services should be reflected in the Company’s financial statements as post-combination expense. In addition, where future services are required by employees in order to earn rights to the contingent consideration, such rights are being accounted for either entirely as post-combination expense or as replacement awards where the rights replace unvested options or restricted series FF preferred shares that were originally granted by Callin. For the remainder, the four tranches of contingently issuable shares have been accounted for as contingent consideration.

The following table shows the breakdown of the contingently issuable shares:

Number of Shares
Contingent consideration	903,689
Share-based compensation (Note 13)	596,311
Total contingently issuable shares	1,500,000

The fair value of the contingent consideration has been estimated as follows:

Retention payments 1 and 2

The Company has determined that retention payments 1 and 2 are one unit of account requiring the Company to issue a variable number of shares that is not indexed to the Company’s stock. As a result, the consideration that is contingent on one of the selling shareholder’s providing services has been classified as a liability. The contingent consideration is classified Level 3 in the fair value hierarchy. The key inputs into the fair value determination are the probability of achieving the milestones, which impacts the expected number of shares to be issued, and the share price on the acquisition date. At the acquisition date, management estimated the number of shares to be issued is 349,523. The Company has recognized a change in fair value of this contingent consideration of $1,922,381 due to the change in the Company’s stock price and the probability of each contingency being met during the period between the acquisition date and the period end.

Milestone payments 1 and 2

The Company has determined that milestone payments 1 and 2 are separate units of account because a fixed number of shares will be issued if each contingency is met, and meeting one contingency is not dependent on the other. The key inputs into the fair value determination are the probability of each contingency being met, and the share price on the acquisition date. As of December 31, 2023, milestone payment 1 was met resulting in the issuance of 375,000 Class A Common Stock.

During the year ended December 31, 2023, the Company adjusted certain provisional amounts recognized at the acquisition date related to the finalization of the valuation report and the income tax provision in the fourth quarter of 2023. An adjustment was made to increase upfront share consideration by $143,716 as well as an increase to intangible assets and deferred tax liability of $1,594,000 and $398,654, respectively. The corresponding adjustment was reflected in goodwill.

The acquired goodwill relates to Callin’s workforce and synergies that are expected to be realized upon the integration of Callin’s technology with the Rumble platform. Such synergies will include the ability to leverage the creator relationships that Rumble has secured to date and will allow for a greater ability to establish brand recognition and monetization of the Callin platform in the future. The goodwill is not expected to be deductible for tax purposes.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

3.      Acquisitions (cont.)

Acquisition-related transaction costs incurred by the Company for the year ended December 31, 2023 were $835,035.

The acquired business contributed revenues of $nil and net loss of $1,269,185 post acquisition for the period ended December 31, 2023.

Acquisition of North River Project Inc.

On October 3, 2023, the Company acquired 100% of the outstanding equity of North River Project Inc. (“North River”), for $10,000,000 Canadian Dollars ($7,293,000 US Dollars) in cash upfront and future contingent cash payments of up to $10,000,000 Canadian Dollars. The Company has determined that North River does not meet the definition of a business and has accounted for the acquisition as an asset acquisition. The contingent consideration contains two payments each consisting of $5,000,000 Canadian Dollars upon the completion of feature development and integration of the acquired technology into the Company’s existing software within a 5-year period. The Company has elected to account for the contingent consideration at the point in time in which the payments have been met. As of December 31, 2023, none of the milestones have been achieved. The Company acquired North River for the purpose of acquiring certain developed software, developed technology, and an assembled workforce.

The Company allocated the consideration as follows:

Fair Value
Software and technology	$9,000,740
Assembled workforce	366,188
Net working capital	(14,808)
Deferred tax liability	(2,059,120)
Total consideration	$7,293,000

The acquired software and technology was assigned a useful life of 5 years and the assembled workforce was assigned a useful life of 2 years. The assets are recorded in intangible assets, net on the Company’s consolidated balance sheets.

4.      Revenue from Contracts with Customers

The following table presents revenues disaggregated by type:

	For the year ended December 31,
	2023	2022
Advertising	$60,026,091	$31,139,398
Other services and cloud	20,937,360	8,244,886
Total revenues	$80,963,451	$39,384,284

The Company recognizes revenue either at a point in time, or over time, depending upon the characteristics of the contract. During the year ended December 31, 2023, revenue recognized at a point in time compared to over time was $21,741,274 and $59,222,177, respectively. During the year ended December 31, 2022, revenue recognized at a point in time compared to over time was $15,391,170 and $23,993,114, respectively.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

4.      Revenue from Contracts with Customers (cont.)

Deferred Revenue

Deferred revenue recorded at December 31, 2023 is expected to be fully recognized by December 31, 2024. The deferred revenue balance as of December 31, 2023 was $7,003,891. The deferred revenue balance as of December 31, 2022 was $1,040,619, of which $881,596 was recognized as revenues for the year ended December 31, 2023. The deferred revenue balance as of December 31, 2021 was $30,014, of which $30,014 was recognized as revenues for the year ended December 31, 2022.

5.      Cash, Cash Equivalents, and Marketable Securities

Cash and cash equivalents as of December 31, 2023 and 2022 consist of the following:

	Contracted Maturity	2023	2022
		Balance	Balance
Cash	Demand	$11,632,839	$3,519,674
Treasury bills and money market funds	Demand	206,705,819	333,649,605
		$218,338,658	$337,169,279

Marketable securities consist of term deposits of $1,135,200 as at December 31, 2023 (2022 – $1,100,000). The Company did not have any long-term investments as at December 31, 2023 or 2022.

As of December 31, 2023, the Company entered into a guarantee/standby letter of credit in the amount of $1,362,500 which will be used towards the issuance of credit for running the day-to-day business operations (2022 – $1,257,500).

6.      Property and Equipment

	2023	2022
Computer hardware	$21,969,345	$8,866,157
Furniture and fixtures	121,077	100,921
Leasehold improvements	1,911,901	921,570
	24,002,323	9,888,648
Accumulated depreciation	(4,312,336)	(1,044,416)
Net carrying value	$19,689,987	$8,844,232

Depreciation expense on property and equipment for the year ended December 31, 2023 was $3,267,920 (2022 – $987,014).

7.      Right-of-Use Assets and Lease Liabilities

The Company leases several facilities and data centers under non-cancelable operating leases. These leases have original lease periods expiring between 2023 and 2027. The lease agreements generally do not contain any material residual value guarantees or material restrictive covenants.

	Cost	2023	Cost	2022
		Accumulated Amortization		Accumulated Amortization
Right-of-use assets	$3,833,184	$1,359,281	$1,926,936	$570,482
Net book value		$2,473,903		$1,356,454

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

7.      Right-of-Use Assets and Lease Liabilities (cont.)

Operating lease costs for the year ended December 31, 2023 were $848,849 (2022 – $564,842) and are included in general and administration expenses in the consolidated statements of operations.

As of December 31, 2023, the weighted-average remaining lease term and weighted-average incremental borrowing rate for the operating leases were 2.65 years and 7.52%, respectively (2022 – 3.26 years and 2.35%).

The following shows the future minimum lease payments for the remaining years under the lease arrangement as of December 31, 2023.

2024	$1,095,344
2025	984,848
2026	695,056
2027	43,719
2,818,967
Less: imputed interest*	212,386
2,606,581

Current portion	$975,844
Long-term portion	$1,630,737

____________

*        Imputed interest represents the difference between undiscounted cash flows and cash flows

8.      Intangible Assets

		2023
	Weighted- Average Remaining Useful Lives (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intellectual property	4.74	$461,663	$101,023	$360,640
Domain name	12.42	500,448	86,019	414,429
Brand	7.83	1,284,000	280,369	1,003,631
Software and technology	4.68	20,894,389	1,618,906	19,275,483
Internal software development	4.18	2,004,684	116,854	1,887,830
Assembled workforce	1.75	366,188	45,773	320,415
		$25,511,372	$2,248,944	$23,262,428
	2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intellectual property	$123,143	$71,019	$52,124
Domain name	500,448	52,656	447,792
Brand	1,284,000	151,969	1,132,031
Software and technology	1,969,769	390,411	1,579,358
	$3,877,360	$666,055	$3,211,305

Amortization expense related to intangible assets for the year ended December 31, 2023 was $1,582,889 (2022 – $569,042).

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

8.      Intangible Assets (cont.)

For intangible assets held as of December 31, 2023, future amortization expense is as follows:

2024	$5,127,906
2025	5,019,093
2026	4,717,638
2027	4,366,324
2028	3,422,223
Thereafter	609,244
$23,262,428

9.      Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of the net tangible and identifiable intangible assets acquired in business combinations. The following table summarizes the changes in the carrying amount of goodwill:

Balance, December 31, 2022	$662,899
Acquisitions	9,992,492
Balance, December 31, 2023	$10,655,391

There was no impairment of goodwill for the years ended December 31, 2023 and 2022.

10.    Income Taxes

The Company is subject to income tax in the U.S. and Canada through its wholly owned subsidiary, Rumble Canada Inc. Rumble Inc.’s federal statutory tax rate is 21% (2022 – 21%)

The difference between the tax calculated on income before income tax according to the statutory tax rate and the amount of the income tax included in the income tax expense is reconciled as follows:

	2023	2022
Loss before income taxes	$(119,712,165)	$(11,619,422)
Statutory income tax rate	21%	21%
Income tax recovery at statutory income tax rate	(25,139,555)	(2,440,079)
Non-deductible expenses	420,174	245,566
Change in the fair value of warrant liability	(943,421)	(4,412,205)
Difference in jurisdictional tax rates	(4,891,708)	(1,549,371)
Tax restructuring	—	693,725
Other	194,426	(165,724)
Change in valuation allowance	27,068,381	7,412,660
	$(3,291,703)	$(215,428)

The Company recorded an income tax benefit of $3,291,703 for the year ended December 31, 2023, which is primarily a result of a deferred tax liability created through the acquisitions of Callin and North River and can be used to realize certain deferred tax assets against which we had previously recorded a full valuation allowance.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

10.    Income Taxes (cont.)

Deferred Tax Assets (Liabilities)

	2023	2022
Deferred income tax assets:
Loss carryforwards	$45,792,765	$17,125,566
Tangible assets	—	271,227
Share-based compensation	3,627,277	398,881
R&D and other cost pool carryforwards	2,229,569	—
Other	129,636	161,452
Gross deferred income tax assets	51,779,247	17,957,126
Valuation allowance	(45,273,417)	(16,650,521)
Total deferred income tax assets, net of valuation allowance	6,505,830	1,306,605

Deferred income tax liabilities:
Tangible assets	(3,208,381)	—
Intangible assets	(3,297,449)	(1,306,605)
Total deferred income tax liabilities	(6,505,830)	(1,306,605)

Net deferred income tax assets and liabilities	$—	$—

The Company has assessed the realizability of the net deferred tax assets by considering the relevant positive and negative evidence available to determine whether it is more likely than not that some portion or all of the deferred tax assets will be realized. In making such a determination, the Company considered all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and recent results of operations. A significant piece of objective negative evidence evaluated was the cumulative tax loss incurred by the Company over the three year period ended December 31, 2023. Such objective evidence limits the ability to consider other subjective evidence, such as projections for future growth. After consideration of all these factors, the Company has recorded a full valuation allowance against the net deferred tax assets.

As at December 31, 2023, a valuation allowance has been taken against the net deferred tax assets of $45,273,417 (December 31, 2022 – $16,650,521).

Deferred income taxes have not been recorded on the basis differences for investments in consolidated subsidiaries as these basis differences are indefinitely reinvested or will reverse in a non-taxable manner. Quantification of the deferred income tax liability, if any, associated with indefinitely reinvested basis differences is not practicable.

As at December 31, 2023, the Company has US federal and state net loss carryforwards of $78,563,194 (December 31, 2022 – $47,341,455) and Canadian federal and provincial non-capital loss carryforwards of $107,580,614 (December 31, 2022 – $25,468,713). The US federal losses can be carried forward indefinitely, generally, the state losses can be carried forward 20 years. The Canadian non-capital loss carry forwards expire between 2039 and 2043.

2039	$85,753
2041	4,595,332
2042	21,012,477
2043	81,887,052
Indefinite	78,563,194

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

10.    Income Taxes (cont.)

Utilization of net operating loss carryforwards may be subject to limitations in the event of a change in ownership as defined under U.S. IRC Section 382, and similar state provisions. An “ownership change” is generally defined as a cumulative change in the ownership interest of significant stockholders of more than 50 percentage points over a three-year period. The Company experienced ownership change during 2021. Such ownership change could result in a limitation of the Company’s ability to reduce future income by net operating loss carryforwards. A formal Section 382 study has not been prepared, so the exact effects of the ownership change are not known at this time.

The Company operates in a number of tax jurisdictions and is subject to examination of its income tax returns by tax authorities in those jurisdictions who may challenge any item on these returns. The Company has accumulated loss carryforwards each year since inception in both the US and Canada which are open to audit examination until such time that the year in which they are utilized becomes statute barred. Because the tax matters challenged by tax authorities are typically complex, the ultimate outcome of these challenges is uncertain. The Company recognizes the effects of uncertain tax positions in the consolidated financial statements after determining that it is more-likely-than-not the uncertain tax positions will be sustained. As of December 31, 2023, the Company has not recorded any uncertain tax positions, as well as any accrued interest and penalties on the consolidated balance sheet. During the year ended December 31, 2023, the Company did not record any interest and penalties in the consolidated statement of operations.

11.    Other Liability

The Company has received certain amounts from a third party to assist with certain operating expenditures of the Company. These amounts are to be repaid upon settlement of those expenditures, are non-interest bearing, and have been treated as a long-term liability. As of December 31, 2023, an amount of $500,000 related to these expenses was recorded in other liability (2022 – $500,000).

12.    Qualifying Transaction

On December 1, 2021, Legacy Rumble entered into the Business Combination Agreement, which among other things, provided for the exchange of all of the issued and outstanding shares of Legacy Rumble for the shares of Class A Common Stock and Class C Common Stock and exchangeable shares in a wholly-owned subsidiary of CFVI, subject to adjustments and payable in accordance with the terms of the Business Combination Agreement.

On September 16, 2022 (the “Closing Date”), pursuant to the terms of the Business Combination Agreement, Legacy Rumble and CFVI announced the completion of a transaction whereby CFVI was renamed Rumble Inc and Legacy Rumble was renamed Rumble Canada Inc. References herein to “CFVI” and “Legacy Rumble” are to CFVI and Rumble Inc, respectively, prior to the consummation of the Qualifying Transaction, and references to the “Company” or “Rumble” are to Rumble Inc following consummation of the Qualifying Transaction.

Consideration for the Qualifying Transaction pursuant to the terms of the Business Combination Agreement, and in exchange for their respective shares of capital stock of Legacy Rumble, was as follows:

•        For each share of Legacy Rumble capital stock held by eligible electing Canadian shareholders of Legacy Rumble (the “Electing Shareholders”), the Electing Shareholders received a number of exchangeable shares in 1000045728 Ontario Inc., an indirect, wholly owned Canadian subsidiary of CFVI (“ExchangeCo”, and such shares, the “ExchangeCo Shares”) equal to the quotient obtained by dividing the Price Per Company Share (as defined below) by $10.00 (the “Company Exchange Ratio”), and such Electing Shareholders concurrently subscribed for nominal value for a corresponding number of shares of Class C common stock, par value $0.0001 per share, of the Company (“Class C Common Stock”), a new class of voting,

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

12.    Qualifying Transaction (cont.)

non-economic shares of common stock of the Company created and issued in connection with the Qualifying Transaction. This resulted in the issuance of 168,762,214 shares of Class C Common Stock of the Company for a par value of $16,876; and

•        For each share of Legacy Rumble capital stock held by all other shareholders of Rumble (the “Non-Electing Shareholders”, and collectively with the Electing Shareholders, the “Rumble Shareholders”), such Non-Electing Shareholder received a number of shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) equal to the Company Exchange Ratio. This resulted in the issuance of 48,970,404 shares of Class A Common Stock of the Company for a par value of $4,897.

The “Arrangement Consideration” means $3,186,384,663, representing the sum of $3,150,000,000, plus the cash and cash equivalents balance held by Legacy Rumble as of the date of the Qualifying Transaction (net of outstanding indebtedness), plus the aggregate exercise price of all outstanding options to purchase Legacy Rumble stock. The “Price Per Company Share” is obtained by dividing (i) the Arrangement Consideration by (ii) the number of outstanding shares of capital stock of Legacy Rumble (calculated on a fully diluted basis in accordance with the Business Combination Agreement). The Company Exchange Ratio was determined to be 24.5713:1.0000.

In addition, under the Business Combination Agreement:

•        All outstanding options to purchase shares of Legacy Rumble capital stock were exchanged for options (“Exchanged Company Options”) to purchase (a) a number of shares of Class A Common Stock (“Base Option Shares”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Legacy Rumble capital stock subject to such options and (ii) the Option Exchange Ratio (as defined below), and (b) a fraction of a share of Class A Common Stock with respect to each Base Option Share equal to the Option Earnout Fraction (as defined below) (such fractional shares, “Tandem Option Earnout Shares”). The aggregate purchase price per Base Option Share together with the related fraction of the Tandem Option Earnout Share equals (i) the exercise price of such Legacy Rumble stock options divided by (ii) the Option Exchange Ratio (rounded up to the nearest whole cent); and

•        The outstanding warrant to purchase shares of Legacy Rumble capital stock was exchanged for a number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of the number of shares of Rumble capital stock subject to the warrant and the Company Exchange Ratio. This resulted in the issuance of 14,153,048 shares of Class A Common Stock of the Company for a par value of $731,281.

“Option Earnout Fraction” means the difference between (i) the Company Exchange Ratio divided by the Option Exchange Ratio minus (ii) 1.00. “Option Exchange Ratio” means the quotient obtained by dividing (x) by (y), where: (x) is the quotient, expressed as a dollar number, obtained by dividing (i) the sum of (a) $2,136,384,663, representing the sum of $2,100,000,000 plus the cash and cash equivalents balance held by Legacy Rumble as of the date of the Qualifying Transaction (net of debt), plus the aggregate exercise price of all outstanding options to purchase shares of Legacy Rumble capital stock, by (ii) the number of outstanding shares of Legacy Rumble capital stock (calculated on a fully diluted basis in accordance with the Business Combination Agreement); and (y) $10.00.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

12.    Qualifying Transaction (cont.)

In addition, for an aggregate purchase price of $1,000,000, upon the closing of the Qualifying Transaction and pursuant to a subscription agreement entered into between Christopher Pavlovski, Legacy Rumble’s CEO and founder (“Mr. Pavlovski”) and CFVI, the Company issued and sold to Mr. Pavlovski a number of shares of Class D common stock, par value $0.0001 per share, of the Company (“Class D Common Stock”), a new class of non-economic shares of common stock of the Company carrying the right to 11.2663 votes per share created and issued in connecting with the Qualifying Transaction, such that, taking into account the shares of Class A Common Stock and Class C Common Stock issued to Mr. Pavlovski at the closing of the Qualifying Transaction, Mr. Pavlovski has approximately 85% of the voting power of the Company on a fully diluted basis.

The Company also issued, as of the date of the closing of the Qualifying Transaction, 1,875,000 shares of Class A Common Stock (par value $188) in connection with the forward purchase contract.

Further, upon the closing of the Qualifying Transaction, the Company consummated a private investment in public equity (“PIPE”) via the issuance of 8,300,000 shares of Class A Common Stock (par value $0.0001 per share) for aggregate proceeds of $83,000,000.

While CFVI was the legal acquirer of Legacy Rumble, Legacy Rumble was identified as the acquirer for accounting purposes. The Qualifying Transaction is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CFVI is treated as the acquired company for financial reporting purposes and Legacy Rumble is treated as the acquiror. This determination is primarily based on the facts that subsequent to the Qualifying Transaction, the Legacy Rumble shareholders hold a majority of the voting rights in the combined company (Rumble or the Company), Legacy Rumble will collectively hold voting power giving them the right to appoint the majority of the directors in Rumble, Legacy Rumble comprises all of the ongoing operations of the combined company, Legacy Rumble comprises all of the senior management of the combined company, and Legacy Rumble is significantly larger than CFVI in terms of revenue, total assets (excluding cash) and employees. Accordingly, for accounting purposes, the Qualifying Transaction was treated as the equivalent of Legacy Rumble issuing shares for the net assets of CFVI, accompanied by a recapitalization.

The net assets of CFVI were stated at historical costs. No goodwill or other intangible assets were recorded. Operations prior to the Qualifying Transaction are those of Legacy Rumble.

In connection with the Qualifying Transaction, the Company received $399,807,596 in gross proceeds.

The number of shares of the Company’s common stock outstanding immediately following the consummation of the Qualifying Transaction was:

	Class A	Class C	Class D	Total
CFVI Public Shareholders	29,969,311	—	—	29,969,311
Sponsor Related Parties and Other Holders of Founder’s Shares	10,075,000	—	—	10,075,000
Rumble Shareholders	63,123,452	167,662,214	105,782,403	336,568,069
PIPE Investors	8,300,000	—	—	8,300,000
Closing shares	111,467,763	167,662,214	105,782,403	384,912,380

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

12.    Qualifying Transaction (cont.)

Details of the Qualifying Transaction are summarized as follows:

Fair value of shares issued by Rumble	$353,039,304

Net assets acquired:
Cash	$300,797,018
Prepaid expenses	221,016
Accounts payable, accruals, and other liabilities	(256,095)
Warrant liability	(29,625,500)
FPA liability	(8,362,419)
262,774,020

PIPE escrow proceeds	83,000,000
Sponsor FPA proceeds	15,000,000
Class D Common Stock proceeds	1,000,000
Shares repurchase of Class C Common Stock	(11,000,000)
$350,774,020

Excess fair value over net assets acquired – listing fee	$2,265,284

The excess fair value over net assets acquired was recorded as a reduction to additional paid-in capital. Additionally, the Company incurred transaction costs of $54,091,750, consisting of banking, legal, and other professional fees. The transaction costs were recorded as a reduction to additional paid-in capital in accordance with Staff Accounting Bulletin Topic 5.A.

During the year ended December 31, 2022, there was a change in ownership structure of the subsidiaries within the Company. Rumble Inc purchased Locals Technology Inc. and Rumble USA Inc. from Rumble Canada Inc on October 19, 2022 and December 31, 2022, respectively. There is no change in the group structure of the Company due to this change in ownership.

13.    Shareholders’ Equity

The Company is authorized to issue 1,000,000,000 shares, consisting of:

(i)     700,000,000 shares of Class A Common Stock with a par value of $0.0001 per share;

(ii)    170,000,000 shares of Class C Common Stock with a par value of $0.0001 per share;

(iii)   110,000,000 shares of Class D Common Stock with a par value of $0.0001 per share; and

(iv)   20,000,000 shares of preferred stock with a par value of $0.0001 per share.

The following shares of common stock are issued and outstanding at:

	2023		2022
	Number	Amount	Number	Amount
Class A Common Stock	114,926,700	741,410	111,467,763	$741,013
Class C Common Stock	165,353,621	16,535	167,662,214	16,766
Class D Common Stock	105,782,403	10,578	105,782,403	10,578

Balance	386,062,724	768,523	384,912,380	$768,357

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

13.    Shareholders’ Equity (cont.)

Class A Common Stock

Authorized

The Company is authorized to issue 700,000,000 shares with a par value of $0.0001 per share.

Issued and outstanding

The holders of shares of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at any meeting of shareholders of the Company. The holders of Class A Common Stock are entitled to receive dividends and other distributions declared or paid by the Company. The holders of Class A Common Stock are entitled to receive the remaining property of the Company upon liquidation, dissolution, or winding-up, whether voluntary or involuntary, and any other distribution of assets of the Company among its shareholders for the purpose of winding-up of its affairs subject to the rights of the preferred shares.

Number of Class A Common Stock
Balance December 31, 2022	111,467,763
Issuance of Class A Common Stock in connection with Callin acquisition	981,243
Issuance of Class A Common Stock upon vesting of stock awards, net share settlement on restricted stock units	195,832
Issuance of Class A Common Stock in exchange for Class C Common Shares	2,308,593
Holdback of Class A Common Stock for the repayment of domain name loan in connection with the acquisition of Locals Technology Inc.	(26,731)
Balance December 31, 2023	114,926,700

Former holders of the Legacy Rumble’s common shares are eligible to receive up to an aggregate of 105,000,000 additional shares of the Company’s Class A Common Stock, of which 76,412,604 shares are currently held in escrow and 28,587,396 shares will be issued when the contingency is met. Similarly, the Sponsor’s common shares are eligible to receive up to an aggregate of 1,973,750 additional shares of the Company’s Class A Common Stock and will be issued when the contingency is met. The holders are eligible to the shares if the closing price of the Company’s Class A Common Stock is greater than or equal to $15.00 and $17.50, respectively (with 50% released at each target, or if the latter target is reached first, 100%) for a period of 20 trading days during any 30 trading-day period. The term will expire September 16, 2027. If there is a change in control prior to September 16, 2027 resulting in a per share price equal to or in excess of the $15.00 and $17.50 share price milestones not previously met, then the Company shall issue the earnout shares to the holders.

Number of Class A Common Stock
Balance December 31, 2021	—
Issuance of Class A Common Stock in exchange for Legacy Rumble Class A and B common shares	48,970,404
Issuance of Class A Common Stock in exchange for Legacy Rumble warrants	14,153,048
Issuance of Class A and B Common Stock in connection with the Qualifying Transaction	10,875,000
Issuance of Class A Common Stock in exchange for CFVI Class B common shares	7,500,000
Issuance of Class A Common Stock in connection with public shares	29,969,311
Balance December 31, 2022	111,467,763

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

13.    Shareholders’ Equity (cont.)

On September 16, 2022, in connection with the Qualifying Transaction, the following transactions occurred with regards to Class A Common Stock:

•        All Legacy Rumble shares and warrants held by Non-Electing Shareholders were exchanged for 48,970,404 and 14,153,048 shares of Class A Common Stock, respectively.

•        CFVI Units in connection with the CFVI Placement Units and FPA were exchanged for 700,000 and 1,875,000 shares of Class A Common Stock, respectively.

•        The Company issued 8,300,000 Class A Common Stock through the PIPE.

•        CFVI Class B Common Stock were exchanged for 7,500,000 shares of Class A Common Stock.

•        CFVI Units in connection with the Offering were exchanged for 29,969,311 shares of Class A Common Stock.

Class C Common Stock

Authorized

The Company is authorized to issue 170,000,000 shares with a par value of $0.0001 per share.

Issued and outstanding

The holders of shares of Class C Common Stock are entitled to one vote for each share of Class C Common Stock held at any meeting of shareholders of the Company. The holders of Class C Common Stock are not entitled to receive dividends and other distributions declared or paid by the Company. The holders of shares of Class C Common Stock are not entitled to receive the remaining property of Company upon liquidation, dissolution, or winding-up, whether voluntary or involuntary, and any other distribution of assets of the Company among its shareholders for the purpose of winding-up of its affairs subject to the rights of the preferred shares and Class A Common Stock.

Number of Class C Common Stock
Balance December 31, 2022	167,662,214
Issuance of Class A Common Stock in exchange for Class C Common Shares	(2,308,593)
Balance December 31, 2023	165,353,621

During the year ended December 31, 2023, Electing Shareholders exchanged (on a 1-for-1 basis) their ExchangeCo Shares for shares of Class A Common Stock. In connection with the exchange, an equivalent number of Class C Common Stock held by the Electing Shareholders was cancelled.

Number of Class C Common Stock
Balance December 31, 2021	—
Issuance of C Common Stock in exchange for Legacy Rumble Class A and B common shares	168,762,214
Repurchase of Class C Common Stock in the Key Individual Subscription Agreement	(1,100,000)
Balance December 31, 2022	167,662,214

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

13.    Shareholders’ Equity (cont.)

On September 16, 2022, in connection with the Qualifying Transaction, the following transactions occurred with regards to Class C Common Stock:

•        All issued and outstanding Legacy Rumble shares (including Legacy Rumble warrants) held by Electing Shareholders were exchanged for 168,762,214 shares of Class C Common Stock using the Company Exchange Ratio of 24.5713:1.0000 pursuant to the Business Combination Agreement.

•        Concurrently with the Qualifying Transaction on September 16, 2022, the Company entered into a share repurchase agreement with Mr. Pavlovski. Upon closing of the Qualifying Transaction, the Company repurchased shares of 1,100,000 Class C Common Stock for a total purchase price of $11,000,000. Of the $11,000,000 of proceeds, Mr. Pavlovski reinvested $1,000,000 to pay the purchase price for the Company’s Class D Common Stock.

Class D Common Stock

Authorized

The Company is authorized to issue 110,000,000 shares with a par value of $0.0001 per share.

Issued and outstanding

The holders of shares of Class D Common Stock are entitled to 11.2663 votes for each share of Class D Common Stock held at any meeting of shareholders of the Company. The holders of shares of Class D Common Stock are not entitled to receive dividends and other distributions declared or paid by the Company. The holders of shares of Class D Common Stock are not entitled to receive the remaining property of Company upon liquidation, dissolution, or winding-up, whether voluntary or involuntary, and any other distribution of assets of the Company among its shareholders for the purpose of winding-up of its affairs subject to the rights of the preferred shares and Class A Common Stock.

Number of Class D Common Stock
Balance December 31, 2021	—
Issuance of Class D Common Stock in the Key Individual Subscription Agreement	105,782,403
Balance December 31, 2022 and 2023	105,782,403

For an aggregate price of $1,000,000, upon closing of the Qualifying Transaction, the Company issued and sold to Mr. Pavlovski 105,782,403 shares of the Company’s Class D Common Stock.

14.    Share-Based Compensation Expense

The Company’s stock award plans consist of:

Rumble Inc. Amended and Restated Stock Option Plan

The Company maintains a long-term incentive plan, the Rumble Inc. Amended and Restated Stock Option Plan (the “Stock Option Plan”). The Stock Option Plan continues to govern the terms and conditions of the outstanding awards previously granted under the Stock Option Plan, and all options to purchase Rumble Class A common shares or Rumble Class B common shares which were converted into options to purchase shares of Class A Common Stock in connection with the Business Combination.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

14.    Share-Based Compensation Expense (cont.)

As of December 31, 2023, there were 58,165,382 shares of Class A Common Stock reserved for future issuance under the Stock Option Plan

Rumble Inc. 2022 Stock Incentive Plan

The Rumble Inc. 2022 Stock Incentive Plan (the “Stock Incentive Plan”) was approved by the board of directors and the stockholders of the Company, and became effective, on September 16, 2022. The Company initially reserved 27,121,733 shares of Common Stock for issuance under the Stock Incentive Plan, subject to a ten-year an evergreen feature.

As of December 31, 2023, there were 31,655,077 shares of Class A Common Stock reserved for future issuance under the Stock Incentive Plan

Share-based compensation expenses are summarized as follows:

	2023	2022
Restricted stock units	$8,463,373	$1,713,277
Stock options	5,193,301	220,126
Rights to contingent consideration	2,478,040	—
	$16,134,714	$1,933,403

Restricted Stock Units

The following table reflects the continuity of unvested restricted stock units (“RSUs”) transactions:

	Number	Weighted Average Grant Date Fair Value
Outstanding, December 31, 2022	1,548,098	$11.62
Granted	646,433	8.51
Vested	(551,522)	11.21
Forfeited	(11,671)	9.01
Outstanding, December 31, 2023	1,631,338	$10.55

The total unrecognized compensation cost for the RSUs issued is $12,613,413 which is expected to be recognized over a weighted-average period of 1.63 years.

The following table reflects additional information related to RSUs activity:

	2023	2022
Grant date fair value of RSUs	$22,916,836	$17,993,839

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

14.    Share-Based Compensation Expense (cont.)

Stock Options

The fair value of the options was determined using either a Black-Scholes option pricing model or a Monte Carlo simulation methodology that included simulating the stock price using a risk-neutral Geometric Brownian Motion-based pricing model. The following table reflects the assumptions made:

	2023	2022
Share price	$2.68 – $9.23	$9.44 – $11.13
Exercise price	$4.63 – $10.36	$10.60 – $12.49
Risk-free interest rate	3.42% – 4.94%	3.72%
Volatility	88% – 97%	95%
Expected life	4 – 10 years	10 years
Dividend rate	0.00%	0.00%

The Company estimated the volatility by reference to comparable companies that are publicly traded.

The following table reflects the continuity of stock option transactions:

	Service Conditions
	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding, December 31, 2022	58,607,457	$0.22
Granted	6,446,585	5.70
Forfeited	(49,203)	8.31
Outstanding, December 31, 2023	65,004,839	$0.50	15.31

Vested and exercisable, December 31, 2023	58,137,272	$0.10	15.31
	Performance Conditions
	Number	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (in years)
Outstanding, December 31, 2022	—	$—
Granted	358,249	9.42
Forfeited	—	—
Outstanding, December 31, 2023	358,249	$9.42	9.30

Vested and exercisable, December 31, 2023	—	$—	9.30

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s Class A Common Stock for those stock options that had exercise prices lower than the fair value of the Company’s Class A Common Stock. As of December 31, 2023, the aggregate intrinsic value of options outstanding was $255,088,661 and the aggregate intrinsic value of the options vested and exercisable was $254,992,826.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

14.    Share-Based Compensation Expense (cont.)

The total unrecognized compensation cost for options with a service only condition and options with a performance condition as of December 31, 2023 was $24,586,179 and $3,000,000, respectively. For the options with a service only condition, the cost is expected to be recognized over a weighted average period of 1.72 years.

As of December 31, 2023, the Company has 2,592,616 stock options outstanding included within the service condition awards that have market based vesting conditions if the closing price of the Company’s Class A Common Stock is greater than or equal to $15.00 and $17.50, respectively (with 50% released at each target, or if the latter target is reached first, 100%) for a period of 20 trading days during any 30 trading-day period.

As of December 31, 2023, the Company has determined that it is not probable that the conditions related to the performance-based stock options will be met, and therefore, the Company has not recognized the related expense in the consolidated statement of operations.

The weighted average grant date fair value of the outstanding options with a service only condition and options with a performance condition as of December 31, 2023 was $1.11 and $8.37, respectively.

Rights to Contingent Consideration

In connection with the acquisition of Callin as described in Note 3, the Company was required to replace unvested options, unvested series FF preferred shares, and restricted common stock held by continuing employees of Callin with a right to receive contingent consideration. If the underlying contingencies are met, the obligation will be satisfied by the issuance of shares of Class A Common Stock. In addition, as described in Note 3, two of the contingent consideration tranches are dependent on one selling shareholder providing services to the Company.

Where rights to receive contingent consideration were issued to replace unvested awards of the acquired company, the Company has allocated an amount to consideration based on the fair value of the original award at the acquisition date. The amount allocated is based on the period of time vested as of the acquisition date in relation to the greater of the vesting period of the original award and the total service requirement as per the below. The difference between the fair value of the new award on the acquisition date and the amount allocated to consideration is post-combination expense, as laid out below:

Fair value
Allocated to consideration	$15,578
Allocated to post-combination services	5,941,563
Total fair value of rights	$5,957,141

During the year ended December 31, 2023, share-based compensation expense of $2,478,040 was recognized in the consolidated statement of operations related to the rights to contingent consideration (2022 – $nil).

As of December 31, 2023, there was $2,169,365 and $1,240,239 of total unrecognized compensation cost related to rights with a service only condition, and rights with a performance condition, respectively. That cost is expected to be recognized over a weighted average period of 1.20 and 1.33 years, respectively.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

15.    Loss per Share

Basic loss per share is computed by dividing net loss attributable to the Company by the weighted-average number of Class A and Class C Common Stock issued and outstanding, excluding those held in escrow as these are contingently issuable shares and have been excluded from the calculation during the year ended December 31, 2023, and 2022. Shares of Class D Common Stock do not share in earnings and not participating securities (i.e., non-economic shares) and therefore, have been excluded from the calculation of weighted-average number of shares outstanding.

Diluted loss per share is computed giving effect to all potentially dilutive shares. Diluted loss per share for all periods presented is the same as basic loss per share as the inclusion of potentially issuable shares would be antidilutive.

16.    Commitments and Contingencies

Commitments

The Company has non-cancelable contractual commitments of approximately $113 million as of December 31, 2023, which are primarily related to programming and content, leases, and other service arrangements. The majority of commitments will be paid over three years commencing in 2024.

Legal Proceedings

In the normal course of business, to facilitate transactions in services and products, the Company indemnifies certain parties. The Company has agreed to hold certain parties harmless against losses arising from a breach of representations or covenants, or out of intellectual property infringement or other claims made against certain parties. Several of these agreements limit the time within which an indemnification claim can be made and the amount of the claim. In addition, the Company has entered into indemnification agreements with its officers and directors, and its bylaws contain similar indemnification obligations to its agents.

Furthermore, many of the Company’s agreements with its customers and partners require the Company to indemnify them for certain intellectual property infringement claims against them, which would increase costs as a result of defending such claims, and may require that we pay significant damages if there were an adverse ruling in any such claims. Customers and partners may discontinue the use of the Company’s services and technologies as a result of injunctions or otherwise, which could result in loss of revenues and adversely impact the business.

It is not possible to make a reasonable estimate of the maximum potential amount under these indemnification agreements due to the unique facts and circumstances involved in each particular agreement. As of December 31, 2023 and 2022, there were no material indemnification claims that were probable or reasonably possible.

As of December 31, 2023, Rumble had received notification of several claims: 1) a lawsuit against the Company and one of its shareholders seeking a variety of relief including rescission of a share redemption sale agreement with the Company or damages alleged to be worth $419.0 million; 2) a patent infringement lawsuit against the Company, which later settled without any payment to the plaintiff; and 3) two putative class action lawsuits alleging violations of the Video Privacy Protection Act, one of which was dismissed voluntarily, the other of which was dismissed by a federal district court, then voluntarily dismissed on appeal without any exchange of consideration.

The Company is defending the claims and considers that the likelihood that it will be required to make a payment to plaintiffs to be remote.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

17.    Fair Value Measurements

The following table summarizes the liabilities measured at fair value on a recurring basis:

	2023
	Level 1	Level 2	Level 3
	Warrant Liability	Marketable Securities	Contingent Consideration
December 31, 2022	$10,062,500	$1,100,000	$—
Recognized in the Callin acquisition	—	—	3,491,741
Change in fair value	(2,365,895)	35,200	(1,922,381)
December 31, 2023	$7,696,605	$1,135,200	$1,569,360
	2022
	Level 1	Level 2	Level 3
	Warrant Liability	Marketable Securities	Contingent Consideration
December 31, 2021	$—	$—	$—
Issued term deposits	—	1,100,000	—
Issued in the Qualifying Transaction	31,073,000	—	—
Change in fair value	(21,010,500)	—	—
December 31, 2022	$10,062,500	$1,100,000	$—

Warrant liability

Warrant liability consists of warrants issued by the Company in public offerings, private placements, and forward purchase contracts. As of December 31, 2023, the number of warrants outstanding and weighted-average exercise price were 8,050,000 warrants and $11.50, respectively (December 31, 2022 – 8,050,000 and $11.50). The warrants are exercisable and will expire on September 16, 2027, or earlier upon redemption or liquidation. All warrants are publicly traded.

Contingent consideration

The contingent consideration liability arose during the year from the Callin acquisition, refer to Note 3 for additional details. The decrease in fair value during the year is attributable to changes in the Company’s stock price.

18.    Credit and Concentration Risks

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company is exposed to credit risk resulting from the possibility that a customer or counterparty to a financial instrument defaults on their financial obligations or if there is a concentration of transactions carried out with the same counterparty. Financial instruments that potentially subject the Company to concentrations of credit risk include cash, cash equivalents, marketable securities and accounts receivable.

The Company’s cash, cash equivalents, and marketable securities are held in reputable banks in its country of domicile and management believes the risk of loss to be remote. We maintain cash balances that exceed the insured limits by the Federal Deposit Insurance Corporation and the Canada Deposit Insurance Corporation.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

18.    Credit and Concentration Risks (cont.)

The Company is exposed to credit risk in the event of default by its customers. Accounts receivables are recorded at the invoiced amount, do not bear interest, and do not require collateral. For the year ended December 31, 2023, one customer accounted for $36,973,000 or 46% of revenue (2022 – $17,686,000 or 45%). As of December 31, 2023, one customer accounted for 35% of accounts receivable (2022 – 66%), which has been collected in the month of January 2024.

19.    Related Party Transactions

The Company’s related parties include directors, shareholders and key management.

Compensation to related parties totaled $13,008,425 for the year ended December 31, 2023 (2022 – $7,060,916), of which the Company paid share-based compensation to key management amounting to $8,046,363 (2022 – $1,569,754).

The Company has a vendor relationship with Cosmic Inc. and Kosmik Development Skopje doo (“Cosmic”) to provide content moderation and software development services. Cosmic is controlled by Mr. Pavlovski and Mr. Milnes, each of whom holds a significant number of Rumble shares. The Company incurred related party expenses for these services of $2,849,600 during the year ended December 31, 2023 (2022 – $1,692,960).

As of October 25, 2021, the Company was owed $390,000 from related parties pursuant to a loan carrying an interest rate of 0.19% per annum. The loan was originally incurred in connection with the purchase of a Company subsidiary’s domain name. During the year ended December 31, 2023, the outstanding loan was repaid in full through the holdback and surrender of 26,731 shares of Class A Common Stock which the borrower was otherwise entitled to receive.

There were no other related party transactions during these periods.

20.    Segment Information

Disclosure requirements about segments of an enterprise establish standards for reporting information regarding operating segments in annual financial statements. These requirements include presenting selected information for each segment. Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding how to allocate resources and assess performance. The Company’s chief decision-maker is its chief executive officer. The Company and its chief decision-maker view the Company’s operations and manage its business as one operating segment.

The following presents the revenue by geographic region:

	2023	2022
United States	$74,439,470	$37,412,270
Canada	1,042,983	502,221
Other	5,480,998	1,469,793
	$80,963,451	$39,384,284

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars)
For the years ended December 31, 2023 and 2022

20.    Segment Information (cont.)

The Company tracks assets by physical location. Long-lived assets consists of property and equipment, net, and are shown below:

	2023	2022
United States	$19,334,231	$8,401,351
Canada	355,756	442,881
	$19,689,987	$8,844,232

21.    Subsequent Events

In accordance with ASC 855, the Company’s management reviewed all material events through March 27th, 2024, and there were no material subsequent events other than those disclosed above.